                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement


[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             Pete's Brewing Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.


[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.



     (1)  Title of each class of securities to which transaction applies:



     (2)  Aggregate number of securities to which transaction applies:



     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



     (4)  Proposed maximum aggregate value of transaction:



     (5)  Total fee paid:



[X]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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


                             PETE'S BREWING COMPANY

                                514 HIGH STREET
                          PALO ALTO, CALIFORNIA 94301


                                 June 24, 1998


DEAR SHAREHOLDER:


     You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Pete's Brewing Company, a California corporation ("Pete's" or the "Company"), to be held on Tuesday, July 21, 1998, at 10:00 a.m., local time, at the Sheraton Palo Alto (formerly the Holiday Inn Palo Alto), 625 El Camino Real, Palo Alto, California 94301.


     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 22, 1998 (the "Merger Plan") among PBC Holdings, Inc., a Texas corporation ("Parent"), PBC Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Parent ("Merger Sub"), The Gambrinus Company, a Texas corporation, and the Company and a related Agreement of Merger between Parent, Merger Sub and the Company (the "Merger Agreement" and, collectively with the Merger Plan, the "Merger Agreements"), and to approve consummation of the merger of Merger Sub with and into the Company (the "Merger"), pursuant to which (a) the Company will be the surviving corporation and will become a wholly-owned subsidiary of Parent and (b) each outstanding share of Common Stock, no par value per share, of the Company and the accompanying preferred share purchase right issued pursuant to the terms of the Preferred Shares Rights Agreement dated as of November 25, 1996 between the Company and Norwest Bank Minnesota, N.A. as Rights Agent, as amended, will be converted into the right to receive $6.375 in cash, without interest (the "Merger Consideration"). If the Merger is consummated, the Company's shareholders would no longer hold any interest in the Company following the Merger. Consummation of the Merger is conditioned upon, among other things, the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote at the Special Meeting.

     The foregoing items of business are more fully described in the Proxy Statement and Notice of Special Meeting of Shareholders accompanying this letter. Details of the Merger Agreements, the Merger and other important information concerning the Company appear in the accompanying Proxy Statement. Please give this material your careful attention.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, HAS APPROVED THE MERGER AGREEMENTS AND CONSUMMATION OF THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENTS AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. THEREFORE, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE BY THE SHAREHOLDERS OF THE COMPANY FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENTS AND APPROVAL OF CONSUMMATION OF THE MERGER.

     The Company's Board of Directors has received an opinion of Morgan Stanley & Co. Incorporated, the Company's financial advisor, that, as of the date of such opinion, the Merger Consideration to be received by the holders of the Company's Common Stock pursuant to the Merger Agreements is fair from a financial point of view to such holders. A copy of this opinion is included as Appendix C to the enclosed Proxy Statement.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying Proxy Card and return it in the enclosed postage-prepaid envelope. You may revoke your Proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your Proxy Card. Your prompt cooperation will be greatly appreciated.


                                          Sincerely,

                                          /s/ Jeffrey A. Atkins
                                          ---------------------
                                          JEFFREY A. ATKINS
                                          Secretary


Palo Alto, California

June 24, 1998

                             PETE'S BREWING COMPANY
                                514 HIGH STREET

                          PALO ALTO, CALIFORNIA 94301
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 21, 1998


To the Shareholders of
  PETE'S BREWING COMPANY:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of PETE'S BREWING COMPANY, a California corporation ("Pete's" or the "Company"), will be held on Tuesday, July 21, 1998 at 10:00 a.m., local time, at the Sheraton Palo Alto (formerly the Holiday Inn Palo Alto), 625 El Camino Real, Palo Alto, California 94301, for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 22, 1998 (the "Merger Plan"), among PBC Holdings, Inc., a Texas corporation ("Parent"), PBC Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Parent ("Merger Sub"), The Gambrinus Company, a Texas Corporation, and the Company, and a related Agreement of Merger between Parent, Merger Sub and the Company (the "Merger Agreement" and, collectively with the Merger Plan, the "Merger Agreements"), and to approve consummation of the merger of Merger Sub with and into the Company (the "Merger"), pursuant to which (a) the Company will be the surviving corporation and will become a wholly-owned subsidiary of Parent and (b) each outstanding share of Common Stock, no par value per share, of the Company and the accompanying preferred share purchase right issued pursuant to the terms of the Preferred Shares Rights Agreement dated as of November 25, 1996 between the Company and Norwest Bank Minnesota, N.A. as Rights Agent, as amended, will be converted into the right to receive $6.375 in cash, without interest. If the Merger is consummated, the Company's shareholders would on longer hold any interest in the Company following the Merger.

          2. To transact such other business as may properly come before the Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or before any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement and the appendices thereto, including the Merger Agreements, accompanying this Notice. Any action may be taken on any of the foregoing proposals at the Special Meeting on the date specified above or any date to which the Special Meeting may be properly adjourned.


     Only shareholders of record at the close of business on June 12, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. Approval and adoption of the Merger Agreements and approval of the consummation of the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote at the Special Meeting.


     In the event that there are not sufficient votes to approve and adopt the Merger Agreements and approve the consummation of the Merger, it is expected that the Special Meeting will be adjourned in order to permit further solicitation of proxies by the Company.

     All shareholders are cordially invited to attend the Special Meeting in person. However, to ensure your representation at the Special Meeting you are urged to mark, sign, date and return the enclosed Proxy Card as promptly as possible in the postage prepaid envelope enclosed for that purpose. If the accompanying Proxy Card is properly executed and returned to the Company in time to be voted at the Special Meeting and not revoked, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR approval and adoption of the Merger Agreements and approval of consummation of the Merger.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). See the section of the Proxy Statement entitled "Information Concerning the Special Meeting -- Revocation of Proxies."



                                          Sincerely,

                                          /s/ Jeffrey A. Atkins
                                          ---------------------
                                          JEFFREY A. ATKINS
                                          Secretary


Palo Alto, California

June 24, 1998


TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                             PETE'S BREWING COMPANY

                                514 HIGH STREET
                          PALO ALTO, CALIFORNIA 94301
                            ------------------------

                                PROXY STATEMENT
                            ------------------------


     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Pete's Board") of Pete's Brewing Company, a California corporation (together with its subsidiary, "Pete's" or the "Company") to be used at the Special Meeting of Shareholders (the "Special Meeting") to be held on Tuesday, July 21, 1998, at 10:00 a.m., local time, and at any adjournment or postponement thereof, at the Sheraton Palo Alto (formerly the Holiday Inn Palo Alto), 625 El Camino Real, Palo Alto, California 94301.


     The purposes of the Special Meeting are: (i) to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 22, 1998 (the "Merger Plan"), among PBC Holdings, Inc., a Texas corporation ("Parent"), PBC Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Parent ("Merger Sub"), The Gambrinus Company, a Texas corporation ("Gambrinus"), and the Company and a related Agreement of Merger between Parent, Merger Sub and the Company (the "Merger Agreement" and, collectively with the Merger Plan, the "Merger Agreements"), and to approve consummation of the merger of Merger Sub with and into the Company (the "Merger") and (ii) to transact such other business as may properly come before the Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or before any adjournments thereof. See "Information Concerning the Special Meeting -- Purpose of Special Meeting."


     Pursuant to the Merger Agreements, copies of which are attached to this Proxy Statement as Appendix A and Appendix B, Merger Sub will merge with and into the Company, with the Company remaining as the surviving corporation (the "Surviving Corporation"). As more fully described herein under "The Merger and Related Transactions," the result of the Merger will be that the Company will be acquired by, and become a wholly-owned subsidiary of, Parent and each issued and outstanding share of common stock, no par value per share, of the Company (the "Pete's Common Stock") and the accompanying preferred share purchase right issued pursuant to the terms of the Preferred Shares Rights Agreement dated as of November 25, 1996, between the Company and Norwest Bank Minnesota, N.A. as Rights Agent, as amended (a "Pete's Right" issued pursuant to the "Rights Plan"), will be converted into the right to receive six dollars and thirty-seven and one-half cents ($6.375) in cash, without interest (the "Merger Consideration"). If the Merger is consummated, the Company's shareholders would no longer hold any interest in the Company following the Merger. Parent intends to finance the Merger from borrowings under credit facilities for which it (through its affiliate Gambrinus) has obtained commitments. The obligations of Parent and Merger Sub to consummate the Merger are subject to certain conditions. See "The Merger and Related Transactions."


     THE BOARD OF DIRECTORS OF THE COMPANY HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, HAS APPROVED THE MERGER AGREEMENTS AND CONSUMMATION OF THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENTS AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. THEREFORE, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE BY THE SHAREHOLDERS OF THE COMPANY FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENTS AND APPROVAL OF CONSUMMATION OF THE MERGER. SEE "THE MERGER AND RELATED TRANSACTIONS -- BOARD RECOMMENDATION."


     The affirmative vote of the holders of a majority of the shares of Pete's Common Stock outstanding on June 12, 1998 (the "Record Date") is required for approval and adoption of the Merger Agreements and approval of consummation of the Merger (the "Company Shareholder Approval"). See "The Merger and Related Transactions -- Conditions to the Merger." Only holders of record of shares of Pete's Common Stock on the Record Date are entitled to notice of and to vote at the Special Meeting or at any adjournment thereof. Certain of the directors and the executive officers of Pete's have agreed to vote all shares of Pete's Common Stock over which such director or executive officer has voting control in favor of approval and adoption of the

Merger Agreements and approval of consummation of the Merger and have executed irrevocable proxies in connection therewith. As of the Record Date, such directors and executive officers and their affiliates owned approximately 20.6% of the outstanding shares of Pete's Common Stock (approximately 21.5% assuming the exercise of all vested options held by such persons and approximately 20.7% assuming exercise of only such vested options that have exercise prices per share less than or equal to the Merger Consideration). See "Information Concerning the Special Meeting -- Vote Required and Certain Voting Information," "-- Record Date; Outstanding Shares; and Principal Shareholders" and "The Merger and Related Transactions -- Voting Agreements."


     To ensure your representation at the Special Meeting, please sign and date the accompanying Proxy Card and promptly return it to the Company in the enclosed postage-prepaid, addressed envelope, even if you plan to attend the Special Meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENTS AND APPROVE CONSUMMATION OF THE MERGER. See "Information Concerning the Special Meeting -- Quorum; Abstentions and Broker Non-Votes."

     Holders of Pete's Common Stock who vote against the proposal to approve and adopt the Merger Agreements and consummation of the Merger may, under certain circumstances and by following procedures prescribed by the California General Corporation Law, exercise dissenters' rights. The failure of a dissenting Pete's shareholder to follow the appropriate procedures, including voting against the proposal to approve and adopt the Merger Agreements and approve consummation of the Merger, may result in the termination or waiver of such rights. A copy of the California General Corporation Law relating to dissenters' rights is attached to this Proxy Statement as Appendix D. See "The Merger and Related Transactions -- Rights of Dissenting Shareholders."


     The enclosed Proxy Card, the accompanying Notice of Special Meeting of Shareholders and this Proxy Statement are first being mailed to shareholders of the Company on or about June 24, 1998.



               The date of this Proxy Statement is June 24, 1998

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    5
SUMMARY.....................................................    6
     Parties to the Merger..................................    6
     The Proposed Merger....................................    7
     Information Concerning the Special Meeting.............    7
     Reasons for the Merger and Recommendation of the Board     8
      of Directors..........................................
     Opinion of Financial Advisor...........................    9
     The Merger and Related Transactions....................    9
     Stock Price Information................................   15
INFORMATION CONCERNING THE SPECIAL MEETING..................   16
     Time, Date and Place...................................   16
     Purpose of the Special Meeting.........................   16
     Record Date; Outstanding Shares; and Principal            16
      Shareholders..........................................
     Quorum; Abstentions and Broker Non-Votes...............   19
     Vote Required and Certain Voting Information...........   19
     Proxies................................................   19
     Revocation of Proxies..................................   20
     Proxy Solicitation.....................................   20
THE MERGER AND RELATED TRANSACTIONS.........................   21
     General................................................   21
     Conversion of Shares, Options and Warrants.............   21
     Amendment of Rights Agreement..........................   22
     Background of the Merger...............................   22
     Reasons for the Merger.................................   26
     Board Recommendation...................................   28
     Opinion of Financial Advisor...........................   28
     Conditions to the Merger...............................   30
     Closing................................................   31
     Representations, Warranties and Covenants..............   31
     Limitations on Negotiations............................   32
     Termination, Amendments and Waivers....................   33
     Fees and Expenses; Termination Fee.....................   34
     Voting Agreements......................................   35
     Interests of Certain Persons in the Merger.............   36
     Regulatory Matters.....................................   38
     Certain Federal Income Tax Considerations..............   38
     Accounting Treatment...................................   39
     Rights of Dissenting Shareholders......................   39
     Surrender of Pete's Common Stock Certificates..........   40
CERTAIN INFORMATION REGARDING GAMBRINUS, PARENT AND MERGER     41
  SUB.......................................................
     PBC Holdings, Inc. ("Parent")..........................   41
     PBC Acquisition Corp. ("Merger Sub")...................   41
     The Gambrinus Company ("Gambrinus")....................   42

                                                              PAGE
                                                              ----
CERTAIN INFORMATION REGARDING PETE'S........................   42
     Business...............................................   42
     Selected Consolidated Financial Data...................   54
     Management's Discussion and Analysis of Financial         55
      Condition and Results of Operations...................
     Consolidated Financial Statements (see page F-1)
SHAREHOLDER PROPOSALS.......................................   65
OTHER MATTERS...............................................   65
ADJOURNMENT OF THE SPECIAL MEETING..........................   65
EXPERTS.....................................................   65
PETE'S BREWING COMPANY CONSOLIDATED FINANCIAL STATEMENTS....  F-1
Appendix A  Agreement and Plan of Merger dated as of May 22,
            1998 by and among PBC Holdings, Inc., PBC
            Acquisition Corp., The Gambrinus Company and
            Pete's Brewing Company
Appendix B  Form of Agreement of Merger by and among PBC
            Holdings, Inc., PBC Acquisition Corp. and Pete's
            Brewing Company
Appendix C  Opinion of Morgan Stanley & Co. Incorporated
Appendix D  Excerpt From California General Corporation Law
            Relating to Dissenters Rights

                             AVAILABLE INFORMATION


     Pete's is subject to the informational requirements of the Securities and Exchange Commission (the "Commission") and in accordance therewith files reports, proxy statements, and other information in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov." In addition, the Pete's Common Stock is listed on the Nasdaq National Market ("Nasdaq") and material filed by Pete's can be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street N.W., Washington, D.C. 20006.


     All information contained in this Proxy Statement relating to Gambrinus, Parent, Merger Sub and their affiliates has been supplied by Gambrinus, and all information in this Proxy Statement relating to Pete's and its affiliates has been supplied by Pete's.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement and the Appendices hereto and is qualified in its entirety by the more detailed information and consolidated financial statements contained in this Proxy Statement and the Appendices hereto. Shareholders of Pete's are urged to read this Proxy Statement and the accompanying Appendices in their entirety.

     This Proxy Statement includes "forward looking statements" within the meaning of Section 21E of the Exchange Act. All of the statements contained in this Proxy Statement, other than statements of historical fact, should be considered forward looking statements. There can be no assurance that expectations expressed in these forward looking statements will prove to have been correct. Certain important factors that could cause actual results to differ materially from the Company's expectations (the "Cautionary Statements") are disclosed in this Proxy Statement, including, without limitation, in "Certain Information Regarding Pete's -- Management's Discussion and Analysis of Financial Condition and Result of Operations -- Factors Affecting Future Results." All subsequent written and oral forward looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such Cautionary Statements. The Company undertakes no obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date hereof.

PARTIES TO THE MERGER

     Pete's Brewing Company (together with its subsidiary, "Pete's" or the "Company"). Pete's is the second largest major domestic craft brewer in the United States. The Company currently markets its nine distinctive full-bodied beers in 49 states, the District of Columbia and the United Kingdom under the "Pete's" brand name. Pete's Wicked Ale, the Company's flagship beer, has won 22 awards for excellence since it was introduced in 1986. In addition, Pete's currently markets Pete's Signature Pilsner, Pete's Honey Wheat and Pete's Strawberry Blonde and Pete's Oktoberfest. In 1997, Pete's completed its calendar of seasonal offerings with the introduction of Pete's Springfest to provide a seasonal bridge between Pete's Summer Brew and Pete's Winter Brew. In addition, in response to varying consumer preferences, the Company has diversified its product line by introducing and marketing a new beer, Pete's ESP Lager, in March 1998. Since inception, Pete's has taken advantage of the excess capacity in the domestic brewing industry by utilizing breweries of independent companies to custom brew the Company's beers under the Company's on-site supervision and pursuant to the Company's proprietary recipes. Pursuant to such strategy, the Company custom brews all of its beers at the breweries of The Stroh Brewery Company ("Stroh").

     Pete's was incorporated in California in April 1986. The Company's executive offices are located at 514 High Street, Palo Alto, California 94301, and its telephone number at that location is (650) 328-7383. See "Certain Information Regarding Pete's."

     PBC Holdings, Inc. ("Parent"). Parent is a Texas corporation wholly-owned by Carlos Alvarez, the sole shareholder of The Gambrinus Company. Parent was recently organized for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the proposed Merger. Parent's executive offices are located at 14800 San Pedro Ave., Suite 300, San Antonio, TX 78232 and its telephone number at that location is
(210) 490-9128.

     PBC Acquisition Corp. ("Merger Sub"). Merger Sub is a Texas corporation and a wholly-owned subsidiary of Parent recently organized by Parent for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the proposed Merger. Merger Sub's executive offices are located at 14800 San Pedro Ave., Suite 300, San Antonio, TX 78232 and its telephone number at that location is (210) 490-9128.

     The Gambrinus Company ("Gambrinus"). Gambrinus is a Texas corporation which was formed in 1986 and, like Parent, is wholly owned by Carlos Alvarez. Gambrinus is engaged in the business of importing, brewing, marketing and selling various beers. Gambrinus had gross revenues in 1997 in excess of $340 million. It is the exclusive importer of Corona Extra and other beer products brewed by Cerveceria Modelo S.A. de C.V. of Mexico for a territory including Texas, plus 24 other states and the District of Columbia in the eastern half of the United States. Recently, Corona has become the top-selling imported beer in the United States, surpassing Heineken. In addition, Gambrinus is the exclusive importer in the United States for Moosehead Lager beer which is brewed in Canada. Gambrinus owns the Spoetzl Brewery located in Shiner, Texas where it brews a number of craft-brewed Shiner brand beer products, including Shiner Bock. An affiliate of Gambrinus owns the Bridgeport Brewing Co. of Portland, Oregon. Gambrinus is a party to the Merger Plan for the purpose of assuring performance by Parent and Merger Sub. The executive offices of Gambrinus are located at 14800 San Pedro Avenue, Suite 300, San Antonio, Texas 78232 and its telephone number at that location is (210) 490-9128.

THE PROPOSED MERGER


     Parent, Merger Sub, Gambrinus and Pete's have entered into the Merger Plan, whereby Merger Sub will be merged with and into Pete's, resulting in Pete's becoming a wholly-owned subsidiary of Parent. See "The Merger and Related Transactions." Upon consummation of the Merger, each then outstanding share of Pete's Common Stock and the accompanying preferred share purchase right issued pursuant to the terms of the Preferred Shares Rights Agreement dated as of November 25, 1996, between Pete's and Norwest Bank Minnesota, N.A. as Rights Agent, as amended (the "Rights Agreement", and the purchase rights, the "Pete's Rights"), will be automatically converted into the right to receive the $6.375 in cash, without interest thereon (the "Merger Consideration"). If the merger is consummated, the Company's shareholders will no longer hold any interest in Pete's. Parent intends to finance the Merger from borrowings under credit facilities for which it (through its affiliate Gambrinus) has obtained commitments.



     In addition, each outstanding option under the Company's 1986 Stock Option Plan, 1995 Stock Option Plan, 1995 Director Option Plan and all other stock-based incentive plans or arrangements of the Company other than the Company's 1995 Employee Stock Purchase Plan (the "Option Plans") will, in connection with the Merger, automatically vest and become exercisable in full. Upon consummation of the Merger, each then outstanding option under the Option Plans will be canceled, and the holder of each such canceled option will be entitled to receive a cash sum per vested share of Pete's Common Stock equal to the Merger Consideration less the exercise price per share under that option. The Option Plans will terminate upon consummation of the Merger. As of the Record Date, options to purchase an aggregate of 2,017,152 shares of Pete's Common Stock under the Stock Option Plans were outstanding, of which, options to purchase an aggregate of 374,487 shares of Pete's Common Stock had exercise prices per share less than or equal to the Merger Consideration.


     Each warrant outstanding at the Effective Time to purchase shares of Pete's Common Stock will be canceled at the Effective Time.

     The Rights Agreement has been amended so that it is inapplicable to the Merger Plan and the Merger and it expires immediately prior to the consummation of the Merger.

     Following the Merger, Pete's will continue its operations as a wholly-owned subsidiary of Parent and the shares of Pete's Common Stock will cease to be registered under the Exchange Act and will cease to be publicly traded. See "The Merger and Related Transactions -- Operations Following the Merger -- General" and "-- Conversion of Shares; Options and Warrants."

INFORMATION CONCERNING THE SPECIAL MEETING


     Date, Time and Place of Special Meeting. A Special Meeting of the shareholders of Pete's will be held on Tuesday, July 21, 1998, at 10:00 a.m., local time, at the Sheraton Palo Alto (formerly the Holiday Inn Palo Alto), 625 El Camino Real, Palo Alto, California 94301. See "Information Concerning the Special Meeting -- Time, Date and Place."


     Purpose of Special Meeting. The purpose of the Special Meeting is: (i) to consider and vote upon a proposal to approve and adopt the Merger Agreements and to approve consummation of the Merger, and (ii) to transact such other business as may properly come before the Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or before any adjournments thereof. See "Information Concerning the Special
Meeting -- Purpose of the Special Meeting."

     Record Date; Shares Entitled to Vote. Only shareholders of record as of the close of business on June 12, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were 10,840,149 shares of Pete's Common Stock outstanding and entitled to vote, which were held by approximately 494 holders of record. See "Information Concerning the Special Meeting -- Record Date; Outstanding Shares; and Principal Shareholders."



     Quorum; Abstentions and Broker Non-Votes. The required quorum for the transaction of business at the Special Meeting is a majority of the shares of Pete's Common Stock outstanding as of the Record Date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval and adoption of the Merger Agreements and consummation of the Merger require the affirmative vote of the holders of a majority of the outstanding shares of Pete's Common Stock entitled to vote at the Special Meeting, abstentions and broker non-votes will have the same effect as votes against approval and adoption of the Merger Agreements and approval of consummation of the Merger. See "Information Concerning the Special
Meeting -- Quorum; Abstentions and Broker Non-Votes."


     THE ACTIONS PROPOSED IN THIS PROXY STATEMENT ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF PETE'S COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

     Vote Required and Certain Voting Information. Approval and adoption of the Merger Agreements and approval of consummation of the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of Pete's Common Stock entitled to vote at the Special Meeting. See "Information Concerning the Special Meeting -- Vote Required and Certain Voting Information."


     As of the Record Date, directors and executive officers of the Company and their affiliates owned approximately 20.6% of the outstanding shares of Pete's Common Stock (29.6% assuming exercise of all options held by such persons which are presently exercisable or will become exercisable within 60 days of the Record Date and 21.1% assuming exercise of only such options as have exercise prices per share less than or equal to the Merger Consideration). See "Record Date; Outstanding Shares; and Principal Shareholders." Certain directors and executive officers have entered into Stockholder Agreements with Parent, pursuant to which each such holder has agreed to vote his or her shares in favor of approval of the Merger Agreements, the Merger, any other actions contemplated by the Merger Agreements and any matter that could reasonably be expected to facilitate the Merger. In addition, each such holder has, pursuant to the Stockholder Agreements, granted an irrevocable proxy to the President and the Secretary of Parent (and their successors) to vote such shares as aforesaid. The outstanding shares of Pete's Common Stock subject to the Shareholder Agreements represent 20.6% of the votes entitled to be cast by holders of shares of Pete's Common Stock as of the Record Date, 21.5% assuming exercise of all options held by parties to the Stockholder Agreements which are presently exercisable or will become exercisable within 60 days of the Record Date and 20.7% assuming exercise of only such options as have exercise prices per share less than or equal to the Merger Consideration. See "The Merger and Related Transactions -- Voting Agreements."


REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     Reasons for the Merger. The Pete's Board's decision to approve the Merger Agreements and the Merger was based, in large part, on its assessment that Pete's is engaged in an extremely competitive business. The Pete's Board believed that the craft beer segment in which the Company competes was in a period of minimal growth as a result of brand proliferation within the industry. The Pete's Board recognized that the Company's ability to execute its business plan, achieve sales growth and return to profitability in the craft beer segment may depend upon the Company's ability to achieve a greater scale through acquisition of other craft beer companies, or forming joint venture or other strategic distribution alliances. The Company's management, based upon discussions with other companies since August 1997, concluded that it was unlikely that the

Company would be able to achieve the desired scale through acquiring other craft beer companies or through the formation of a joint venture or other strategic distribution arrangement.

     The Board also recognized that in the absence of such a strategic acquisition or other arrangement, the Company may be required to downsize the Company's overhead structure to better match the anticipated reduced sales levels. However, management advised the Pete's Board that reducing the infrastructure of the Company could adversely impact the value of the Company from the perspective of a potential acquiror. In addition, Morgan Stanley's discounted cash flow analyses of Pete's based upon projections and assumptions provided by Pete's management, showed a range of present values per Pete's share of $5.59 to $6.88, with a present value at the midpoint of the discount rate and multiple ranges of $6.21, subject to the considerable risks associated with participating in a highly competitive industry.

     In addition, Pete's management, based upon discussions with other companies since November 1997 regarding a possible acquisition of Pete's and the efforts of Morgan Stanley to solicit interest of third parties in acquiring the Company, concluded that it was unlikely that in the near term any purchaser would be willing to pay a higher price than that to be received in the Merger and communicated this to the Pete's Board.

     Recommendation of the Board of Directors. The Pete's Board has approved the Merger Agreements and consummation of the Merger by the unanimous vote of all directors who considered and voted upon the Merger Agreements and the Merger and believes that the terms of the Merger Agreements and the Merger are fair to, and in the best interests of, Pete's and its shareholders. Therefore, the Pete's Board recommends a vote by the shareholders of the Company FOR approval and adoption of the Merger Agreements and approval of consummation of the Merger. Christopher T. Sortwell recused himself from discussions and votes by the Pete's Board with respect to the Merger due to a possible conflict of interest resulting from his position as an executive officer of The Stroh Brewery Company ("Stroh"), which brews all of the Company's beers. See "The Merger and Related Transactions -- Recommendation of the Board of Directors."

OPINION OF FINANCIAL ADVISOR


     Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the Pete's Board its opinion dated May 22, 1998 (the "Morgan Stanley Opinion") to the effect that, as of the date of such opinion, the Merger Consideration to be received by holders of Pete's Common Stock pursuant to the Merger is fair from a financial point of view to such holders. The full text of the Morgan Stanley Opinion, describing the assumptions made, matters considered and limitations on review undertaken in connection with such opinion, is attached to this Proxy Statement as Appendix C. SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. See "The Merger and Related Transactions -- Opinion of Financial Advisor."


THE MERGER AND RELATED TRANSACTIONS

  Conditions to the Merger


     In addition to the requirement that the requisite approval of Pete's shareholders be received, consummation of the Merger is subject to a number of other conditions that, if not satisfied or waived, may cause the Merger not to be consummated and the Merger Agreement to be terminated. Each party's obligation to consummate the Merger is conditioned on, among other things: the Company Shareholder Approval having been obtained; the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the accuracy of the other party's representations; the other party's performance of its covenants; and receipt from the other party of certain certificates, an opinion of the other party's counsel and such other documents as each may reasonably request; and the absence of legal action preventing consummation of the Merger. Parent's and the Merger Sub's obligations to consummate the Merger are also conditioned upon no more than 20% of the outstanding shares of Pete's Common Stock demanding appraisal rights; the Pete's Board not withdrawing or materially modifying its recommendation of adoption of the Merger and the Merger Agreements or approving or recommending any Takeover Proposal (as defined below under "Limitations on Negotiations"); and there having been no events which have caused or are reasonably likely to cause a Material Adverse Effect (as defined in "The Merger and Related Transactions -- Conditions to the Merger") on the Company, which event or effect has not been cured. At any time prior to the Merger, either party may waive compliance with any of the agreements or satisfaction of any of the conditions in the Merger Agreements. See "The Merger and Related Transactions -- Conditions to the Merger."


  Closing


     As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreements, Merger Sub and Pete's will file the Merger Agreement with the Secretary of State of California. The Merger will become effective upon such filing (the "Effective Time"). It is anticipated that, assuming all conditions are met, the Merger will occur and a closing will be held on July 21, 1998 (the "Closing Date"). See "The Merger and Related Transactions -- Closing."



     Following consummation of the Merger, a letter of transmittal with instructions for completion thereof will be mailed to each holder of record of Pete's Common Stock for use in exchanging Pete's Common Stock certificates and Vested Option Agreements for the Merger Consideration. HOLDERS OF PETE'S COMMON STOCK SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "The Merger and Related Transactions -- Surrender of Pete's Common Stock Certificates."


  Representations, Warranties and Covenants

     The Merger Plan contains various representations and warranties of the parties, including representations by Parent, Pete's and Merger Sub as to their respective organization and corporate power and their authority to enter into the Merger Agreements and to consummate the Merger. Pete's has covenanted that, until the termination of the Merger Plan or consummation of the Merger, it will carry on its business in the ordinary course and not take certain actions without Parent's consent. The Company also agreed to, as soon as practicable, hold a meeting of its shareholders for the purpose of obtaining shareholder approval of the Merger Agreements and the Merger, to recommend such approval to its shareholders, to solicit proxies from its shareholders for such approval at such meeting and to prepare and file with the Commission a proxy statement in respect of such solicitation. The Company has also agreed to allow Parent reasonable access between the date of the Merger Plan and the Effective Time to the Company's properties, books and records, securities and tax reports, schedules and filings and other financial and operating information. The Company, Parent and Merger Sub have agreed to notify one another of facts which would be likely to cause a material breach of a representation or warranty of the Merger Plan or the failure of a condition to the consummation of the Merger. The Company, Parent, Merger Sub and Gambrinus have agreed to use all commercially reasonable efforts necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Plan. See "The Merger and Related Transactions -- Representations, Warranties and Covenants."

  Limitations on Negotiations


     The Merger Plan provides that, from the date of the Merger Plan until the earlier of termination of the Merger Agreement or the Effective Time, the Company will not and will not authorize or permit any of its officers, directors, employees or agents or advisors to, solicit, initiate, knowingly encourage, participate in or take any actions reasonably likely to facilitate any Takeover Proposal (as defined below). The Pete's Board may, if its fiduciary duties to Pete's shareholders require and subject to a duty to notify Parent, furnish information concerning the Company and participate in discussions and negotiations regarding a Takeover Proposal that was not solicited after the date of the Merger Plan. "Takeover Proposal" is defined as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company and its subsidiaries taken as a whole (other than inventory in the ordinary course of business) or more than a 20% interest in the total voting securities of the Company, or any tender or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated in the Merger Plan.

     The Merger Plan also provides that the Pete's Board may not withdraw or modify (or publicly propose to) its approval or recommendation of the Merger and the Merger Agreements, approve or recommend (or publicly propose to) any Takeover Proposal or cause the Company to enter into any agreement in respect of a Takeover Proposal. The Pete's Board may, in respect of a Superior Proposal (as defined below), do any of the forgoing if the Pete's Board's fiduciary duties to Pete's shareholders so require and the Company complies with specified notice and waiting period requirements. A "Superior Proposal" is any bona fide Takeover Proposal made by a third party (i) on terms which the Pete's Board determines in its good faith judgement (based upon consultation with a nationally recognized investment banking firm) to be more favorable to the Company's shareholders than the Merger and (ii) for which any required financing is then committed or which, in the good faith judgement of the Pete's Board, is capable of being readily obtained by the third party. See "The Merger and Related
Transactions -- Limitations on Negotiations."

  Termination; Fees and Expenses; Breakup Fees


     Termination. The Merger Plan may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and Pete's. Either Parent or Pete's may terminate the Merger Plan if the Merger has not been consummated by September 30, 1998 (the "Cut-Off Date"); provided, that no party may rely on this termination provision if the delay was caused by such party's failure to perform its obligations under, or its wilful breach of a representation or warranty under, the Merger Plan; and provided further, that if the delay is caused solely due to the waiting period under the HSR Act, not having expired or been terminated or due to action of the Department of Justice or the United States Federal Trade Commission (the "FTC"), then such date shall be extended to December 31, 1998. Either party may terminate the Merger Plan if any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") enjoins, restrains or otherwise prohibits the Merger. Parent, in the case of a breach by the Company, and the Company in case of a breach by Gambrinus, Parent or Merger Sub, may terminate the Merger Plan prior to the Effective Time if the other party breaches a representation, warranty or covenant of the Merger Plan which results in a failure of a condition to nonbreaching party's obligation to close the Merger and the breach is not reasonably capable of being cured prior to the earlier of 15 days after giving notice to the breaching party of the breach or two business days prior to the Cut-Off Date. Parent or Merger Sub may terminate the Merger Plan if the Company fails to secure approval of the Merger from its shareholders. The Company may terminate the Merger Plan in accordance with the provisions regarding Takeover Proposals. See "The Merger and Related Transactions -- Termination, Amendments and Waivers."


     Fees and Expenses. All fees and expenses incurred in connection with the Merger Plan, the Merger and the transactions contemplated by the Merger Plan will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. See "The Merger and Related Transactions -- Fees and Expenses; Breakup Fees."


     Breakup Fees. The Company must pay a breakup fee of 2% of the aggregate Merger Consideration (the "Termination Fee") in certain circumstances. The Company must pay the Termination Fee if the Company terminates the Merger Plan pursuant to the No Solicitation provisions of the Merger Plan. The Company must also pay the Termination Fee if the Company enters into an Acquisition Agreement (as defined in "The Merger and Related Transactions -- Limitations on Negotiations") or recommends to its shareholders that they accept a tender offer or exchange offer within six months of termination of the Merger Plan under the following circumstances: (a) Parent or Merger Sub terminates the Merger Plan because the Company fails to obtain shareholder approval for the Merger or (b) at the time of any termination for failure to consummate the Merger by the Cut-Off Date or the Company's breach of a representation, warranty or covenant under the Merger Plan, there has been a public announcement of a proposal to effect a Company Acquisition (as defined in "The Merger and Related
Transactions -- Fees and Expenses; Termination Fee"). Additionally, if the Merger Plan is terminated because of a breach of a representation, warranty or covenant in the Merger Plan, the breaching party shall pay all of the expenses paid to third parties by the nonbreaching party in connection with the transaction, up to $500,000, if the breach has arisen out of the action or inaction of the breaching party. In the case of such a breach by the Company, the payment of these expenses will be credited to any Termination Fee owed. See "The Merger and Related Transactions -- Fees and Expenses; Breakup Fees."

  Voting Agreements

     On May 22, 1998, Parent entered into Stockholder Agreements with Pete S. Slosberg, Jeffrey A. Atkins, Stephen L. Cooke, Philip A. Marineau, Audrey MacLean, O' Rourke Investment Corporation and Hunter Hastings (the "Stockholder Agreements," with the "Insiders"). Pursuant to the Stockholder Agreements, each of the Insiders agreed to vote or consent his or her shares in favor of the Merger, the Merger Agreements and each of the other actions contemplated by the Merger Plan and against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Plan or the Stockholder Agreements. The Insiders have also agreed in the Stockholder Agreements to vote against any extraordinary corporate transaction, material asset sale, reorganization, recapitalization, dissolution, liquidation or any other material change in the Company's corporate structure or business or other action which is intended, or could reasonable be expected, to interfere with, delay or otherwise materially adversely affect the Merger and the transactions contemplated by the Stockholder Agreements and the Merger Plan. The Insiders irrevocably granted proxies to the Vice President and Secretary of Parent (and their successors) to vote the Insiders' shares in order to effectuate the forgoing and agreed not to grant any other proxies or powers of attorney, deposit shares into a voting trust or enter into voting agreements with respect to their shares of Pete's Common Stock.

     The Insiders also agreed in the Stockholder Agreements not to directly or indirectly solicit, initiate, facilitate, knowingly encourage, participate in discussions or negotiations regarding, or furnish any nonpublic information with respect to the Company for any Takeover Proposal; to cease any existing activities, discussions or negotiations with respect to any Takeover Proposal; and to notify Parent of any request for non-public information concerning the Company (except in the Ordinary Course of Business and not in connection with a possible Takeover Proposal) or of any Takeover Proposal. The Insiders further agreed that they will not: (a) directly or indirectly assign, transfer or otherwise dispose of, or offer, consent or agree to, or request the Company to register, a transfer of shares of Pete's Common Stock with respect to any of the foregoing prohibited activities or (b) take any action that would make any representation or warranty in the Stockholder Agreement untrue or incorrect or result in a breach by the Insider of its obligations under the Stockholder Agreement or a breach by the Company of its obligations under the Merger Plan. The Insiders waived any rights of appraisal or rights to dissent from the Merger. The covenants and agreements contained in the Stockholder Agreements terminate upon the earlier to occur of the Effective Time or the termination of the Merger Plan in accordance with its terms. See "The Merger and Related Transactions -- Voting Agreements."

  Interests of Certain Persons in the Merger
     Change of Control/Severance Arrangements

     Change of Control Bonuses: On April 22, 1998, the Pete's Board granted bonuses to Jeffrey A. Atkins, Scott Barnum, Donald W. Quigley and Omer Malchin in the amounts of $100,000, $67,500, $68,750 and $37,500, respectively, to provide an incentive for them to remain at the Company despite the likelihood of a business combination. The bonuses are payable upon the earlier of (i) September 30, 1998 or (ii) the consummation of a business combination involving the Company. The Board authorized an additional bonus of $50,000 for Mr. Atkins, payable on December 31, 1998 if, as of such date, Mr. Atkins is an employee of the Company. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger -- Change of Control/Severance Arrangements."


     Severance Plan: The Company maintains a Severance Plan that contains a standard severance component and a change of control component. Under the standard severance component, regular full-time employees who are involuntarily terminated for reduction in force or inability to perform are entitled to receive severance pay benefits determined based upon the employee's base salary (not including bonuses, incentives, awards, overtime or other miscellaneous pay) and length of service, with officers being entitled to a minimum benefit of eight week's salary. Under the change of control component, if certain change of control events occur and after any of such events an employee is terminated, forced to relocate more than 50 miles or is reclassified as an hourly employee, such employee is entitled to a severance benefit. The severance benefit is determined according to the same formula as the standard component, except that with bonuses and sales incentives are included in salary for purposes of calculating the benefit and there are minimum benefits of 1 year's pay for officers, six month's pay for directors and 3 month's pay for regular full time employees. The Merger will trigger the change of control component under this plan. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger -- Change of Control/Severance Arrangements."

     Forgivable Loans: The Company loaned Donald W. Quigley, Jr. and Omer Malchin $75,000 and $9,142.05, respectively, pursuant to promissory notes dated April 1, 1997 and January 21, 1997, respectively. The promissory notes were made to compensate Mr. Quigley for losses on the sale of a home and to compensate Mr. Malchin for loss of certain incentive benefits when they each joined the Company. The promissory notes provide that the loans are forgivable as to 25% of the principal amount on each of the first four anniversary dates of the making of such notes. In addition, the notes will become fully forgiven at the Effective Time. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger -- Change of Control/Severance Arrangements."


     Indemnification and Insurance. The Merger Plan provides that Gambrinus and Parent will cause the Surviving Corporation to honor the obligations of the Company with respect to indemnification agreements in effect at the Effective Time and the indemnification provisions of the Company's Articles of Incorporation or Bylaws in effect on the date of the Merger Plan. The Merger Plan also provides that Gambrinus, Parent or the Surviving Corporation shall maintain or extend the Company's existing officers' and directors' liability insurance ("D&O Insurance"), or other insurance with substantially equivalent coverage and amounts, for a period of not less than six years after the Effective Time; provided, that this obligation to continue D&O Insurance shall be satisfied by providing as much such insurance as can be obtained for an annual premium not exceeding 150% of the Company's average annual premium for such insurance for the years 1995, 1996 and 1997. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger -- Indemnification and Insurance."


     Pete Slosberg Agreements. The Company and Mr. Slosberg entered into an Independent Contractor Agreement, dated May 22, 1998 (the "Contractor Agreement"), and effective automatically at the Effective Time. The term of the Contractor Agreement is two years from the Effective Time and Mr. Slosberg will be paid $250,000 and $262,500 for the first and second years of service thereunder, respectively. Pursuant to the Contractor Agreement, Mr. Slosberg agreed to provide to Pete's, during each 12 month period during the term of the Contractor Agreement, 120 days of service in connection advertising and promotional activities. Mr. Slosberg has also agreed pursuant to the Contractor Agreement not to, with certain exceptions: (a) provide services for others if it interferes with his work for Pete's; (b) participate in any other services of any kind for any product or entity without the prior written consent of Pete's;
(c) engage in certain competitive activities; (d) interfere with relationships between Pete's and other persons or entities; or (e) disparage Pete's or its employees, customers, products and affiliates. Effective May 22, 1998, Mr. Slosberg and the Company entered into an Assignment of Intellectual Property and Nondisclosure Agreement (the "Assignment Agreement"). Pursuant to the Assignment Agreement, Mr. Slosberg assigned to Pete's all of his rights in and to all intellectual property used by Pete's in its business, which was created or authored by Mr. Slosberg or which uses Mr. Slosberg's name, signature, voice or likeness. Mr. Slosberg also agreed to keep confidential all trade secrets that he has learned as a result of his association with Pete's and which Pete's deems to be confidential. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger -- Pete Slosberg Agreements."


     Interests in Pete's Common Stock and Options. As of the Record Date, the officers and directors of Pete's and their affiliates owned an aggregate of 2,232,204 shares of Pete's Common Stock and will be entitled to receive the Merger Consideration with respect to such shares. In addition, certain of the Company's officers and directors hold options to purchase shares of Pete's Common Stock and will be entitled to receive the Merger Consideration less the exercise price of the option for each share of Common Stock covered by the options. Of such options, options to purchase an aggregate of 67,923 shares of Pete's Common Stock have exercise prices less than or equal to the Merger Consideration. See "Information Concerning the Special Meeting -- Record Date; Outstanding Shares; and Principal Shareholders." Such persons will receive the same Merger Consideration per share as all other shareholders and, other than the benefits described above in "Change of Control/Severance Arrangements," "Indemnification and Insurance" and "Pete Slosberg Agree-ments," will not receive any special or additional consideration for their shares of Pete's Common Stock or options. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger -- Interests in Pete's Common Stock and Options."

  Regulatory Approvals


     Pete's is not aware of any federal, state or foreign regulatory approvals that must be obtained in order to consummate the Merger, except that the Merger is reportable by Pete's and Parent under the HSR Act, and the rules promulgated thereunder by the FTC. The Merger may not be consummated until notifications have been given and certain information furnished to the FTC and the Antitrust Division of the United States Justice Department (the "Antitrust Division"), and specified waiting period requirements have been satisfied or waived. Pete's and Parent filed their respective Notification and Report Forms required under the HSR Act with the FTC and the Antitrust Division on June 5, 1998 and the applicable waiting period under the HSR Act was terminated early by the FTC on June 16, 1998. See "The Merger and Related Transactions -- Regulatory Matters."


  Certain Federal Income Tax Considerations

     As a result of the Merger, holders of shares of Pete's Common Stock generally will recognize capital gain or loss equal to the difference between the amount of cash received in the Merger or pursuant to the exercise of dissenter's rights and the adjusted tax basis of the shares of Pete's Common Stock exchanged therefor. Different tax rates may apply to certain shareholders depending on their holding period. PETE'S SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER. See "The Merger and Related Transactions -- Certain Federal Income Tax Considerations."

  Accounting Treatment

     The Merger is expected to be accounted for under the purchase method of accounting, with Parent as the acquiring party, in accordance with generally accepted accounting principles. See "The Merger and Related
Transactions -- Accounting Treatment."

  Rights of Dissenting Shareholders

     Holders of Pete's Common Stock who vote against the proposal to approve and adopt the Merger Agreements and consummation of the Merger may, under certain circumstances and by following procedures prescribed by the California General Corporation Law, exercise dissenters' rights and receive cash for their shares of Pete's Common Stock. The failure of a dissenting Pete's shareholder to follow the appropriate procedures, including voting against the proposal to approve and adopt the Merger Agreements and approve consummation of the Merger may result in the termination or waiver of such rights. A copy of the California General Corporation Law relating to Appraisal Rights is attached to this Proxy Statement as Appendix D. See "The Merger and Related Transactions -- Rights of Dissenting Shareholders."

STOCK PRICE INFORMATION

     The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "WIKD." The following table sets forth for the periods indicated, the high and low sale prices of the Pete's Common Stock.


                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR ENDED DECEMBER 31, 1996
  First Quarter.............................................  $20.00    $15.50
  Second Quarter............................................   21.00     14.50
  Third Quarter.............................................   15.25      7.00
  Fourth Quarter............................................    9.00      6.13
FISCAL YEAR ENDED DECEMBER 31, 1997
  First Quarter.............................................  $ 7.75    $ 5.02
  Second Quarter............................................    6.88      5.02
  Third Quarter.............................................    6.88      4.82
  Fourth Quarter............................................    5.88      3.94
FISCAL YEAR ENDING DECEMBER 31, 1998
  First Quarter.............................................  $ 4.75    $ 3.44
  Second Quarter (through June 19, 1998)....................    6.13      3.75



     On May 21, 1998, the last trading day before the public announcement of the execution of the Merger Agreement, the last reported sale price per share of the Pete's Common Stock on the Nasdaq National Market was $6.00. On June 19, 1998, the latest practicable trading day before the printing of this Proxy Statement for which information was obtainable, the last reported sale price per share of the Pete's Common Stock on the Nasdaq National Market was $5.75 per share. Pete's shareholders are urged to obtain current market quotations for the Pete's Common Stock. As of the Record Date, there were 494 shareholders of record of Pete's Common Stock.


     The Company has never paid cash dividends on its capital stock. Pursuant to the Merger Agreement, the Company has agreed not to pay cash dividends pending the consummation of the Merger, without the written consent of Parent. Subject to completion of the Merger, the Company currently intends to retain its future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

                   INFORMATION CONCERNING THE SPECIAL MEETING

TIME, DATE AND PLACE


     This Proxy Statement is being furnished to holders of the Pete's Common Stock in connection with the solicitation of proxies by the Pete's Board for use at the Special Meeting to be held at the Sheraton Palo Alto (formerly the Holiday Inn Palo Alto), 625 El Camino Real, Palo Alto, California 94301, on Tuesday, July 21, 1998, at 10:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders. This Proxy Statement, the accompanying Notice of Special Meeting of Shareholders and the enclosed Proxy Card are first being mailed to holders of Pete's Common Stock on or about June 24, 1998.


PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, shareholders of record of the Company as of the close of business on the Record Date, will be asked: (i) to consider and vote upon a proposal to approve and adopt the Merger Agreements and to approve consummation of the Merger and (ii) to transact such other business as may properly come before the Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or before any adjournments thereof.

RECORD DATE; OUTSTANDING SHARES; AND PRINCIPAL SHAREHOLDERS


     The Pete's Board has fixed June 12, 1998 as the Record Date for the determination of the shareholders of the Company entitled to notice of and to vote at the Special Meeting. Only holders of record of Pete's Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 10,840,149 shares of Pete's Common Stock outstanding and entitled to vote, which were held by approximately 494 holders of record. Each record holder of Pete's Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the shareholders of the Company at the Special Meeting.


     The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of the Record Date as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each person who served as the Chief Executive Officer of the Company and each of the next four most highly compensated executive officers during the fiscal year ended December 31, 1997 and (iv) all current directors and executive officers as a group.


          FIVE PERCENT SHAREHOLDERS, DIRECTORS                COMMON STOCK           APPROXIMATE
             AND CERTAIN EXECUTIVE OFFICERS                BENEFICIALLY OWNED    PERCENTAGE OWNED (1)
          ------------------------------------             ------------------    --------------------
The Stroh Brewery Company(2).............................      1,157,055                  9.6%
  100 River Place
  Detroit, MI 48207
Christopher T. Sortwell(2)...............................      1,157,055                  9.6
  100 River Place
  Detroit, MI 48207
DDJ Capital Management, LLC(3)...........................        917,570                  8.5
  141 Linden Street, Suite 4
  Wellesley, MA 02181
Audrey MacLean(4)........................................        862,995                  8.0
  21100 Saratoga Hills Road
  Saratoga, CA 95070
O'Rourke Investment Corporation(5).......................        774,055                  7.1
  12930 Saratoga Ave., Suite B-7
  Saratoga, CA 95070
Kevin O'Rourke(5)........................................        774,055                  7.1
  12930 Saratoga Ave., Suite B-7
  Saratoga, CA 95070

          FIVE PERCENT SHAREHOLDERS, DIRECTORS                COMMON STOCK           APPROXIMATE
             AND CERTAIN EXECUTIVE OFFICERS                BENEFICIALLY OWNED    PERCENTAGE OWNED (1)
          ------------------------------------             ------------------    --------------------
Pete S. Slosberg(6)......................................        596,100                  5.5
  514 High Street
  Palo Alto, CA 94301
Mark F. Bozzini(7).......................................        528,532                  4.9
James E. Collins(8)......................................        403,300                  3.7
Jeffrey A. Atkins(9).....................................         76,375                    *
Don W. Quigley, Jr.(10)..................................         41,667                    *
Scott Barnum(11).........................................         31,250                    *
Philip A. Marineau(12)...................................         20,750                    *
Omer Malchin(14).........................................         18,750                    *
Patrick Couteaux(13).....................................         18,591                    *
Hunter Hastings..........................................          1,000                    *
All current directors and officers as a group (12
  persons)(15)...........................................      3,624,188                 29.6


---------------
  *  Less than 1%

 (1) Applicable percentage of ownership is based on 10,840,149 shares of Common Stock outstanding as of the Record Date, together with applicable options and warrants for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days after the Record Date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.


 (2) Includes 1,140,284 shares of Common Stock which may be acquired upon exercise of a warrant held by Stroh of which Mr. Sortwell is Executive Vice President and Chief Financial Officer, and for which he may be deemed to have voting and investment power, and 14,271 shares of Common Stock which may be acquired by Mr. Sortwell upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the Record Date, of which 1,250 shares may be acquired at exercise prices less than or equal to the Merger Consideration.



 (3) Reflects ownership as reported on Schedule 13D/A dated June 16, 1998 filed with the Securities and Exchange Commission by DDJ Capital Management, LLC ("DDJ"). Represents shares beneficially owned by: (i) DDJ Overseas Corp., of which DDJ Galileo, owns all of the voting securities, and for which DDJ serves as investment manager; (ii) The Galileo Fund, L.P., of which DDJ Galileo, LLC is the general partner and for which DDJ serves as investment manager; (iii) The Copernicus Fund, L.P. of which DDJ Copernicus, LLC is the general partner and for which DDJ serves as investment manager; and
     (iv) Kepler Overseas Corp., for which DDJ serves as investment manager. DDJ Overseas Corp. owns, and DDJ Galileo, LLC and DDJ beneficially own as majority shareholder and investment manager, respectively, of DDJ Overseas Corp., 679,610 shares of Common Stock. The Galileo Fund, L.P. owns, and DDJ Galileo, LLC and DDJ beneficially own as the general partner and investment manager, respectively, of The Galileo Fund, L.P., 68,850 shares of Common Stock. The Copernicus Fund, L.P. owns, and DDJ Copernicus, LLC and DDJ beneficially own, as general partner and investment manager, respectively, of The Copernicus Fund, L.P., 122,320 shares of Common Stock. Kepler Overseas Corp. owns, and DDJ, as investment manager for Kepler Overseas Corp. beneficially owns 46,790 shares of Common Stock. DDJ, as investment manager for DDJ Overseas Corp., The Galileo Fund, L.P., The Copernicus Fund, L.P. and Kepler Overseas Corp. may be deemed to beneficially own 917,570 shares of Common Stock.



 (4) Includes 848,724 shares held in trust over which Ms. MacLean may be deemed to have voting and investment power and 14,271 shares of Common Stock which may be acquired by Ms. MacLean upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the Record Date, of which 1,250 shares may be acquired at exercise prices less than or equal to the Merger Consideration.

 (5) Includes 759,784 shares of Common Stock owned by O'Rourke Investment Corporation of which Mr. O'Rourke is Chief Financial Officer and for which he may be deemed to have voting and investment power and 14,271 shares of Common Stock which may be acquired by Mr. O'Rourke upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the Record Date, of which 1,250 shares may be acquired at exercise prices less than or equal to the Merger Consideration.


 (6) Includes 576,100 shares held in trust over which Mr. Slosberg may be deemed to have voting and investment power and 20,000 shares of Common Stock which may be acquired by Mr. Slosberg upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the Record Date, none of which shares may be acquired at exercise prices less than or equal to the Merger Consideration.


 (7) Mr. Mark Bozzini retired as an executive officer of the Company effective February 28, 1997. Based on information as of April 13, 1998 received from Mr. Bozzini. The Company does not have information regarding Mr. Bozzini's beneficial ownership of Pete's Common Stock as of the Record Date.



 (8) Represents 403,300 shares held in trust over which Mr. Collins may be deemed to have voting and investment power. Mr. Collins resigned as an executive officer of the Company effective September 15, 1997. Based on information as of April 13, 1998 received from Mr. Collins. The Company does not have information regarding Mr. Collins' beneficial ownership of Pete's Common Stock as of the Record Date.


 (9) Includes 17,000 shares of Common Stock owned by Mr. Atkins and 59,375 shares of Common Stock which may be acquired by Mr. Atkins upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the Record Date, none of which shares may be acquired at exercise prices less than or equal to the Merger Consideration.

(10) Represents 41,667 shares of Common Stock which may be acquired by Mr. Quigley upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the Record Date, none of which shares may be acquired at exercise prices less than or equal to the Merger Consideration..

(11) Represents 31,250 shares of Common Stock which may be acquired by Mr. Barnum upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the Record Date, all of which shares may be acquired at exercise prices less than or equal to the Merger Consideration.

(12) Represents 20,750 shares of Common Stock which may be acquired by Mr. Marineau upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the Record Date, of which 13,250 shares may be acquired at exercise prices less than or equal to the Merger Consideration.


(13) Represents 18,750 shares of Common Stock which may be acquired by Mr. Malchin upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the Record Date, all of which shares may be acquired at exercise prices less than or equal to the Merger Consideration.



(14) Includes 1,496 shares of Common Stock owned by Mr. Couteaux and 17,095 shares of Common Stock which may be acquired by Mr. Couteaux upon exercise of stock options which are presently exercisable or which will become exercisable within 60 days of the Record Date, of which 923 shares may be acquired at exercise prices less that or equal to the Merger Consideration.



(15) Includes 251,700 shares of Common Stock which may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the Record Date and 1,140,284 shares of Common Stock which may be acquired upon exercise of a presently exercisable warrant. Of such shares which may be acquired upon exercise of stock options or warrants, 67,923 may be acquired at exercise prices less than or equal to the Merger Consideration.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     The representation in person or by proxy of at least a majority of the outstanding shares of Pete's Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. A "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because, in respect of such proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Because approval of the Merger Agreements and consummation of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Pete's Common Stock entitled to vote at the Special Meeting, abstentions and broker non-votes on such proposal will have the same effect as votes against the Merger Agreements and consummation of the Merger.

     THE ACTIONS PROPOSED IN THIS PROXY STATEMENT ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF PETE'S COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

     Norwest Bank Minnesota, N.A., the Company's transfer agent, will serve as the Inspector of Elections and will count all votes and ballots.

VOTE REQUIRED AND CERTAIN VOTING INFORMATION

     The affirmative vote of the holders of a majority of the outstanding shares of Pete's Common Stock entitled to vote at the Special Meeting is required to approve and adopt the Merger Agreements and to approve consummation of the Merger. See "The Merger and Related Transactions -- Conditions to the Merger."


     As of the Record Date, directors and executive officers of the Company and their affiliates owned approximately 20.6% of the outstanding shares of Pete's Common Stock (29.6% assuming exercise of all options held by such persons which are presently exercisable or will become exercisable within 60 days of the Record Date and 21.1% assuming exercise of only such options as have exercise prices per share less than or equal to the Merger Consideration). See "Record Date; Outstanding Shares; and Principal Shareholders." Certain directors and executive officers have entered into Stockholder Agreements with Parent, pursuant to which each such holder has agreed to vote his or her shares in favor of approval of the Merger Agreements, the Merger, any other actions contemplated by the Merger Agreements and the Stockholder Agreements and any matter that could reasonably be expected to facilitate the Merger. In addition, each such holder has, pursuant to the Stockholder Agreements, granted an irrevocable proxy to the President and the Secretary of Parent (and their successors) to vote such shares as aforesaid. The outstanding shares of Pete's Common Stock subject to the Stockholder Agreements represent 20.6% of the votes entitled to be cast by holders of shares of Pete's Common Stock as of the Record Date, 21.5% assuming exercise of all options held by parties to the Stockholder Agreements which are presently exercisable or will become exercisable within 60 days of the Record Date and 20.7% assuming exercise of only such options as have exercise prices per share of less than or equal to the Merger Consideration. See "The Merger and Related Transactions -- Voting Agreements."


     THE PETE'S BOARD RECOMMENDS A VOTE BY THE SHAREHOLDERS OF THE COMPANY FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENTS AND APPROVAL OF CONSUMMATION OF THE MERGER.

PROXIES

     This Proxy Statement is being furnished to holders of Pete's Common Stock in connection with the solicitation of proxies by and on behalf of the Pete's Board for use at the Special Meeting.

     All shares of Pete's Common Stock that are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not duly and timely revoked, will be voted at the Special Meeting as directed by the shareholders executing such proxies in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve and adopt the Merger Agreements and to approve consummation of the Merger.

     IF ANY OTHER MATTERS PROPERLY COME BEFORE THE SPECIAL MEETING (OR BEFORE ANY ADJOURNMENTS THEREOF), INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN THE SPECIAL MEETING TO ANOTHER TIME AND/OR PLACE (INCLUDING WITHOUT LIMITATION, FOR THE PURPOSE OF SOLICITING ADDITIONAL VOTES FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENTS AND APPROVAL OF CONSUMMATION OF THE MERGER), THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY AND VOTING THEREUNDER WILL HAVE DISCRETION TO VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE INSTRUCTIONS OF THE PETE'S BOARD.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before taking the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Pete's Brewing Company, 514 High Street, Palo Alto, California 94301, Attention: Secretary, or hand-delivered to the Secretary of the Company at or before taking the vote at the Special Meeting.

PROXY SOLICITATION

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. The Company has retained D.F. King & Co., Inc., New York, New York to assist in the solicitation of proxies at a cost currently estimated at $5,000 plus reasonable out of pocket expenses.

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

     This section of the Proxy Statement describes certain aspects of the proposed Merger and the Merger Agreements. Although all material terms and conditions of the Merger Agreements are described below, the following description does not purport to be complete and the discussion in this Proxy Statement of the Merger and the description of the principal terms and conditions of the Merger Agreements are subject to and qualified in their entirety by reference to the Merger Agreements, copies of which are attached to this Proxy Statement as Appendices A and B and are incorporated herein by reference. Shareholders are urged to read the Merger Agreements in their entirety.

     The Merger Agreements provide for the merger of a newly formed, wholly-owned subsidiary of Parent with and into Pete's, with Pete's to be the surviving corporation of the Merger becoming a wholly-owned subsidiary of Parent. Following the Merger, Pete's will continue its operations as a wholly-owned subsidiary of Parent. Consequently, if the Merger is consummated, the Company's shareholders would no longer hold any interest in the Company following the Merger. Following consummation of the Merger there will be no public trading market for the Pete's Common Stock, and the Pete's Common Stock will be deregistered under the Exchange Act. Parent intends to finance the Merger from borrowings under credit facilities for which it (through its affiliate Gambrinus) has obtained commitments.

     Upon consummation of the Merger, the Articles of Incorporation of the Company as in effect immediately prior to consummation of the Merger, shall be the Articles of Incorporation of the Surviving Corporation, provided that the Articles of Incorporation of the Surviving Corporation shall be amended to change the authorized capital stock of the Surviving Corporation to 1,000 shares of Common Stock, no par value per share. Further, the Bylaws of the Company, as in effect immediately prior to consummation of the Merger, shall be the Bylaws of the Surviving Corporation. Upon consummation of the Merger, the members of Merger Sub's board of directors will be the initial directors of the Surviving Corporation. The membership of the Board of Directors of Parent will remain unchanged as a result of the Merger.

CONVERSION OF SHARES, OPTIONS AND WARRANTS


     Upon consummation of the Merger, each then outstanding share of Pete's Common Stock (other than shares of Pete's Common Stock held by shareholders who properly exercise dissenters' rights under the California General Corporation Law, if any) and the accompanying Pete's Right will be canceled and extinguished and be automatically converted into the right to receive $6.375 per share in cash, without interest (the "Merger Consideration"). Upon consummation of the Merger, the certificates currently representing Pete's Common Stock will no longer represent Pete's Common Stock and will represent only the right to receive the Merger Consideration. As a result, current Pete's shareholders will cease to have any continuing interest in Pete's, other than the right to payment of the Merger Consideration in accordance with the terms of the Merger Agreements.



     Pursuant to the terms of the Option Plans, in connection with the Merger each outstanding option to purchase Pete's Common Stock will automatically vest and become exercisable as to all shares thereunder. The Merger Agreements provide that upon consummation of the Merger, each then outstanding option under the Option Plans shall, to the extent exercisable at such time for vested shares of Pete's Common Stock (including any shares which vest on an accelerated basis in connection with the Merger), be canceled, and the holder of each such canceled option shall be entitled to receive a cash sum per vested share of Pete's Common Stock subject to the canceled option equal to the Merger Consideration less the exercise price per share of Pete's Common Stock in effect under that option immediately prior to consummation of the Merger. The Option Plans will terminate upon consummation of the Merger. (See Merger
Plan -- Section 2.16.) As of the Record Date, options to purchase an aggregate of 2,017,152 shares of Pete's Common Stock under the Option Plans were outstanding, of which options to purchase 374,487 shares of Pete's Common Stock have exercise prices less than or equal to the Merger Consideration.

     At the Effective Time, each warrant to purchase Pete's Common Stock outstanding at the Effective Time will be canceled. As of the Record Date, one warrant to purchase 1,140,284 shares of Pete's Common Stock was outstanding, with a per share exercise price of $14.00.

     At or immediately prior to consummation of the Merger, each then outstanding option under the Stock Purchase Plan will automatically be exercised and, in lieu of the issuance of Pete's Common Stock, each participant will receive an amount in cash (subject to any applicable withholding tax) equal to the product of (x) the number of shares of Pete's Common Stock otherwise issuable upon such exercise and (y) the Merger Consideration. Following the date of the Merger Plan, no new offering period under the Stock Purchase Plan will commence and the Company will not permit any participant to increase his or her rate of contributions under the Stock Purchase Plan. Upon consummation of the Merger, the Stock Purchase Plan will terminate and no holder of options under the Stock Purchase Plan will have any right to receive shares of Pete's Common Stock upon exercise of any such option. See Merger Plan -- Section 2.16. The purchase price of the current offering period under the Stock Purchase Plan, which began on May 1, 1998, is $3.51 per share. As of the Record Date, $9,865 of payroll deductions had been withheld under the Stock Purchase Plan.

AMENDMENT OF RIGHTS AGREEMENT


     The Rights Agreement has been amended to (1) render the Rights Agreement inapplicable to the Merger and the Merger Plan and (2) ensure that: (a) none of Parent, the Purchaser or any of their respective affiliates is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement solely by virtue of the execution of the Merger Agreements and the consummation of the Merger; (b) a Distribution Date or a Shares Acquisition Date (as defined in the Rights Agreement) does not occur by reason of the Merger, the execution of the Merger Agreements or the consummation of the Merger; and (c) provide that the Final Expiration Date (as defined in the Rights Agreement) will occur immediately prior to the Effective Time.


BACKGROUND OF THE MERGER


     From 1994 through 1996, Pete's achieved significant growth in net sales, with net sales increasing 478% from $12.2 million in 1993 to $70.6 million in 1996. In addition, Pete's was profitable in each of 1994, 1995 and 1996, with income from operations of $603,000, $2.5 million and $1.1 million in 1994, 1995 and 1996, respectively. The Company's growth during this period reflected the rapid growth of the craft beer segment of the domestic beer industry as well as increasing levels of market acceptance of the Company's beers. As net sales grew, the Company built a management team and sales and marketing and support organizations sized for continuing significant growth. However, the Company's sales growth began to slow in the fourth quarter of 1996, and in 1997 the Company's net sales decreased 17% to $58.3 million from the $70.6 million posted in 1996. The reduction in net sales, combined with the Company's relatively fixed operating expenses and certain write offs, resulted in the Company recording losses from operations in the fourth quarter of 1996 and in each of the fiscal quarters of 1997. The loss from operations for all of 1997 totaled $11.0 million.


     The major factor leading to the Company's reduced sales was competition. The rapid growth of the craft beer segment resulted in a tremendous number of new entrants. This flood of new entrants created a significantly more intense competitive market throughout 1997, as wholesale and retail outlets were inundated with new products. At the same time, the growth of the craft beer market began to slow from the growth rate in excess of 30% for the 6 year period from 1990 to 1996 to growth of just 8% in 1997. In addition, in the fourth quarter of 1997, volume in the craft beer market declined 5%.

     As the disappointing sales trends were experienced during 1997, the Company's management explored the Company's strategic alternatives. The Company's management and the Pete's Board believed that the lower growth rates of sales in the craft beer segment would require the Company to achieve a greater scale in order to achieve profitability and provide appropriate levels of sales and marketing support for the Pete's brand. As a result, the strategic alternatives explored included growing the Company's sales through acquisition of other craft beer companies or the formation of joint venture or other strategic distribution alliances. In addition, the Company investigated the possibility of resizing the Company's overhead structure to better match anticipated sales levels in the event that an acquisition, joint venture or other strategic distribution alliance was not possible. Finally, the Company explored the possibility of selling the Company. Beginning in August 1997, the Company's management sought discussions with third parties regarding potential acquisitions and joint venture or other strategic distribution relationships. In addition, in November 1997 the Company engaged the services of Morgan Stanley as financial advisor to assist the Company in analyzing the strategic alternatives available to the Company. On December 3, 1997, Pete's executed an engagement letter pursuant to which Morgan Stanley was formally retained. In November 1997, Morgan Stanley began to actively solicit third parties to ascertain interest in acquiring Pete's.

     On January 30, 1998, the Pete's Board received a report from management and Morgan Stanley regarding the results of their efforts to investigate various forms of strategic transactions with third parties.

     On February 17, 1998, at a regularly scheduled meeting of the Pete's Board, management again reported to the Pete's Board regarding the status of ongoing discussions with third parties regarding various forms of strategic transactions. Mr. Atkins also presented to the Board a preliminary plan for downsizing the Company if the Company were to remain an independent entity. Later on February 17, 1998, in order to widely disseminate the Company's desire to discuss strategic transactions with third parties and to improve the likelihood that all indications of interest would be received, the Company issued a press release announcing that it had retained Morgan Stanley to advise the Board on various alternatives for maximizing shareholder value.

     Between November 1997 and May 1998, Morgan Stanley contacted or was contacted by 28 potential strategic and financial buyers. One such potential buyer was Gambrinus. On February 24, 1998, a representative of Morgan Stanley contacted James J. Bolz, Finance Director and Treasurer of Gambrinus, to inquire whether Gambrinus had an interest in a possible business combination with the Company. Shortly thereafter, Mr. Bolz communicated to Morgan Stanley that Gambrinus was interested in exploring in more detail the possibility of an acquisition of the Company. On February 26, 1998, Pete's and Gambrinus entered into a confidentiality agreement, which provided for, among other things, the parties' exchange on a confidential basis of certain non-public information regarding the Company. Thereafter, during late February and early March 1998, the Company initiated the exchange of information and Gambrinus reviewed certain confidential information regarding Pete's and performed other due diligence regarding the Company's business.

     On March 13, 1998, Carlos Alvarez, President and Chief Executive Officer of Gambrinus, Mr. Bolz and other representatives of Gambrinus met with Jeffrey A. Atkins, Chief Executive Officer and Chief Financial Officer of Pete's, and other members of Pete's senior management to conduct management interviews and review certain confidential information concerning the Company.

     On March 31, 1998, in a letter addressed to Morgan Stanley, Gambrinus made a preliminary, non-binding proposal to acquire 100% of the Company's outstanding Common Stock in an all cash transaction. The letter expressed the interest of Gambrinus in exploring a transaction at between $6.00 and $6.50 per share, with a reduction in the purchase price based upon changes in the Company's working capital subsequent to December 31, 1997. Gambrinus' preliminary proposal contemplated a period of extensive due diligence investigations, including review of legal, financial and other documents. The preliminary proposal was also subject to negotiation and execution of a mutually agreeable definitive merger agreement. Gambrinus did not request that Pete's agree, pending the execution of a definitive agreement, to negotiate exclusively with Gambrinus and refrain from soliciting other bids for the Company. A representative of Morgan Stanley indicated to Mr. Bolz that management would inform the Pete's Board of the preliminary proposal and that Pete's management and financial and legal advisors would study the Gambrinus proposal and inform Gambrinus of whether Pete's was interested in pursuing a possible transaction.

     On April 7, 1998, the Pete's Board convened a telephonic meeting with Pete's management and financial and legal advisors regarding Gambrinus' preliminary proposal. The Pete's Board also received a report from Morgan Stanley regarding the status of all ongoing discussions with other third parties regarding a potential transaction with the Company. The Pete's Board authorized the Company's advisors to undertake negotiations with Gambrinus regarding the proposal in order to determine whether acceptable terms could be reached. The

Pete's Board also instructed the Company's advisors to continue ongoing information exchanges and discussions with other third parties and to step up solicitation efforts to ensure that all indications of interest were received. Christopher T. Sortwell, one of the Company's directors, did not participate in the discussion of matters relating to a possible Gambrinus transaction due to a potential conflict of interest resulting from his position as an executive officer of Stroh, which brews all of the Company's beers. Mr. Sortwell continued to recuse himself from meetings of the Pete's Board and discussions regarding the possible Gambrinus transaction and did not participate in the vote by the Pete's Board to approve the Merger.

     Following the meeting of the Pete's Board, Mr. Atkins advised Mr. Bolz that Pete's was interested in pursuing the transaction proposed by Gambrinus but that certain of the terms and conditions would require improvement.

     On April 8, 1998, representatives of Pete's, its outside legal counsel and Morgan Stanley had a telephone conversation with outside legal counsel for Gambrinus to discuss procedures for due diligence and information exchange.

     On April 13, 1998, legal counsel to Pete's distributed a proposed agreement and plan of merger calling for an all cash tender offer by Gambrinus for 100% of the outstanding shares of Pete's Common Stock.

     On April 13, 1998, Pete's and Gambrinus amended the confidential nondisclosure agreement between the parties to add certain provisions regarding non-solicitation of Pete's employees. From April 13 to April 17, 1998, outside legal counsel and independent auditors for Gambrinus met at the offices of outside legal counsel to Pete's to conduct a due diligence review of legal, financial and other information regarding Pete's. On April 14, 1998, Mr. Atkins and other representatives of Pete's met with the Gambrinus legal counsel and independent auditors to answer due diligence questions. In addition, on April 16 and 17, 1998 Mr. Atkins met with Mr. Bolz and representatives of Gambrinus' outside legal counsel, independent auditors and financial advisors to exchange information regarding the Company and to answer questions regarding Pete's. The parties also briefly discussed the legal and structural alternatives for a possible business combination between the parties. During the rest of the month of April, representatives of Gambrinus and its financial and legal advisors conducted due diligence, made additional information inquiries and received additional information from Pete's and its financial and legal advisors. In addition, legal counsel to Gambrinus and legal counsel to Pete's discussed the legal and structural alternatives for a possible business combination between the parties.

     On April 22, 1998, at a regularly scheduled meeting of the Pete's Board, Pete's management and financial and legal advisors updated the Board regarding the ongoing discussions with Gambrinus. The representative of Morgan Stanley also reported to the Board on the status of ongoing discussions and information exchanges with other third parties regarding a business combination with the Company. The Board also received a report from Mr. Atkins regarding various strategic alternatives that could be pursued by the Company in lieu of a business combination with Gambrinus or another third party. The Pete's Board authorized management to continue negotiations with Gambrinus to determine whether acceptable terms could be reached.

     On April 27, 1998, the Company announced its results for the first quarter of 1998 ended March 31, 1998. The Company's net sales of $9.8 million for the quarter represented a decrease in net sales of 19.7% from the $12.2 million realized in the three months ended March 31, 1997 and a decrease of approximately 35% from the $15.1 million realized in the immediately preceding quarter ended December 31, 1997. In addition, the Company reported a loss from operations for the three months ended March 31, 1998 of $3.1 million.

     On May 5, 1998, Gambrinus, through a marked up version of the proposed agreement and plan of merger, submitted a revised proposal to acquire all of the outstanding shares of Pete's Common Stock for cash at a price of $6.25 per share. The proposed transaction would be structured as a merger of a subsidiary of a newly established corporation 100% owned by Mr. Alvarez, the sole stockholder of Gambrinus, and would require approval by a vote of the shareholders of Pete's. The Gambrinus proposal also contemplated a special timing bonus of $0.25 per share to be added to the purchase price if the parties could execute a mutually agreeable definitive merger agreement by May 15, 1998. The Gambrinus proposal contemplated additional due diligence, including a meeting with representatives of Stroh and facilities tours, prior to the execution of a definitive merger agreement. The Gambrinus proposal also specified that the proposed merger would be conditioned upon the Company having obtained from Pete Slosberg, Co-Founder and a director of Pete's, satisfactory agreements regarding the continued use of his name, likeness, signature and related intellectual property after the proposed merger. On May 5 and May 6, 1998, the Company's management and financial and legal advisors studied the Gambrinus proposal.

     On May 7, 1998, Mr. Atkins, Mr. Bolz and representatives of Gambrinus' and the Company's financial and legal advisors met by telephone to discuss the valuation of the Company, the terms of the merger agreement and how to proceed with a possible acquisition of the Company by Parent. No agreement as to value was reached. The parties also tentatively scheduled additional due diligence meetings, including a meeting with executives of Stroh. On the call, the Company's representatives expressed the Company's preference that any agreements with Mr. Slosberg be negotiated and entered into prior to the execution of a definitive merger agreement. On May 8, 1998, counsel to Pete's submitted proposed changes to the draft agreement and plan of merger to counsel for Gambrinus.

     Beginning on May 11, 1998 and continuing to May 14, 1998, representatives of Gambrinus and its counsel met with representatives of Pete's to exchange information, tour the Pete's facilities and conduct additional due diligence. During this same period, on May 11, 1998, Mr. Bolz and Mr. Atkins met with Mr. Sortwell to discuss the Company's relationship with Stroh and the terms of the Company's Manufacturing Agreement with Stroh. On May 13 and 14, 1998, Mr. Bolz met with Mr. Atkins to discuss the terms of the draft agreement and plan of merger generally, certain due diligence questions regarding the Company and other matters related to the proposed acquisition. Mr. Bolz and Mr. Atkins also met with Mr. Slosberg on May 14, 1998 to discuss the terms of potential agreements with Mr. Slosberg concerning the Company's continued use of his likeliness and a continuing relationship with the Company after the proposed merger.

     On May 18 and 19, 1998, counsel for each of Pete's and Gambrinus held telephonic negotiations regarding the terms of the definitive Merger Plan.

     On May 20 and 21, 1998, representatives of Gambrinus, its legal counsel and financial advisors met with representatives of Pete's and its legal counsel to negotiate the definitive Merger Plan. As a result of arms'-length negotiations between the two companies, on May 21, 1998, Gambrinus made a revised proposal to purchase all of the outstanding shares of Pete's Common Stock for a cash price of $6.375 per share. During this period, representatives of Gambrinus also negotiated with Mr. Slosberg and his independent legal counsel, the terms of the agreements by which the Company would retain the right to continue to use his likeness and by which Mr. Slosberg would serve as a consultant to the Company after the Merger.

     At a special meeting of the Pete's Board held on May 21, 1998, counsel to the Company reported to the Pete's Board that the parties had negotiated nearly final drafts of the Merger Plan and reviewed the terms of the Merger Agreements with the Pete's Board. Morgan Stanley discussed various analyses relating to the Merger and answered questions regarding such analyses. Morgan Stanley indicated to the Pete's Board that the opportunity to invest in or acquire Pete's had been broadly communicated and seriously examined within the industry. Morgan Stanley and representatives of Pete's management again reviewed with the Pete's Board the discussions that had taken place with other companies since the engagement of Morgan Stanley in November 1997 regarding the possible sale of Pete's. Morgan Stanley advised the Pete's Board that only one formal written offer had been made by such other companies and that such offer, other non-written offers and other indications of interest had all involved discussions at prices below the Merger Consideration. At the May 21 meeting, the Pete's Board received the oral opinion of Morgan Stanley that, as of such date and subject to review of the definitive Merger Plan, the Merger Consideration pursuant to the draft Merger Plan is fair from a financial point of view to the holders of shares of Pete's Common Stock. The Pete's Board then approved the Merger and draft of the Merger Plan subject to finalization by the Company's management and advisors, and to the receipt of the opinion of Morgan Stanley in written form.

     Thereafter, on May 22, 1998, Morgan Stanley delivered its written opinion that, as of such date, the Merger Consideration pursuant to the Merger Plan is fair from a financial point of view to the holders of shares of Pete's Common Stock. Also on May 22, 1998, the boards of directors of each of Parent, Merger Sub and Gambrinus approved the Merger and the Merger Agreements by unanimous written consent. Parent,

Merger Sub, Gambrinus and Pete's entered into the Merger Plan and the execution of the agreement was announced in a joint press release on May 22, 1998.

REASONS FOR THE MERGER

     The Pete's Board has approved the Merger Agreements and the transactions contemplated thereby, has determined that the terms of the Merger Agreements and the Merger are fair to, and in the best interests of, Pete's and its shareholders and recommends that holders of shares of Pete's Common Stock vote FOR approval and adoption of the Merger Agreements and consummation of the Merger.

     The Pete's Board's decision to approve the Merger Agreements and the Merger was based, in large part, on its assessment that Pete's is engaged in an extremely competitive business. The Pete's Board believed that the craft beer segment in which the Company competes was in a period of minimal growth as a result of brand proliferation within the industry. The Pete's Board recognized that the Company's ability to execute its business plan, achieve sales growth and return to profitability in the craft beer segment may depend upon the Company's ability to achieve a greater scale through acquisition of other craft beer companies, or forming joint venture or other strategic distribution alliances. The Company's management, based upon discussions with other companies since August 1997, concluded that it was unlikely that the Company would be able to achieve the desired scale through acquiring other craft beer companies or through the formation of a joint venture or other strategic distribution arrangement.

     The Board also recognized that in the absence of such a strategic acquisition or other arrangement, the Company may be required to downsize the Company's overhead structure to better match the anticipated reduced sales levels. However, management advised the Pete's Board that reducing the infrastructure of the Company could adversely impact the value of the Company from the perspective of a potential acquiror. In addition, Morgan Stanley's discounted cash flow analyses of Pete's based upon projections and assumptions provided by Pete's management, showed a range of present values per Pete's share of $5.59 to $6.88, with a present value at the midpoint of the discount rate and multiple ranges of $6.21, subject to the considerable risks associated with participating in a highly competitive industry.

     In addition, Pete's management, based upon discussions with other companies since November 1997 regarding a possible acquisition of Pete's and the efforts of Morgan Stanley to solicit interest of third parties in acquiring the Company, concluded that it was unlikely that in the near term any purchaser would be willing to pay a higher price than that to be received in the Merger and communicated this to the Pete's Board.

     In reaching its decision to approve the Merger Agreement and to recommend the shareholders of Pete's vote to approve the Merger Agreement and the Merger, the Pete's Board considered a number of factors, including without limitation, the following factors, both positive and potentially negative:

     (i) The Pete's Board considered historical information concerning the Company's business, prospects, financial performance and condition, operations, management and competitive position, noting in particular that the Company had experienced declining sales, with net sales in 1997 lower than net sales in each of 1996 and 1995, and with net sales in the first three months of fiscal 1998 lower than net sales in the fourth quarter of fiscal 1997, that the Company had recorded losses from operations in each of the last six fiscal quarters and that working capital, especially cash, cash equivalents and available for sale securities, had declined significantly since the Company's initial public offering in November 1995;

     (ii) The Pete's Board considered the belief of the Company's management and the Pete's Board that trends in the craft beer industry are adversely affecting the Company's sales, profitability and ability to compete effectively, including the increasing competition and proliferation of craft beers in the market place and the resulting trend toward lower pricing of craft beer products;

     (iii) The Pete's Board considered a review of the possible strategic alternatives to the Merger, including the possibility of acquiring other craft beer companies or forming joint venture or other strategic distribution alliances or of continuing to operate the Company as an independent entity executing a scaled back stand-alone business plan, the possible benefits to the Company's shareholders of such alternatives and the timing and the likelihood of the Company actually accomplishing any of such alternatives;


     (iv) The Pete's Board considered the written opinion of Morgan Stanley to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of Pete's Common Stock pursuant to the Merger is fair from a financial point of view to such holders (see "-- Opinion of Financial Advisor"). The full text of the Morgan Stanley Opinion dated May 22, 1998, describing the assumptions made, matters considered and limitations on review undertaken in connection with such opinion, is attached hereto as Appendix C. SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY;


     (v) The Pete's Board considered the all-cash consideration to be received by the shareholders in the Merger and the fact that the Merger Consideration represented a significant premium over the price range of the Pete's Common Stock (the Merger Consideration represented a premium of 49.7% over the average closing price of Pete's Common Stock over the three months prior to May 18, 1998.);

     (vi) The Pete's Board considered the current financial market conditions for craft beer company stocks generally and the historical market price, volatility and related trading information with respect to the Pete's Common Stock;

     (vii) The Pete's Board considered the fact that, although the Company had issued a press release in February 1998 announcing the retention of Morgan Stanley to investigate alternatives for maximizing shareholder value, and that since November 1997 Morgan Stanley had actively solicited third parties regarding a business combination with the Company, Pete's management and Morgan Stanley both advised the Pete's Board that they had received only one formal written offer from third parties for alternative business combination transactions and that such offer, other non-written offers and other indications of interest other had all involved discussions at prices below the Merger Consideration;

     (viii) The Pete's Board considered the potential for other third parties to acquire the Company;


     (ix) The Pete's Board considered the fact that pursuant to the Merger Agreement, the Company is not prohibited from responding to an unsolicited Superior Proposal (as defined in 'Summary -- The Merger and Related Transactions -- Limitations on Negotiations") to acquire the Company and that the Company may terminate the Merger Agreements and accept such Superior Proposal subject to the Company's obligation to pay the termination fee in the amount and in the manner described in the Merger Plan;


     (x) The Pete's Board considered the terms and conditions of the Merger Agreement, including the termination fees, non-solicitation provisions, representations and warranties, conditions to closing and termination provisions, which were arrived at through extensive arms'-length negotiations;

     (xi) The Pete's Board considered the fact that upon consummation of the Merger, shareholders of the Company will cease to have any continuing interest in the Company, other than the right to payment of the Merger Consideration in accordance with the terms of the Merger Agreements, and, accordingly, after consummation of the Merger, will have no opportunity to participate in any appreciation in the value of Pete's Common Stock;


     (xii) The Pete's Board considered that consummation of the Merger is conditioned upon approval by the holders of the majority of the outstanding shares of the Pete's Common Stock of the Merger Agreements;


     (xiii) The Pete's Board considered the risk that key sales and marketing, management and other personnel might be lost prior to the consummation of the Merger;

     (xiv) The Pete's Board considered the adverse effects on the Company's business, operations and financial condition should it not be possible to consummate the Merger following public announcement that the Merger Plan had been entered into;

     (xv) The Pete's Board considered the level of review that was likely to be given to the Merger by United States antitrust authorities;

     (xvi) The Pete's Board considered the availability of dissenter's rights in the Merger under California law; and

     (xvii) The Pete's Board considered the process involved in obtaining shareholder approval and the possibility of delays in consummating the Merger due to regulatory and other requirements and the concern that such delays could have a significant adverse effect on the Company's sales and marketing efforts, employee base, distribution relationships and future financial results if not managed properly.

     The foregoing discussion of the information and factors considered by the Pete's Board is not intended to be exhaustive but is believed to include all material factors considered by the Pete's Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Pete's Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Pete's Board may have given different weights to different factors. In the course of its deliberations, the Pete's Board did not establish a range of value for Pete's; however, based on the factors outlined above and on the advice of its financial advisor, Morgan Stanley, the Pete's Board determined that the Merger is advisable and fair and in the best interests of Pete's and its shareholders. The directors voting on the Merger, who did not include Mr. Sortwell who recused himself due to the conflict of interest described above, voted unanimously to recommend to the holders of Pete's Common Stock that the Merger Agreements be approved. For a discussion of the interests of certain members of Pete's management and the Pete's Board in the Merger, see "-- Interests of Certain Persons in the Merger."

BOARD RECOMMENDATION


     THE PETE'S BOARD HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, PETE'S AND ITS SHAREHOLDERS AND THEREFORE RECOMMENDS THAT THE HOLDERS OF PETE'S COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENTS AND APPROVAL OF CONSUMMATION OF THE MERGER.


OPINION OF FINANCIAL ADVISOR


     Morgan Stanley has delivered its opinion dated May 22, 1998 to the Pete's Board to the effect that, as of the date of such opinion, the consideration to be received by holders of Pete's Common Stock pursuant to the Merger is fair from a financial point of view to such holders. The full text of the Morgan Stanley Opinion is attached to this Proxy Statement as Appendix C. For purposes of the Morgan Stanley Opinion, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information relating to Pete's; (ii) analyzed certain internal financial statements and other financial and operating data concerning Pete's prepared by the management of Pete's; (iii) analyzed certain financial projections prepared by the management of Pete's; (iv) discussed the past and current operations and financial condition and the prospects of Pete's with senior executives of Pete's; (v) reviewed the reported prices and trading activity for the Pete's Common Stock;
(vi) compared the financial performance of Pete's and the prices and trading activity of the Pete's Common Stock with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) participated in discussions and negotiations among representatives of Pete's, Gambrinus and certain other parties and their financial and legal advisors; (ix) reviewed the Merger Plan, the

Stockholder Agreements and certain related documents; and (x) performed such other analyses as Morgan Stanley deemed appropriate.

     In rendering the Morgan Stanley Opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Pete's. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Pete's nor was Morgan Stanley provided with such appraisals. The Morgan Stanley Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of such date.

     At the meeting of the Pete's Board held on May 21, 1998, Morgan Stanley presented certain financial analyses accompanied with written materials in connection with the delivery of the Morgan Stanley Opinion. The following is a summary of the material financial and comparative analyses performed by Morgan Stanley in arriving at its May 22, 1998 opinion.

     Stock Trading History. Morgan Stanley reviewed the historical trading prices for the Pete's Common Stock since its initial public offering which became effective on November 6, 1995 and over the year leading up to the date of the opinion and noted that Pete's Common Stock was down 23.4% for the year from May 18, 1997 to May 18, 1998 with a high of $6.88 and a low of $3.48.

     Morgan Stanley reviewed the premium obtained by computing the percentage excess of the sale price of $6.375 over the closing price on May 18, 1998 and the average closing price of the three months prior to that date. These premiums were 29.1% and 49.7%, respectively.

     Discounted Cash Flow. Morgan Stanley performed discounted cash flow analyses of Pete's based upon projections and assumptions provided by Pete's management, using discount rates reflecting an expected equity total return of 12.0% to 14.0% and terminal multiples as of 2002.

     Applying a 6.0x to 8.0x multiple to the estimated earnings before interest, taxes, depreciation and amortization (EBITDA), the range of present values per Pete's share was $5.59 to $6.88, with a present value at the midpoint of the discount rate and multiple ranges of $6.21. Such projections incorporated several assumptions, including a reversal in the trend of declining revenues in Pete's core brands, the successful introduction of a new core brand, ESP Lager, and a rationalization of expenses at Pete's.

     Analyses of Selected Comparable Publicly Traded Companies. Morgan Stanley reviewed the trading statistics of selected comparable publicly traded beer companies. For Pete's, comparable companies selected consisted of Anheuser Busch, Coors, Boston Beer, Pyramid Breweries and Redhook Ale Brewery. Based on May 18, 1998 closing share prices, the trading multiples of aggregate value to last twelve months sales was 0.6x to 2.0x. Morgan Stanley selected a range of multiples of 0.5x to 0.7x noting that Pete's multiple was declining and the Company was operating at a loss. Applying this range of multiples to Pete's 1998 sales forecast and considering free cash balances of approximately $27.0 million resulted in a range of values per share of $5.48 to $6.46.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pete's and Parent, Merger Sub or Gambrinus. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of whether the consideration to be received by the holders of Pete's Common Stock pursuant to the Merger is fair from a financial point of view to such holders, and were conducted in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals of, or to reflect the price at which Pete's might actually be sold. Because such estimates are inherently subject to uncertainty, neither Pete's, Morgan Stanley, nor any other person assumes responsibility for the accuracy of such estimates. The Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Pete's Board or the management of Pete's with respect to the value of Pete's or of whether Morgan Stanley would have rendered an opinion of fairness with respect to, or the Pete's Board or the management of Pete's would have been willing to agree to, any consideration other than the consideration to be received by Pete's shareholders pursuant to the Merger.

     The Pete's Board of Directors retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the ordinary course of business, Morgan Stanley and its affiliates may actively trade the equity securities of Pete's for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

     Pursuant to the terms of a December 3, 1997 letter agreement, as amended, Morgan Stanley is entitled to total fees for representation of Pete's in the Merger of approximately $1.5 million, which is contingent and payable upon consummation of the Merger, as well as to reimbursement of Morgan Stanley for reasonable expenses. In addition, Pete's has agreed to indemnify Morgan Stanley and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including liabilities under federal securities laws.

CONDITIONS TO THE MERGER

     The Merger Plan provides that the Company's, Parent's and Merger Sub's respective obligations to effect the Merger are subject to, among other things, the satisfaction of the following conditions: (a) the Company Shareholder Approval shall have been obtained; (b) the applicable waiting period under the HSR Act shall have expired or been terminated and the parties shall have received all other authorizations, consents and approvals, if any, of any Governmental Entity; (c) the absence of any suit, action or proceeding instituted or pending before any Governmental Entity seeking to (i) restrain or prohibit the consummation of the Merger, (ii) prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of (or seeking to compel disposal or separate ownership of) a material portion of the business or the assets of the Company or Parent and its Subsidiaries, taken as a whole or (iii) impose material limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Pete's Common Stock; and (d) the absence of any statute, rule, regulation, judgment, order or injunction or any other action by any Governmental Entity or court, other than applicable waiting periods under the HSR Act, that is likely to result in any of the consequences referred to in clauses (i) through (iii) of clause (c) above.

     The obligations of Parent and Merger Sub to effect the Merger are further conditioned upon (a) the number of shares of Pete's Common Stock for which appraisal rights have been demanded not exceeding 20% of the number of outstanding shares of Pete's Common Stock; (b) the Pete's Board or any committee thereof not having withdrawn or materially modified in a manner adverse to Parent or Merger Sub the Pete's Board's recommendation of the Merger or its adoption of the Merger Plan, or approved or recommended any Takeover Proposal;
(c) the representations and warranties of Pete's set forth in the Merger Plan being true and correct as of the Closing Date, as though made on and as of the Closing Date, except for such inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on Pete's (as defined below); (d) the Company having performed in all material respects any material obligation or complied in all material respects with any material agreement or material covenant under the Merger Plan; (e) there not having occurred any one or more events which shall have caused or be reasonably likely to cause a Material Adverse Effect on the Company, which event or change has not been cured; and (f) receipt of (i) certain certificates with respect to (A) the Company's representations, warranties, agreements and covenants; (B) the Company's Articles of Incorporation and Bylaws; (C) the approvals of the Merger by the Pete's Board and shareholders; (D) the incumbency of certain officers; and (E) the Company's existence, qualification and authorization to do business and be in good standing in certain jurisdictions; (ii) an opinion of counsel containing opinions and qualifications usual and customary in a transaction of the type contemplated by the Merger Agreements; and (iii) such other documents reasonably requested by Parent and Merger Sub. For purposes of the Merger Plan, "Material Adverse Effect" is defined as any one or more effects that are materially adverse to the business, properties, assets, liabilities, financial condition, results of operations or value of the Company and its subsidiaries, taken as a whole; but other than changes or effects which are or result from (i) occurrences relating to the economy in general or the Company's industry in general and not specifically relating to such entity, (ii) the delay or cancellation of orders for the Company's products attributable to the announcement of the Merger Plan, (iii) the delay or cancellation of production or shipment of the Company's products by the Company's contract manufacturer attributable to the execution or announcement of the Merger Plan, or (iv) shareholder litigation brought or threatened against the Company or any member of the Pete's Board attributable to the announcement of the Merger Plan, including all costs and expenses in connection with the transactions contemplated by the Merger Plan.

     The obligations of Pete's to effect the Merger are further conditioned upon
(a) the representations and warranties of Parent and Merger Sub set forth in the Merger Plan being true and correct in all material respects as of the Closing Date; (b) Parent and Merger Sub having performed in all material respects any material obligation or complied in all material respects with any material agreement or material covenant under the Merger Plan; and (c) receipt of (i) certain certificates with respect to (A) Parent's and Merger Sub's representations, warranties, agreements and covenants; (B) Parent's and Merger Sub's Articles of Incorporation and Bylaws; (C) the approvals of the Merger by the board of directors and shareholders of each of Parent and Merger Sub; (D) the incumbency of certain officers; and (E) Parent's and Merger Sub's existence, qualification and authorization to do business and be in good standing in certain jurisdictions; (ii) an opinion of counsel containing opinions and qualifications usual and customary in a transaction of the type contemplated by the Merger Agreements; and (iii) such other documents reasonably requested by Pete's.

CLOSING


     As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreements, Merger Sub and Pete's will file the Merger Agreement with the Secretary of State of California. The Merger will become effective upon such filing. It is anticipated that, assuming all conditions are met, the Merger will occur and a closing will be held on July 21, 1998. See Merger Plan -- Section 2.3.


REPRESENTATIONS, WARRANTIES AND COVENANTS

     The Merger Plan contains various representations and warranties of the parties, including representations by Parent, Pete's, Merger Sub and Gambrinus as to their organization and corporate power and authority to enter into the Merger Plan and to consummate the Merger; the absence of conflicts under certificates of incorporation or bylaws, required consents or approvals and violations of any instruments or law; and the accuracy of information supplied in connection with the preparation of this Proxy Statement. In addition, the Merger Plan contains various additional representations and warranties of Pete's, including representations as to capital structure, the filing of documents with the Commission and the accuracy of information therein, financial statements, undisclosed liabilities, litigation, compliance with laws and the absence of certain material undisclosed liabilities and changes in its business. Such representations and warranties will not survive consummation of the Merger. See Merger Plan -- Article III and Article IV.

     Under the terms of the Merger Plan, Pete's has covenanted, for the period from the date of the Merger Plan and continuing until the earlier of the termination of the Merger Plan or the Effective Time, that it shall not, and shall not permit any of its subsidiaries to, engage in any practice, take any action, or enter into any transactions other than (i) in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) (the "Ordinary Course of Business"), (ii) as otherwise contemplated by the Merger Plan or (iii) as agreed in writing by Parent. Without limiting the foregoing, the Company has agreed not to, and to not permit its subsidiaries to: (a) declare, set aside or pay any dividends or other distributions in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock; (c) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or other securities (other than pursuant to the Rights Agreement, exercise of options outstanding on the date of the Merger Plan or the Stock Purchase Plan); (d) purchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or any of its subsidiaries; (e) amend its Restated Articles of Incorporation, Bylaws or other comparable charter or organizational documents; (f) except in the Ordinary Course of Business, in any material respect, modify, amend or terminate any note, license, contract, agreement or other instrument; (g) acquire or agree to acquire any business, including through the acquisition of any interest in any entity or other business organization or division thereof; or (h) sell, lease, license, mortgage or otherwise encumber or dispose of any of its properties or assets, other than selling its inventory and trade receivables in the Ordinary Course of Business.

     The Company has also agreed, from the date of the Merger Plan until the earlier of the Effective Time or termination of the Merger Plan, not to: (a) incur or guarantee any liability other than trade payables or short-term bank financing in the Ordinary Course of Business; (b) make or agree to make one or more new financial payments or commitments, other than payments or commitments (individually not in excess of $100,000) made pursuant to the execution by the Company in the Ordinary Course of Business of a mutually agreeable 1998 revised budget; (c) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, make any changes to any compensation or other benefit plans or arrangements; (d) enter into any Contract of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act; (e) except as required by GAAP, make any material change in accounting methods, principles or practices; (f) make any material tax election or enter into any settlement or compromise with respect to any material income tax liability; or (g) hire any new employees. The Company has further agreed that, during the period from the signing of the Merger Plan until the earlier of termination of the Merger Plan or the Effective Time, it will not authorize any of, or commit or agree to take any of, the foregoing actions. See Merger
Plan -- Section 5.1.

     The Merger Plan also provides that: (i) the Company shall in accordance with applicable law, as soon as practicable, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval and, use its commercially reasonable efforts to solicit from shareholders of the Company proxies in favor of the Merger and take all other action necessary or advisable to secure any vote or consent of shareholders required by the California General Corporation Law to effect the Merger; (ii) subject to fiduciary obligations, the Pete's Board shall recommend to its shareholders that the Company Shareholder Approval be given; and (iii) the Company shall, and shall cause each of its subsidiaries to, afford Parent and the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours, upon reasonable notice and during the period prior to the Effective Time, to all properties, books and records and other financial and operating information and all other information concerning the business, properties and personnel of Pete's as Parent may reasonably request.

     The Company, Parent and Merger Sub have further agreed, pursuant to the Merger Plan, that the Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company, of: (a) facts which would be likely to cause any representation or warranty contained in the Merger Plan to be untrue or inaccurate in any material respect or any condition to consummation of the Merger to be unsatisfied in any material respect and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Plan. The Company, Parent, Merger Sub and Gambrinus have agreed to use all commercially reasonable efforts to take, or cause to be taken (including Gambrinus causing Parent or Merger Sub to take), all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Plan.

LIMITATIONS ON NEGOTIATIONS

     The Merger Plan provides that, from the date of the Merger Plan until the earlier of termination of the Merger Plan or the Effective Time, the Company will not, nor will it permit or authorize any of it subsidiaries, officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it to, directly or indirectly, (a) solicit, initiate or knowingly encourage any Takeover Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal. The Company may, if the Pete's Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, in response to a Takeover Proposal which was not solicited subsequent to the date of the Merger Plan, furnish information with respect to the Company to any person pursuant to a confidentiality agreement and participate in discussions and negotiations regarding such Takeover Proposal; provided, that certain notification requirements are satisfied.


     The Merger Plan provides further that, unless the Pete's Board has terminated the Merger Plan as described below, neither the Pete's Board nor any committee thereof may: (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board or such committee of the Merger or the Merger Plan; (b) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or (c) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Pete's Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Pete's Board may, in certain circumstances, in response to an unsolicited Superior Proposal, (1) withdraw or modify or propose publicly to withdraw or modify its approval or recommendation of the Merger or the Merger Plan, (2) approve or recommend any such Superior Proposal or (3) cause the Company to enter into an Acquisition Agreement related to any Superior Proposal.


     In addition to the obligations of the Company set forth in the preceding paragraphs, the Merger Plan provides that the Company must promptly advise Parent orally and in writing of any request for nonpublic information (except in the Ordinary Course of Business and not in connection with a possible Takeover Proposal) or of any Takeover Proposal known to it, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company must promptly inform Parent of any change in the material terms and conditions (including amendments or proposed amendments) of any such request or Takeover Proposal.

     The Merger Plan further provides that nothing contained therein will prohibit the Company or the Pete's Board from (a) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (b) making such disclosure to the Company's shareholders as, in the good faith judgment of the Pete's Board, after consultation with outside counsel, is necessary for the Pete's Board to comply with its fiduciary duties under applicable law.

     The Company also agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Plan with respect to any Takeover Proposal. See Merger Plan -- Section 5.2.

TERMINATION, AMENDMENTS AND WAIVERS


     The Merger Plan may be terminated and the transactions thereunder abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company: (a) by mutual written consent of Parent and the Company; (b) by either Parent or the Company (1) if the Merger has not been consummated prior to September 30, 1998 (the "Cut-Off Date"); provided, however, that if the Merger shall not have been consummated solely due to the waiting period (or any extension thereof) under the HSR Act not having expired or been terminated, or due to an action having been instituted by the Department of Justice or FTC challenging or seeking to enjoin the consummation of the Merger, then such date shall be extended to December 31, 1998; and provided, further, however that the right to terminate the Merger Plan pursuant to this provision shall not be available to any party whose failure to perform any of its obligations under, or whose willful breach of a representation or warranty under, the Merger Plan results in the failure of such condition, or (2) if any court of competent jurisdiction or any other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Pete's Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; (c) by Parent prior to the Effective Time in the event of a breach or failure to perform by Pete's of any representation, warranty, covenant or other agreement contained in the Merger Plan which breach or failure to perform (i) results in the failure of a condition to closing regarding truth and correctness of representations and warranties and performance of obligations, agreements and covenants and (ii) is not reasonably capable of being cured prior to the earlier of 15 days after the giving of written notice two business days prior to the Cut-Off Date; (d) by parent or Merger Sub at any time after the Special Meeting in the event the Merger Plan and the Merger fail to receive Company Shareholder Approval; (e) by the Company in accordance with the terms of the Merger Plan described above in "-- Limitation on Negotiations," provided that it has complied with all provisions thereof, including notice provisions, and paid any required Termination Fee; and (f) by the Company prior to the Effective Time in the event of a breach or failure to perform by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained in the Merger Plan which breach or failure to perform (i) results in the failure of a condition to closing regarding truth and correctness of representations and warranties and performance of obligations, agreements and covenants and (ii) is not reasonably capable of being cured prior to the earlier of 15 days after the giving of written notice or two business days prior to the Cut-Off Date.



     Subject to the fees and expenses described below under the caption "-- Fees and Expenses; Termination Fee," in the event of termination of the Merger Plan, the Merger Plan shall become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Pete's or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in the Merger Plan; provided, that the provisions of the Merger Plan pertaining to confidentiality, expenses and termination fees shall remain in full force and effect and survive any such termination. See Merger Plan -- Section 8.2.


     The Merger Plan may be amended at any time before or after the Company Shareholder Approval is obtained, but, after the Company Shareholder Approval, no amendment may be made which by law requires further approval by such shareholders without obtaining such further approval. The Merger Plan may be amended only by an instrument in writing signed on behalf of each of the parties thereto by the parties thereto. See Merger Plan -- Section 8.3.

     At any time prior to the Effective Time, the parties to the Merger Plan may, to the extent legally allowed, by execution of an instrument in writing signed on behalf of such party: (i) extend the time for the performance of any of the obligations or acts of the other party set forth in the Merger Plan; (ii) waive any inaccuracies in the representations and warranties made to such party in the Merger Plan or in any document delivered pursuant to the Merger Plan; and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party under the Merger Plan. See Merger Plan -- Section 8.4.

FEES AND EXPENSES; TERMINATION FEE


     The Merger Plan provides that except as provided below, all fees and expenses incurred in connection with the Merger, the Merger Plan and the transactions contemplated by the Merger Plan will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. The Merger Plan further provides that the Company will pay, or cause to be paid, in same day funds to Parent a Termination Fee of 2% of the aggregate Merger Consideration under the circumstances and at the times set forth as follows: (1) if the Company terminates the Merger Plan in accordance with the provisions of the Merger Plan described in "Limitations on Negotiations," the Company must pay the Termination Fee simultaneously with such termination; (2) if Parent or Merger Sub terminates the Merger Plan because Pete's fails to receive the Company Shareholder Approval and in addition, if within six months after such termination the Company enters into an Acquisition Agreement providing for a Company Acquisition (as defined below) or within such six months the Company recommends to its shareholders that they accept a Company Acquisition of the type referred to in clause 3 of the definition of Company Acquisition described below, the Company must pay the Termination Fee simultaneously with the entering into of such Acquisition Agreement or making of such recommendation; and (3) if, at the time of any termination of the Merger Plan for failure to consummate the

Merger prior to the Cut-Off Date as a result of a failure to obtain the Company Shareholder Approval or because of the Company's breach of a representation, warranty, covenant or agreement in the Merger Plan, any person shall have publicly announced a proposal to effect a Company Acquisition and if, within six months after such termination, the Company shall enter into an Acquisition Agreement providing for a Company Acquisition or the Company shall recommend to its shareholders that they accept a Company Acquisition of the type referred to in clause 3 of the definition of Company Acquisition described below, the Company must pay the Termination Fee simultaneously with the entering into of such Acquisition Agreement or making of such recommendation. See Merger
Plan -- Sections 6.5(a) and (b).

     The Merger Plan also provides that if the Merger Plan is terminated for breach or failure of representation, warranty or covenant, then, the breaching party shall pay to the nonbreaching party all of the nonbreaching party's (and its affiliates) reasonably documented out-of-pocket expenses paid to third parties in connection with the transaction, up to an aggregate of $500,000. The payment of expenses pursuant to this provision shall be made only in the event a breach arises out of the action or inaction of the breaching party, as opposed to a breach or nonperformance which arises out of the action or inaction of some other party. Payment by the Company of expenses under this provision shall be credited against the Termination Fee if and when any shall become due under clause 3 of the preceding paragraph. See Merger Plan -- Section 6.5(c).

     The Merger Plan defines a "Company Acquisition" as any of the following transactions: (1) a merger, consolidation, business combination or a recapitalization pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (other than the transactions contemplated by the Merger Plan); (2) a sale by the Company of assets (excluding the sale of the Company's products in the Ordinary Course of Business) representing in excess of 50% of the fair market value of the Company immediately prior to such sale or the issuance by the Company to any person or group of shares representing in excess of 40% of the then outstanding shares of capital stock of the Company (other than in connection with an underwritten public offering); or (3) the acquisition by any person or group, by way of a tender offer, exchange offer, or by way of open market purchases, of beneficial ownership of 50% or more of the then outstanding shares of capital stock of the Company. See Merger Plan -- Section 6.5(d).

VOTING AGREEMENTS


     On May 22, 1998, Parent entered into Stockholder Agreements with Pete S. Slosberg, Jeffrey A. Atkins, Stephen L. Cooke, Philip A. Marineau, Audrey MacLean, O' Rourke Investment Corporation and Hunter Hastings (the "Stockholder Agreements," with the "Insiders"). Pursuant to the Stockholder Agreements each of the Insiders agreed to vote or consent his or her shares of Pete's Common Stock in favor of the Merger, the Merger Plan and each of the other actions contemplated by the Merger Plan, and against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Plan or the Stockholder Agreements. The Insiders also agreed to vote against any: (a) extraordinary corporate transaction; (b) sale or transfer of a material amount of assets of the Company; (c) reorganization, recapitalization, dissolution or liquidation of the Company; (d) change in the capitalization of the Company or any amendment of the Company's Articles of Incorporation or bylaws; (e) change in the majority of the persons who constitute the Pete's Board; (f) other material change in the Company's corporate structure or business; or (g) other action which is intended, or could reasonably be expected, to interfere with, delay or otherwise materially adversely affect the Merger and the transactions contemplated by the Stockholder Agreements and the Merger Plan. The Insiders irrevocably granted proxies to the Vice President and Secretary of Parent (and their successors) to vote the Insiders' shares in favor of the various transactions contemplated by the Merger Plan and against any proposal for a Company Acquisition.


     The Insiders agreed that they will not, and will not authorize or permit their affiliates, the Company or any of its officers, directors, or employees or advisors or other representatives or agents to directly or indirectly solicit, initiate, facilitate, knowingly encourage, participate in discussions or negotiations regarding, or furnish any nonpublic information with respect to the Company for any Takeover Proposal. The Insiders also agreed to cease any existing activities, discussions or negotiations with respect to any Takeover Proposal and to notify Parent of any request for non-public information (except in the Ordinary Course of Business and not in connection with a possible Takeover Proposal) or of any Takeover Proposal.


     The Insiders further agreed that they will not: (i) directly or indirectly assign, transfer or otherwise dispose of, or offer to, consent to, enter into any agreement or other arrangement or understanding with respect to shares of Pete's Common Stock or request the Company to register a transfer of shares of Pete's Common Stock with respect to any of the foregoing prohibited activities;
(ii) grant any proxies or powers of attorney, deposit shares into a voting trust or enter into a voting agreement with respect to their shares of Pete's Common Stock; or (iii) take any action that would make any representation or warranty in the Stockholder Agreement untrue or incorrect or result in a breach by the Stockholder of its obligations under the Stockholder Agreement or a breach by the Company of its obligations under the Merger Plan. The Insiders waived any rights of appraisal or rights to dissent from the Merger.


     The covenants and agreements contained in the Stockholder Agreements terminate upon the earlier to occur of the Effective Time or the termination of the Merger Plan in accordance with its terms.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     In considering the recommendation of the Pete's Board with respect to the Merger, shareholders of Pete's should be aware that certain officers and directors of Pete's have interests in the Merger, including those referred to below, that presented them with potential conflicts of interests. The Pete's Board was aware of these potential conflicts and considered them along with the other matters described in "The Merger and Related Transactions -- Reasons for the Merger."


  Change of Control/Severance Arrangements

     On April 22, 1998, the Pete's Board granted bonuses to Jeffrey A. Atkins, Scott Barnum, Donald W. Quigley and Omer Malchin in the amounts of $100,000, $67,500, $68,750 and $37,500, respectively, as an incentive for them to remain at the Company despite the probability of a business combination involving the Company. The bonuses are payable upon the earlier of (i) September 30, 1998 or
(ii) the consummation of a business combination involving the Company. The Merger would qualify as such a business combination. The Board authorized an additional bonus of $50,000 for Mr. Atkins, payable on December 31, 1998 if, as of such date, Mr. Atkins is an employee of the Company.


     The Company maintains a Severance Plan that contains a standard severance component and a change of control component. Under the standard severance component, regular full-time employees who are involuntarily terminated for reduction in force or inability to perform are entitled to receive severance pay benefits determined based upon the employee's base salary (not including bonuses, incentives, awards, overtime or other miscellaneous pay), and length of service, with officers being entitled to a minimum benefit of 8 week's salary. Under the change of control component, if after the Merger (X) an employee's employment is terminated due to a reduction in work force, inability to perform, or resignation following a reduction in compensation, (Y) an employee is forced to relocate beyond 50 miles or (Z) an employee is reclassified as an hourly employee, such employee is entitled to a severance benefit determined according to the same formula as is applicable under the standard severance component described above, but with bonuses and sales incentives included in salary and minimum benefits of one year's pay for officers.



     Donald W. Quigley, Jr. and Omer Malchin received employment offer letters from the Company in which they were promised certain benefits, including, in part, a base salary, a bonus, a car allowance, stock options and moving expenses. Additionally, the Company loaned Mr. Quigley and Mr. Malchin $75,000 and $9,142, respectively, pursuant to promissory notes dated April 1, 1997 and January 21, 1997, respectively. The loans were made to compensate Mr. Quigley for the loss on sale of a house and to compensate Mr. Malchin for loss of certain incentive benefits when each joined the Company. The promissory notes provide that the loans are forgivable as to 25% of the principal amount on each of the four anniversary dates of such notes following the making of such notes. Upon each forgiveness, the Company makes a payment to the makers to cover any taxes owed by the note makers in respect of the forgiveness. The notes will become fully forgiven upon the consummation of the Merger.

  Indemnification and Insurance

     The Merger Plan provides that, from and after the Effective Time, Gambrinus and Parent will, and will cause the Surviving Corporation (or any successor to the Surviving Corporation) to, fulfill and honor the obligations of the Company pursuant to (i) indemnification agreements in effect at the Effective Time between the Company and each person who is or was a director or officer of the Company at or any time prior to the Effective Time and (ii) any indemnification provisions under the Company's Restated Articles of Incorporation or Bylaws in effect on the date of the Merger Plan. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Articles of Incorporation and Bylaws on the date of the Merger Plan, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party. See Merger Plan -- Section 6.6.

     The Merger Plan also provides that Gambrinus, Parent or the Surviving Corporation shall maintain or extend the Company's existing D&O Insurance for a period of not less than six years after the Effective Time; provided, that Parent may replace such policies with policies of substantially equivalent coverage and amounts. If the existing D&O Insurance expires, is terminated or canceled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance coverage; provided, that Parent will not be required to pay aggregate premiums for insurance in excess of 150% of the average of the aggregate premiums paid by the Company in 1995, 1996 and 1997 on an annualized basis (the "Average Premium"). If Parent or the Surviving Corporation is unable to obtain the amount of insurance required, Gambrinus, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the Average Premium. See Merger Plan -- Section 6.6.

     These indemnification and insurance provisions will survive the consummation of the Merger.

  Pete S. Slosberg Agreements

     Assignment of Intellectual Property and Non-Disclosure Agreement. Effective May 22, 1998, Mr. Slosberg and the Company entered into an Assignment of Intellectual Property and Nondisclosure Agreement (the "Assignment Agreement"), pursuant to which Mr. Slosberg released, assigned, transferred and conveyed to Pete's all of his rights, title and interests throughout the world in and to all of the following (collectively, the "Rights"): (i) all trademarks, copyrights and other intellectual proprietary rights ("Intellectual Property") which are or have been used by the Company in its business; (ii) all other Intellectual Property that uses or have used the name, signature, voice, likeness, picture and other indicia of the identity of Mr. Slosberg and (iii) all ideas, inventions, trade secrets and knowhow, including without limitation, recipes, techniques and formulae for making beverages relating to Pete's business as to which Mr. Slosberg is or has been an inventor, co-inventor, author, or contributor during the period of his association with Pete's. Mr. Slosberg also granted to Pete's a worldwide, perpetual, exclusive license for past and future use of his Image in connection with Pete's business. Mr. Slosberg also assigned to Pete's all Rights that Mr. Slosberg may own related to Pete's business and arising during Mr. Slosberg's future employment by, or provision of services to, Pete's or a related entity. Mr. Slosberg also agreed to keep secret and hold in confidence, by not disclosing them to any person or entity, trade secrets that he has learned as a result of his association with Pete's and which Pete's deems to be confidential.

     Independent Contractor Agreement. The Company and Mr. Slosberg also entered into an Independent Contractor Agreement, dated May 22, 1998 (the "Contractor Agreement"), and effective automatically at the Effective Time under the Merger Agreement. The term of the Contractor Agreement is two years from the Effective Time and Mr. Slosberg will be paid $250,000 and $262,500 for the first and second years of service thereunder, respectively. Pursuant to the Contractor Agreement, Mr. Slosberg has agreed to provide to Pete's, during each 12 month period during the term of the Contractor Agreement, 120 days of service in connection with advertising and promotional activities. Mr. Slosberg agreed not to provide services for others if it interferes with his work for Pete's. Mr. Slosberg also agreed, with certain exceptions, not to participate in any other services, advertisements or promotional activity of any kind for any product or entity without the prior written consent of Pete's and, during the term of the Contractor Agreement and for a period of five years after the Effective Time (the "Non-Competition Period"), not to have an ownership, management, employment, consulting, vendor or other relationship or affiliation with any business engaged in the alcoholic beverage industry (other than owning 2% or less of the outstanding voting stock of a publicly traded corporation). Mr. Slosberg further agreed not to, during the Non-Competition Period, engage in or participate in any effort to solicit Pete's or its affiliates' customers, distributors, suppliers, service vendors, associates or employees to cease doing business or their association or employment with Pete's or to otherwise interfere in the contractual employment relationship between Pete's and such individuals or entities.

  Interests in Pete's Common Stock and Options


     As of the Record Date, the officers and directors of Pete's and their affiliates owned an aggregate of 2,232,204 shares of Pete's Common Stock and will be entitled to receive the Merger Consideration with respect to such shares. In addition, certain of the Company's officers and directors hold options to purchase shares of Pete's Common Stock and will be entitled to receive the Merger Consideration less the exercise price of the option for each share of Common Stock covered by the options. Of such options, options to purchase an aggregate of 67,923 shares of Pete's Common Stock have exercise prices less than or equal to the Merger Consideration. See "Information Concerning the Special Meeting -- Record Date; Outstanding Shares; and Principal Shareholders." Such persons will receive the same Merger Consideration per share as all other shareholders and, other than the acceleration of certain options described above, will not receive any special or additional consideration for their shares of Pete's Common Stock or options.


REGULATORY MATTERS


     Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. Each of Parent and Pete's originally filed their respective Notification and Report Forms required under the HSR Act with the FTC and the Antitrust Division on June 5, 1998 and applicable waiting period under the HSR Act was terminated early by the FTC on June 16, 1998. At any time before or after consummation of the Merger, the FTC, the Antitrust Division, the state attorneys general or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin consummation of the Merger or seeking divestiture of substantial assets of Parent, Gambrinus or Pete's.


     Based on information available to them, Parent and Pete's believe that the Merger will not violate federal or state antitrust laws. However, there can be no assurance that a challenge to consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Parent and Pete's would prevail or would not be required to accept certain conditions, possibly including certain divestitures or hold-separate arrangements, in order to consummate the Merger.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The receipt of cash for shares of Pete's Common Stock pursuant to the Merger will be a taxable transaction for Federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. In general, a shareholder who receives cash in exchange for shares of Pete's Common Stock in the Merger will recognize gain or loss for Federal income tax purposes equal to the difference between the amount of cash received and the shareholder's tax basis in the shares sold. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same time and price) exchanged pursuant to the Merger. Such gain or loss generally will be capital gain or loss if the shares disposed of were held as capital assets by the shareholder. Any net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual upon a disposition of the shares pursuant to the Merger that have been held for more than 18 months will generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized by an individual upon such a disposition of shares of Pete's Common Stock that have been held for more than 12 months but for not more than 18 months will be subject to tax at a rate not to exceed 28% and net capital gain recognized upon the sale of shares that have been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, any net capital gain recognized by a corporation upon a disposition of shares pursuant to the Merger will be subject to tax at ordinary income tax rates.

     The foregoing summary constitutes a general description of certain Federal income tax consequences of the Merger without regard to the particular facts and circumstances of each shareholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their shares of Pete's Common Stock pursuant to the exercise of employee stock options or otherwise as compensation). ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS OF THE MERGER APPLICABLE TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for under the purchase method of accounting, with Parent as the acquiring party, in accordance with generally accepted accounting principles.

RIGHTS OF DISSENTING SHAREHOLDERS

     If the proposed Merger is approved by the required vote of Pete's shareholders and is not abandoned or terminated, each holder of Pete's Common Stock who votes against the proposal to approve and adopt the Merger Agreements and approve consummation of the Merger may, by complying with Sections 1300 through 1312 of the California General Corporation Law ("California Law"), be entitled to dissenters' rights as described therein, provided that: (i) such holder's shares of Pete's Common Stock are subject to restriction on transfer imposed by Pete's or by law or regulation or (ii) demands for payment pursuant to such dissenters' rights are filed with respect to 5% or more of the outstanding shares of Pete's Common Stock on or before the date of the Special Meeting. The record holders of the shares of Pete's Common Stock which are eligible to, and do, exercise their dissenters' rights with respect to the Merger are referred to herein as "Dissenting Shareholders," and the shares with respect to which they may exercise dissenters' rights are referred to herein as "Dissenting Shares." If a Pete's shareholder has a beneficial interest in shares of Pete's Common Stock that are held of record in the name of another person, such as a broker or nominee, and such shareholder desires to perfect whatever dissenters' rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record to timely and properly follow the steps summarized below.

     The following discussion is not a complete statement of the California Law relating to dissenters' rights, and is qualified in its entirety by reference to Sections 1300 through 1312 of the California Law attached to this Proxy Statement as Appendix D and incorporated herein by reference. This discussion and Section 1300 through 1312 of the California Law should be reviewed carefully by any shareholder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.

     Shares of Pete's Common Stock must satisfy each of the following requirements to qualify as Dissenting Shares under the California Law: (i) such shares of Pete's Common Stock must have been outstanding on the Record Date for the determination of the holders of Pete's Common Stock entitled to voted at the Special Meeting; (ii) such shares of Pete's Common Stock must have been voted against the proposal to approve the Merger Agreements and consummation of the Merger; (iii) the holders of such shares of Pete's Common Stock must make a written demand that Pete's repurchase shares of Pete's Common Stock at fair market value and such demand must be received by either Pete's or Pete's's transfer agent no later than the date of the Special Meeting; and (iv) the holder of such shares of Pete's Common Stock must submit certificates for endorsement (as described below). A vote by proxy or in person against the proposal to approve and adopt the Merger Agreements and approve consummation of the Merger does not in and of itself constitute a demand for appraisal under the California Law. In addition, in order for such shares of Pete's Common Stock to qualify as Dissenting Shares, (i) demands for payment must have been filed with respect to 5% or more of the outstanding shares of Pete's Common Stock on or before the Special Meeting or (ii) such shares of Pete's Common Stock must be subject to a restriction on transfer imposed by Pete's or by any law or regulation.

     Pursuant to Sections 1300 through 1312 of the California Law, Dissenting Shareholders may require Pete's to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger, but adjusted for any stock split, reverse stock split or stock dividend which becomes effective thereafter. On May 21, 1998 the last full day of trading prior to the public announcement relating to the proposed Merger, the closing price per share of Pete's Common Stock was $6.00.

     The demand of a Dissenting Shareholder must be made in writing upon Pete's no later than the date of the Special Meeting and is required by law to state the number and class of Dissenting Shares held of record by the Dissenting Shareholder which the Dissenting Shareholder demands that Pete's purchase, and to contain a statement of what the Dissenting Shareholder claims to be the fair market value of the Dissenting Shares as of the day before the first announcement of the proposed Merger. The statement of fair market value in such demand by the Dissenting Shareholder constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price.

     If there are any Dissenting Shareholders, then within 10 days following approval of the proposed Merger by Pete's Shareholders, Pete's is required to mail to each holder of Dissenting Shares a notice of the approval of the proposed Merger, a statement of the price determined by Pete's to represent the fair market value of Dissenting Shares (which shall constitute an offer by Pete's to purchase such Dissenting Shares at such stated price), and a description of the procedures to be followed for such shareholders to exercise their rights as Dissenting Shareholders.

     Within thirty (30) days after the date on which the notice of the approval of the proposed Merger by the outstanding shares was mailed to a Dissenting Shareholder, that shareholder who wishes to be paid the full value of his or her Dissenting Shares must submit to Pete's or its transfer agent certificates representing any Dissenting Shares which the Dissenting Shareholder demands Pete's purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

     If, upon a Dissenting Shareholder's surrender of the certificates representing that Dissenting Shareholder's Dissenting Shares, Pete's and the Dissenting Shareholder agree that such shares are Dissenting Shares and agree upon the price to be paid for such shares, then the agreed price is required by law to be paid to the Dissenting Shareholder within the later of 30 days after the date of such agreement or thirty (30) days after any statutory or contractual conditions to consummation of the Merger are satisfied, unless provided otherwise by agreement.


     If the Company and a Dissenting Shareholder disagree as to whether such Dissenting Shareholder's proposed Dissenting Shares are entitled to be classified as Dissenting Shares or as to the fair market value of such shares, then such Dissenting Shareholder has the right to bring an action in California Superior Court, within six (6) months after the date on which the notice of the approval of the proposed Merger by Pete's shareholders was mailed to the Dissenting Shareholder, to resolve such dispute. In such action, the court will determine whether the shares of Pete's Common Stock held by such Dissenting Shareholder are Dissenting Shares, the fair market value of such shares, or both. California Law provides, among other things, that a Dissenting Shareholder may not withdraw a demand for payment of the fair market value of Dissenting Shares unless Pete's consents to such request for withdrawal.


SURRENDER OF PETE'S COMMON STOCK CERTIFICATES

     As of the Effective Time, Parent or Merger Sub shall deposit with Norwest Bank Minnesota, N.A. (the "Paying Agent"), for the benefit of Pete's shareholders (other than shareholders who properly exercise dissenters' rights under California Law, if any), the aggregate Merger Consideration (the "Exchange Fund") to be paid to shareholders in exchange for their outstanding shares of Pete's Common Stock. See Merger Plan -- Section 2.12.


     As soon as practicable after the Effective Time, a letter of transmittal with instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration will be mailed to each Pete's shareholder (other than shareholders who properly exercise dissenters' rights under California Law, if any) for use in exchanging Pete's Common Stock certificates for cash. Upon surrender of a Pete's Common Stock certificate for cancellation to the Paying Agent in connection with the Merger, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such certificate will be entitled to receive in exchange therefor the Merger Consideration. If payment for the surrender of any Pete's Common Stock certificate is to be made to a name other than that in which the Pete's Common Stock certificate surrendered in exchange therefor is registered, it will be a condition of the payment thereof that the Pete's Common Stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment have paid to the Surviving Corporation any transfer or other taxes required by reason of the payment of such cash to any name other than that of the registered holder of the Pete's Common Stock certificate surrendered, or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable. Immediately after the Effective Time, each outstanding Pete's Common Stock certificate will be deemed for all corporate purposes (other than the payment of dividends with respect to a Pete's Common Stock certificate) to represent only the right to receive, upon surrender as contemplated by the Merger Agreement, the Merger Consideration. See Merger Plan -- Section 2.12.


     Any portion of the Exchange Fund which remains undistributed to the holders of Pete's Common Stock one year after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any holders of Pete's Common Stock or vested Pete's options (other than shareholders who properly exercise dissenter's rights under California Law, if any) who have not theretofore complied with the exchange procedure must thereafter look only to the Surviving Corporation only as general creditors thereof for the Merger Consideration.

     Neither the Surviving Corporation nor the Paying Agent will be liable to any holder of Pete's Common Stock for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar law. See Merger Plan -- Section 2.12.

     The Paying Agent will pay in exchange for any lost, stolen or destroyed certificates of Pete's Common Stock upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion, may reasonably require, the Merger Consideration. See Merger
Plan -- Section 2.15.


     HOLDERS OF PETE'S COMMON STOCK CERTIFICATES SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.


         CERTAIN INFORMATION REGARDING GAMBRINUS, PARENT AND MERGER SUB

PBC HOLDINGS, INC. ("PARENT")

     Parent is a Texas corporation wholly-owned by Carlos Alvarez, the sole shareholder of The Gambrinus Company. Parent was recently organized for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the proposed Merger. Parent's executive offices are located at 14800 San Pedro Ave., Suite 300, San Antonio, TX 78232 and its telephone number at that location is (210) 490-9128.

PBC ACQUISITION CORP. ("MERGER SUB")

     Merger Sub is a Texas corporation and a wholly-owned subsidiary of Parent recently organized by Parent for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the proposed Merger. Merger Sub's executive offices are located at 14800 San Pedro Ave., Suite 300, San Antonio, TX 78232 and its telephone number at that location is (210) 490-9128.

THE GAMBRINUS COMPANY ("GAMBRINUS")

     Gambrinus is a Texas corporation which was formed in 1986 and, like Parent, is wholly owned by Carlos Alvarez. Gambrinus is engaged in the business of importing, brewing, marketing and selling various beers. Gambrinus had gross revenues in 1997 in excess of $340 million. It is the exclusive importer of Corona Extra and other beer products brewed by Cerveceria Modelo S.A. de C.V. of Mexico for a territory including Texas plus 24 other states and the District of Columbia in the eastern half of the United States. Recently, Corona has become the top-selling imported beer in the United States, surpassing Heineken. In addition, Gambrinus is the exclusive importer in the United States for Moosehead Lager beer which is brewed in Canada. Gambrinus owns the Spoetzl Brewery located in Shiner, Texas where it brews a number of craft-brewed Shiner brand beer products, including Shiner Bock. An affiliate of Gambrinus owns the Bridgeport Brewing Co. of Portland, Oregon. Gambrinus is a party to the Merger Plan for the purpose of assuring performance by Parent and Merger Sub. The executive offices of Gambrinus are located at 14800 San Pedro Avenue, Suite 300, San Antonio, Texas 78232 and its telephone number at that location is (210) 490-9128.

                      CERTAIN INFORMATION REGARDING PETE'S

     This section of the Proxy Statement contains certain financial or other information concerning the business and operations of Pete's, without taking into consideration the execution of the Merger Plan and its impact on the business and operation of Pete's.

BUSINESS

     Pete's is the second largest major domestic craft brewer in the United States. The Company currently markets its 9 distinctive full-bodied beers in 49 states, the District of Columbia and the United Kingdom under the "Pete's" brand name. Pete's Wicked Ale, the Company's flagship beer, has won 22 awards for excellence since it was introduced in 1986. In addition, Pete's currently markets Pete's Signature Pilsner, Pete's Honey Wheat, Pete's Strawberry Blonde and Pete's Oktoberfest. In 1997, Pete's completed its calendar of seasonal offerings with the introduction of Pete's Springfest to provide a seasonal bridge between Pete's Summer Brew and Pete's Winter Brew. In addition, in response to varying consumer preferences, the Company has diversified its product line by introducing and marketing a new beer, Pete's ESP Lager, in March 1998.

     INDUSTRY BACKGROUND

     The Company participates in the domestic craft beer segment of the estimated $50 billion domestic beer market. This segment represented approximately 4.5% of total domestic, retail beer sales in 1997. In general, three types of brewers produce beers that compete with the Company's beers: major domestic brewers, import beer companies and domestic craft brewers.

     There are approximately 1,300 brewers in the United States. The industry is both highly concentrated, with the top five domestic brewers, Anheuser-Busch Companies, Inc., Miller Brewing Company, Inc., Adolph Coors Co., Stroh and Pabst Brewing Co., accounting for nearly 90% of U.S. beer volume shipments in 1997, and fragmented within the nearly 1,300 domestic craft brewers. The large domestic beer producers generally offer a homogenous selection of beer choices designed for broad mass appeal. These beers, principally light-bodied lagers and pilsners, are brewed for low flavor and aroma, using mass production techniques for low cost.

     The brewers of import beers from Holland, Germany, Canada and Mexico were the first, in recent decades, to provide beers to address and benefit from shifting consumer preferences toward more full-bodied, more flavorful beers. Imported beers often reflect the style preferences of their country of origin and frequently carry a premium image with U.S. consumers. As a result, imports are frequently priced at a premium to most domestic mainstream brands.

     Domestic craft brewers generally brew their beers according to traditional German or English recipes and tend to be more full bodied and more bitter in taste than mass produced domestic beers. As a result, these amber lagers and ales, stouts, porters, bocks and German-style wheat beers and seasonal beers tend to be more flavorful and fresher tasting. Craft brewers have convincingly promoted the concept that beers made in smaller batch sizes and from "all natural ingredients" produce a better beer. This has been particularly relevant, as consumers have shown an increasing interest in the process of beer making, alternative styles of beer and the history surrounding beer. This increased demand for craft beers has allowed a price premium relative to mass produced domestic beers and higher margins throughout the distribution channel, motivating distributors and retailers to carry and promote these products.

     Despite the rapid growth of craft beers and imports in recent years, growth in the total domestic beer market has been less than 1% per annum since 1984. Adult per capita consumption of beer in the United States has also declined slightly. The Company believes that these trends can be attributed to a variety of factors, including increased concerns over the health consequences of consuming alcoholic beverages; safety concerns about drinking and driving; a trend toward a diet of lighter, lower calorie beverages; the increased activity of anti-alcohol consumer protection groups; an increase in the minimum drinking age from 18 to 21 years in all states; the general aging of the population; and increases in federal and state excise taxes.

     After several years of dramatic growth, the domestic craft beer market grew at an annual rate of approximately 8% for the year ended December 31, 1997. This growth rate was significantly below the rates of the past five years, and the Company believes that deceleration of growth by the craft segment will continue in 1998. The Company estimates that the segment was flat to slightly down during the fourth quarter of 1997. The success of the craft segment has attracted significant numbers of entrants to the category, based on the relatively low barriers to entry. This has, in turn, led to significant proliferation of brewers and brands in the marketplace. Consumers, previously stimulated to experiment with an increasing array of choice, appear to be moving toward safer, more reliable brand choices among the premium, "better beer" alternatives to mainstream domestic beers. Consumer research conducted by the Company during 1997 suggests that there is significant interaction between craft brands and import brands when consumers are seeking a better beer. Import brands have effectively marketed their premium image and heritage to attract consumers from the craft segment during the past year. The Company believes that future success of its brand will depend on providing adequate and relevant brand communication to consumers who are seeking better beers.

     Domestic craft brewers fall into four main categories: brewpubs, microbrewers, regional brewers and custom brewers. Brewpubs, consisting of bars and restaurants, produce at least 50% of their product for on-site consumption. Microbrewers, defined within the industry as brewers of less than 15,000 barrels of beer annually, generally have limited distribution and tend to serve a very local market. Regional brewers typically own and operate their own breweries to produce between 15,000 and 2,000,000 barrels of beer annually. While regional brewers generally have a strong presence in their geographic regions, they tend to have less distribution and market share outside of their home region. Such brewers typically invest their resources in constructing and maintaining breweries, leaving little to invest in selling infrastructure and marketing activities. Word of mouth and occasional media attention are relied upon to promote growth. Custom brewers utilize excess industry brewing capacity to produce their beers according to their own proprietary recipes. Custom brewers devote their resources toward advertising and promotion of their craft beers, rather than a capital intensive brewing operation.

     STRATEGY

     The Company's objective has been to become the leading brewer of high quality craft beers in the United States. Key elements of the Company's business strategy to increase market share and profitability include the following:

     Brand Investment. The Company has devoted significant financial resources to innovative selling, advertising and promotional activities designed to build brand awareness and a high level of consumer loyalty. Through participation in trade shows, other beer industry events and founder Pete Slosberg's beer education seminars, the Company seeks to educate distributors, retailers and consumers about the craft beer industry and the Company's beers. In 1997, 1996 and 1995, selling, advertising and promotional expenses represented 51.7%, 42.0% and 36.4%, respectively, of the Company's net sales.

     Beginning in 1998, the Company will market all of its beers under the "Pete's" trademark. Research conducted by the Company during 1997 indicated that consumers in the Company's target market are attracted to the "Pete's" brand name and associate both quality and fun with the brand. In addition, the "Pete's" brand is versatile, amenable to brand expansion and is not constrained by regional or provincial connotations.

     Through ongoing consumer research, the Company seeks to gain further understanding of the craft beer category as it exists today and changes over time, in particular with respect to the "Pete's" brand and advertising awareness, consumption patterns and craft beer consumer demographics. Current consumer research indicates that beer lovers are attracted to the "Pete's" brand in large part because Pete Slosberg is a real person who is passionate about making better beer and his company -- Pete's Brewing Company -- makes great beer. This research also determined that the "Pete's Wicked" image was uniquely associated with the flagship beer "Pete's Wicked Ale" and, therefore, brand positioning adjusted during 1998 on the Company's other beers to maintain this distinction. The repositioning of the brand resulted in the removal of the "Wicked" name from all of the Company's products except for "Pete's Wicked Ale." The Company intends to continue to expend significant resources on selling, advertising and promoting these concepts to increase its market share in key geographic regions in the United States. The Company's advertising and promotional activities promote the Company's image as an innovative brewer, with a personal and inviting character behind the label, a unique brand name and high quality beers.

     Cost Efficient, High Quality Brewing. Since inception, the Company has taken advantage of the excess capacity in the domestic brewing industry by utilizing breweries of independent companies to custom brew the Company's beers under the Company's on-site supervision and pursuant to the Company's proprietary recipes. The Company assures the quality of its beers by selecting specialty malts and hops, controlling the custom brewing operations and by following advanced brewing industry guidelines for in-process and finished product quality assurance. In general, the custom brewing strategy allows the Company to (i) devote significant financial resources to sales, promotion and advertising activities, (ii) achieve sales growth with a relatively lean brewing infrastructure and (iii) secure access to the brewing capacity required to efficiently distribute its beers nationally, while maintaining high quality across its product offerings.

     The Company has a strategic alliance with Stroh pursuant to which the Company custom brews all of its beers at the breweries of Stroh. In August 1995, the Company began shipping products brewed at the St. Paul, Minnesota Stroh brewery. In March 1996, the Company began shipping products brewed at the Winston-Salem, North Carolina Stroh brewery and in late 1997 began to qualify products for brewing at the Seattle, Washington Stroh brewery when Stroh closed its St. Paul brewery. Under the Company's long-term brewing agreement with Stroh (the "Stroh Agreement"), the Company has reduced its production costs. The Company will have the ability to strategically utilize multiple brewing sites in different geographic regions of the United States to reduce transportation costs and delivery times to distributors. The Company believes that utilizing multiple breweries of a single brewer provides advantages over utilizing facilities of several different brewers, including ease of management of operations, uniformity of product quality and ability to use a single management information system. In connection with the Stroh Agreement, the Company issued a warrant to Stroh to purchase 1,140,284 shares of the Company's Common Stock and an executive officer of Stroh joined the Company's Board of Directors.

     National Distribution Network. The Company's strategy has been to expand market share in key markets of the United States by leveraging its established national distribution network to increase retail account distribution. The Company has invested significant resources to educate distributors and retailers about promoting and selling the Company's beers and the craft beer segment in general. The Company chooses distributors in each market that will devote significant attention and resources to the promotion and sale of the Company's beers. These distributors may be wine and spirits distributors or traditional beer wholesalers.

     Product Diversity and Quality. The Company intends to continue to update its product line with beers designed to appeal to varying consumer preferences. The Company currently markets 9 distinctive full flavored craft beers, consisting of five year-round products and four seasonal brews. The Company's beers, ranging from brown to amber to gold colors, all bear the "Pete's" brand name and allow the Company to appeal to a broad range of consumers. The Company intends to establish a selection of year-round and seasonal beers that will attract consumers to craft beers and allow them to explore new tastes. The company brews its beers using only water, malt, hops, yeast and natural spices and flavors.

     PETE'S BREWS

     The Company positions all of its products as full-bodied beers of the highest quality. The Company's products are made only from high quality natural ingredients. The Company brews its beer using only water, malt, hops, yeast and natural spices and flavors. The Company's beers have won numerous awards for excellence.

     Brands

     The Company offers or plans to offer in the near future the following Pete's brews:

     Pete's Wicked Ale. Introduced in 1986, the Company's flagship beer, Pete's Wicked Ale, is widely recognized as the original American brown ale, with a roasted malt sweetness, strong hop flavor and aroma, and medium body. Pale, chocolate and caramel malts and a complex blend of Cascade and rare Brewer's Gold hops have contributed to the numerous awards for brewing excellence that this beer has received since 1986.

     Pete's Signature Pilsner. Introduced in 1992 as Pete's Wicked Lager, and repositioned as Pete's Wicked Bohemian Pilsner in 1996, Pete's Signature Pilsner is an authentic Czech pilsner. A medium-bodied lager, it has a malty sweetness with assertive bitterness and strong hoppy aroma from the use of imported Saaz hops.

     Pete's Winter Brew. Introduced in the winter of 1993, Pete's Winter Brew, formerly Pete's Wicked Winter Brew, is a medium bodied amber ale with a raspberry aroma and taste. This holiday offering is available annually from the Fall through the Winter.

     Pete's Summer Brew. Introduced in April 1995, Pete's Summer Brew, formerly Pete's Wicked Summer Brew, is a light, refreshing golden pale ale made with pale and wheat malt, Tettanger hops, and a delicate hint of natural lemon flavor. This summer offering is available annually from April to August. The Company believes that Pete's Wicked Summer Brew was the number one selling craft summer seasonal beer in the United States in 1997, 1996 and 1995.

     Pete's Honey Wheat. Introduced in July 1995, Pete's Honey Wheat, formerly Pete's Wicked Honey Wheat, is an ambered colored, delicately malted wheat beer that is distinguished by its use of caramel malt in addition to wheat malt. The honey flavor naturally enhances the depth of the malt and hop flavors for a rich, smooth taste. Late-kettled hopping with a blend of Tettanger and Cascade hops adds a slightly fruity aroma. The beer is unfiltered to retain the distinctive honey-flavored finish.

     Pete's Strawberry Blonde. Introduced in July 1996, Pete's Strawberry Blonde, formerly Pete's Wicked Strawberry Blonde, is a golden ale with a soft malty finish, and a distinct strawberry aroma.

     Pete's Oktoberfest. Introduced in August 1996, Pete's Oktoberfest, formerly Pete's Wicked Oktoberfest, is a traditional Bavarian amber lager brewed in the classic Marzen style. This copper colored, medium-bodied brew has a sweet, caramel nutty flavor arising from the use of caramel malts, with the balancing bitterness of a blend of Cascade, Yakima Cluster and Tettanger hops. This fall seasonal is available in September and October.

     Pete's Springfest. Introduced in December 1997, Pete's Springfest, formerly Pete's Wicked Springfest, is a hearty, full-bodied, amber brew designed in the tradition of spring celebration seasonal bock beers. Its rich malty flavor derives from the brewmaster's use of caramel, wheat, munich, and pale malts balanced by a variety of hops. This spring seasonal is available in February and March.

     Pete's ESP Lager. Created in late 1997 for early 1998 introduction, Pete's ESP Lager is made in the style of European export lagers. Its golden color, combined with a refreshing craft character and crisp finish, make it a relevant alternative to more full-bodied styles. Crafted with the use of pale and wheat malts and Yakima Cluster and Tettanger hops, this new style was introduced in March 1998.

     In January 1998, the Company announced its plan to realign its portfolio of brands and discontinue Pete's Wicked Multigrain, Pete's Wicked Maple Porter, Pete's Wicked Amber Ale and Pete's Wicked Pale Ale.

     Awards for Excellence

     The Company's beers have won numerous awards for excellence. The following table lists certain awards and distinctions achieved by the Company's beers:

PETE'S WICKED ALE
1997 SILVER MEDAL: Ale Category                World Beer Championship
1997 GOLD MEDAL: Brown Ale Category            Cheers One World Festival, Florida
1997 1ST PLACE                                 Norwalk, CT Consumer Preference Poll
1996 GOLD MEDAL: Brown Ale Category            World Beer Championships
1996 SILVER MEDAL: Brown Ale Category          All American Beer Festival, Houston
1995 BRONZE MEDAL: American Brown Ale          Great American Beer Festival(R), Denver
1995 SILVER MEDAL: Brown Ale Category          World Beer Championships
1994 SILVER MEDAL: Brown Ale Category          World Beer Championships
1994 GOLD AWARD                                Karnival of Beers, Fullerton
1994 4TH PLACE: Brown Ales                     Great International Beer Tasting, Denver
1993 4TH PLACE: Brown Ales                     Great International Beer Tasting, Denver
1992 GOLD MEDAL: American Brown Ale            Great American Beer Festival(R), Denver
                                               Great American Beer Festival(R) "People's
1992 1ST PLACE                                 Choice"
1992 BEST ALE                                  Atlanta Tribune Tasting, Atlanta
1991 1ST PLACE BROWN ALES                      Twin Cities Reader Poll, Minneapolis
1991 2ND PLACE ALL STYLES                      Los Angeles Times Tasting, LA
1990 BEST BROWN ALE                            Great American Beer Tasting, New York
1990 2ND PLACE ALE                             Milwaukee Beer Festival, Milwaukee
1988 SILVER MEDAL                              KPBS International Beer Festival, San Diego
1988 SILVER MEDAL: Brown Ale Category          Great American Beer Festival(R), Denver
1987 SILVER MEDAL: Ale Category                Great American Beer Festival(R), Denver
1987 1ST PLACE ALL STYLES                      Bay Guardian Competition, San Francisco

PETE'S SIGNATURE PILSNER
1997 SILVER: Lager Category                    World Beer Championships
1997 SILVER: Pilsner Category                  Cheers One World Festival, Florida
1996 GOLD MEDAL: Pilsner Category              World Beer Championships
1996 BRONZE MEDAL: Lager Category              All American Beer Festival, Houston
1995 GOLD MEDAL: Pilsner Category              World Beer Championships
1995 SILVER MEDAL: Traditional Pilsen          California Beer Festival
1994 GOLD MEDAL: Pilsner Category              World Beer Championships
1994 GOLD AWARD:                               Karnival of Beers, Fullerton
1994 1ST PLACE:                                Great International Beer Tasting, Denver
1993 GOLD MEDAL                                Great International Beer Tasting, Denver

PETE'S HONEY WHEAT
1997 BRONZE MEDAL: Wheat Category              All American Beer Festival, Houston
1997 GOLD MEDAL: Flavored Wheat Category       Cheers One World Beer Festival, Florida
1996 SILVER MEDAL: Flavored Wheat Category     World Beer Championships
1996 SILVER MEDAL: Wheat Category              All American Beer Festival, Houston
1996 BEST HONEY BEER                           World Expo of Beer "People's Choice", MI
1995 SILVER MEDAL: Herb & Spice Category       World Beer Championships

PETE'S STRAWBERRY BLONDE
1997 SILVER MEDAL: Fruit Beer Category         World Beer Championship
1997 1ST PLACE: Ale Category                   Chicago Beer Affair
1997 BRONZE MEDAL: Fruit Beer Category         All American Beer Festival, Houston

1996 SILVER MEDAL: Fruit Beer Category         World Beer Championship

PETE'S SUMMER BREW
1996 BEST PALE ALE                             World Expo of Beer "People's Choice", MI
1995 SILVER MEDAL: Fruit Beer Category         World Beer Championships

PETE'S OKTOBERFEST
1997 1ST PLACE: Seasonal Category              Chicago Beer Affair
1996 SILVER MEDAL: Oktoberfest Category        World Beer Championship

PETE'S WINTER BREW
1997 SILVER MEDAL: Winter Ale Category         World Beer Championships
1995 SILVER MEDAL: Fruit Flavored Category     California Beer Festival
1993 NINKASI AWARD                             Based on one of the homebrew recipes by the
                                               1993 National Homebrew Grand Champion

     Packaging

     The label imagery on the Pete's bottle and the other graphics on the packaging containers are the primary communication with the consumer at the point of sale. For this reason the Company has invested and continues to invest significant resources to design, develop and protect the product package designs and artwork. All of the Company's bottles include visually appealing labels and a descriptive message from Pete. In 1990, the distinctive packaging for Pete's Wicked Ale won a Clio Award for the Best International Beer Packaging. In October 1997, the Company initiated a uniform packaging re-design of the "Pete's" brand to focus on Pete Slosberg and the "Pete's" brand, allowing the "Pete's Wicked" image to represent the flagship beer "Pete's Wicked Ale" alone. In January 1998, the Company announced the planned April 1998 release of new packaging to support the new brand positioning and emphasis on Pete's founder, Pete Slosberg. The Company packages its beers in bottles, cans, or kegs and sells to distributors in four packaging formats. Six packs contain six 12-ounce bottles in an open-top, logo emblazoned pressboard carrier. Twelve packs contain 12 12-ounce bottles in a sealed, logo emblazoned corrugated container. In 1997, the Company introduced cans in select retail markets such as commercial airlines. For distribution to pubs, bars and restaurants, the Company packages draught beer in kegs. One keg holds one half barrel or 15.5 gallons.

     RESEARCH AND PRODUCT DEVELOPMENT

     Research and product development activities are on-going. Opportunities identified by the Company are formulated and developed by the Company's Brewmaster, Pat Couteaux. Mr. Couteaux has 16 years of experience in the brewing industry, most recently with G. Heileman Brewing Co., and holds a master's degree in Brewing Science from the Technical University of Munich at Weihenstephan, Germany. He is in charge of establishing quality control limits, developing new beers, managing raw material selection, optimizing efficiency and educating Company personnel regarding taste and other qualities. Mr. Couteaux oversees all elements of the brewing of the Company's beers. Since most beer types fall into major categories or subcategories, an extensive development process is not required to bring a new product to market.

     The sale of a limited number of beers has accounted for substantially all of the Company's sales since inception. The Company believes that the sale of its currently offered beers will continue to account for a significant portion of sales for the foreseeable future. Therefore, the Company's future operating results, particularly in the near term, are significantly dependent upon the continued market acceptance of these beers. There can be no assurance that the Company's beers will continue to achieve market acceptance. A decline in the demand for the Company's beers as a result of competition, changes in consumer tastes and preferences, government regulation or other factors would have a material adverse effect on the Company's business, operating results and financial condition. In addition, there can be no assurance that the Company will be successful in developing, introducing and marketing additional new beers that will sustain sales growth in the future.

     ADVERTISING AND PROMOTION

     The Company's marketing programs emphasize the "Pete's" brand name and are generally designed to promote brand recognition and trial of the Company's products. The Company targets its marketing efforts at adults, ages 21 to 39, which the Company believes form the most significant group contributing to the growth of the craft beer industry. The Company's advertising and promotion activities focus on the passion and knowledge of its founder, Pete Slosberg and, the high quality of its beers. The Company has successfully maintained its microbrewery heritage while expanding distribution and sales.

     The Company uses a combination of educational and promotional programs aimed at distributors, retailers and consumers, radio and print advertising, public relations activities, attendance at trade shows and other craft beer industry events and consumer communications to market its products.

     The Company has undertaken a number of marketing initiatives that have strengthened its franchise and role as an industry innovator. By promoting Pete Slosberg as a beer enthusiast and Company Founder, the Company has the only national brand identified with an individual deemed to be a true "beer folk hero." Additional innovations, such as a (1-800) line, further differentiate the label from other brands and help to keep the Company close to the consumer. In addition, the Company will continue to use advertising of various mediums in key markets. In 1997, the Company updated its seasonal line of beers with the introduction of Pete's Springfest. Pete's Springfest is available between the Pete's Wicked Winter Brew and Pete's Wicked Summer Brew selling seasons. All of these marketing innovations have succeeded in increasing the visibility of the Pete's brand, with the Company's distributors, retailers and consumers since its initial introduction.

     Educational and Promotional Programs. The Company's sales force actively educates and trains distributors and retailers about the brewing process, the craft beer segment in general and the Company's beers in particular. The Company's sales force provides a high level of support to distributors, assisting in regular planning of marketing and promotional programs and providing consumer and distributor training and education. Pete Slosberg's beer education seminars are additive to the Company's education activities. Through these efforts, the Company seeks to obtain a competitive advantage by encouraging more attention to its beers and a more effective resale effort from distributors and retailers.

     At the retail level, the Company provides creative point of sale display materials and theme promotions designed to encourage trial and repeat purchases of the Company's beers. The Company's recent point of sale promotional activities included (i) a fall/winter promotion entitled "Seek the Peak" encouraging wholesaler execution objectives and (ii) a "Tarot Card" Halloween theme promoting the natural connection between the "Pete's Wicked Ale" brand name and Halloween. The Company's bottle labeling and package artwork also enhances the Company's visibility at the point of sale.

     Advertising. The Company's advertising activities feature Pete Slosberg, the Company's founder and spokesperson, as an everyday guy and the ultimate beer enthusiast. In 1994, the Company became the first national, domestic craft beer producer to utilize television advertising to promote its products. In May 1996, the Company initiated radio advertising in several markets across the United States. In 1997 the Company's radio campaign was focused on the No. 1 selling seasonal Pete's Summer Brew. The Company will continue to advertise in various mediums and to monitor the effectiveness of its advertising among beer consumers and to identify effective long-term communications strategies in order to build loyalty among the Company's target consumer group.

     The Company also utilizes print advertising to develop its image and create demand for its beers. The Company concentrates its print advertising efforts on prominent trade magazines, including Beer -- The Magazine, All About Beer and American Brewer. The Company also seeks to identify and encourage editorial and third party testimonial publicity to promote the Company and its products. Recent articles in Modern Brewery Age and Impact magazine featured viewpoints from senior Pete's Brewing Company executives.

     Trade Shows and Other Events. The Company participates in trade shows, national and international beer-tasting events and other craft beer industry events. The Company participated in trade shows in 1997, including the Great American Beer Festival and the National Beer Wholesalers Association Conference, as well as numerous regional restaurant and hotel expositions. Many of these events provide a forum for Pete to promote the Company's image and further strengthen the "Pete's" brand name.

     Consumer Communications. The Company encourages direct communication with consumers by maintaining a consumer hotline and printing the number (1-800-877-PETE) on each bottle of beer it sells. The hotline allows consumers to obtain additional information regarding the Company and its beers and allows craft beer enthusiasts to express their opinions to the Company. During business hours, a Company representative personally answers every phone call.

     DISTRIBUTION AND SALES

     The Company sells its beers to independent beverage distributors for resale to retailers who sell the beers to the consumer. The Company currently has approximately 400 distributors and its beers are sold in 49 states, the District of Columbia and the United Kingdom in supermarkets, liquor stores, bars, pubs, restaurants, drug stores, warehouse club stores and convenience stores. The Company chooses distributors in each market that will devote attention and resources to the promotion and sale of the Company's beers, which may be either wine and spirits distributors or beer wholesalers.

     Independent wholesale distributors of Pete's brews (all of whom carry other beverage products that compete with the Company's beers) are formally appointed in a variety of ways throughout the 49 states in which the Company does business. In most cases, variations in appointment procedures are directly attributable to state alcoholic beverage laws mandating territorial appointment (some exclusive and some non-exclusive), restricting in various ways the Company's ability to terminate or not renew the services of wholesale distributors and providing varying periods and methods of resolving contractual disputes. Generally, these state laws vary from a requirement that good cause be shown for the action taken to a requirement that compensation be paid to the terminated distributor for the fair market value of the lost business. In most states, the Company uses appointment letters accompanied by a standard terms and conditions agreement committing the wholesale distributor to an investment in the promotion of the Company's beers.

     The Company supports its distributor network with a sales force that is organized by region with the Senior Vice President Sales overseeing the various regions. The Company seeks to create and maintain a prominent position with its distributors through the strength of its brand name, product diversity, sophisticated selling support, customer service and attractive profit margins throughout the distribution channel.

     During the second half of 1996, the Company transitioned to a new wholesale distribution network in California, Colorado and Washington, D.C. Previously, the Company had relied on a single or limited number of distributors in these key markets. The transition of the Company's distribution from a single or limited number of distributors to in excess of 30 new distributors adversely impacted the Company's level of revenues and profitability in the fourth quarter of 1996 and in 1997, is expected to continue to impact the Company's results of operations in the near term.

     The Company is dependent upon its distributors to sell the Company's products and to assist the Company in promoting market acceptance of, and creating demand for, the Company's products. There can be no assurance that the Company's distributors will devote the resources necessary to provide effective sales and promotion support to the Company. During 1997 and 1996, the Company's ten largest distributors accounted for approximately 34.1% and 39.2%, respectively, of the Company's sales. Sales to Premium Coastal, the Company's distributor covering the Commonwealth of Massachusetts, represented approximately 9.1%, 9.4% and 10.7%, of the Company's sales in 1997, 1996 and 1995, respectively. Sales to Southern Wine and Spirits, the Company's former California distributor, represented approximately 10.7% and 20.7% of the Company's sales in 1996 and 1995, respectively. No other distributor accounted for 10% or more of the Company's sales during such periods. The Company expects sales to its ten largest distributors to continue to represent a significant portion of sales. The Company believes that its future growth and success will continue to depend in large part upon these significant distributors. If one or more of these significant distributors were to discontinue selling, or decrease the level of orders for the Company's products, the Company's business would be adversely affected in the areas serviced by such distributors until the Company retained replacements. There can be no assurance however that the Company would be able to replace a significant distributor in a timely manner or at all in the event it were to discontinue selling the Company's products. In addition, there is always a risk that the Company's distributors will give higher priority to the products of other beverage companies, including products directly competitive with the Company's beers, thus reducing their efforts to sell the Company's products. This risk is exacerbated by the fact that many of the Company's distributors are reliant on the beers of one of the major beer producers for a large percentage of their revenues and, therefore, may be influenced by such a producer.

     The Company's strategy for increasing market share involves establishing a network of distributors in a market, educating the distributors and retailers and building sales volume through aggressive promotion and advertising campaigns. To date, the Company has applied significant selling, advertising and promotional resources to only a limited number of key markets. The Company intends to focus on those key markets where the increasing population base, historically high level of beer consumption and relative lack of competition from other craft beers provides the greatest opportunities for growth.

     CUSTOM BREWING

     Since inception, the Company has followed a strategy of utilizing breweries with excess capacity to brew the Pete's beers pursuant to the Company's proprietary recipes. The Company believes that there is high quality excess brewing capacity available in the domestic beer industry to meet its needs for the foreseeable future. The Company's custom brewing strategy allows it to forego the substantial investment of financial resources required to purchase, or build, and maintain a brewery, and results in lower capital and overhead costs per barrel of beer sold. From June 1992 through May 1995, the Company produced and packaged all of its beers at the St. Paul, Minnesota brewery of Minnesota Brewing Company ("MBC"). In May 1995, the Company began transitioning production of its beers from MBC to the Stroh brewery, also in St. Paul, Minnesota. The transition to the Stroh brewery in St. Paul was completed in November 1995. The Company began shipping beer from the Stroh Brewery in Winston-Salem, North Carolina in March 1996. In November 1997, Stroh closed its St. Paul brewery and currently, all of the Company's beers are produced at the Stroh brewery in Winston-Salem, North Carolina.

     Custom Brewing Agreement with Stroh. The Company has a strategic alliance with Stroh pursuant to which the Company custom brews its beers at the breweries of Stroh. The Company believes that Stroh is one of the most knowledgeable, experienced and skilled brewers of beer in the United States. The Company has chosen Stroh as its custom brewing partner because of Stroh's ability to support the brewing of the Company's craft beers according to traditional European brewing styles and methods and to ensure high quality throughout the brewing process. The Company will begin shipping beer from the Stroh brewery in Seattle, Washington in 1998. Additionally, the Company also has access to the Stroh brewery in Longview, Texas. The alliance with Stroh allows the Company to custom brew its beers in multiple geographic locations, which offers the opportunity for more efficient national distribution and shortened delivery times. Production at multiple breweries also reduces or eliminates the risks associated with brewing all of the Company's beers at a single brewery. Stroh purchases all of the ingredients used in producing the Company's beers in compliance with rigorous quality assurance requirements, guidelines and specifications established by the Company. The Company believes that Stroh is able to achieve volume purchase pricing discounts that may not be available to the Company. The annual brewing capacity available to the Company at the three Stroh breweries is over three times greater than the total volume of beer sold by the Company in 1997. The Stroh Agreement expires May 31, 2004. Pursuant to the Stroh Agreement, the Company is obligated, with certain limited exceptions, to brew all of its beers at the Stroh breweries.

     The Company has agreed to pay Stroh a manufacturing services price equal to the aggregate of a contractually specified brewing fee for contract services performed, and the cost of materials for all beer shipped. In addition, the Company is eligible for certain volume discounts through 1998 if the shipments exceed certain minimum levels and do not exceed certain maximum levels, although there can be no assurance that the Company will achieve such minimum levels. The Company did achieve such minimum levels in 1996 but did not achieve the minimum levels in 1997 and does not expect to achieve the minimum levels in 1998. Stroh may terminate the agreement only on the limited grounds of the Company's breach or insolvency.

     Pete's is responsible for all capital improvements or modifications required to produce the Company's beers at the additional Stroh breweries in either Longview or Seattle. In the event that either party terminates the brewing agreement according to its terms, the Company must reimburse Stroh for the unamortized costs of any such improvements or modifications. Should Stroh elect to terminate brewing operations at any one of its breweries, Stroh will shift production of the Company's beers to another of the Stroh breweries and will pay all costs associated with such move, except for incremental freight costs incurred by the Company or its distributors as a result of the move.

     The Company is required to provide Stroh with annual and periodic barrel production forecasts. The Company is required to produce a certain minimum barrelage at the Stroh breweries each year, which amount is significantly less than the volume of beer sold by the Company in 1997. However, in the event that the minimum barrelage is not produced, the Company must make certain payments to Stroh. Stroh retains a security interest in all beer produced under the brewing agreement until the Company has paid the specified price or until such beer is shipped. Payment is due to Stroh upon shipment. Under the terms of the Stroh brewing agreement, delivery of all beers by Stroh to the Company or its distributors is at the dock of the subject Stroh brewery. The Company is responsible for securing and paying for carrier services for its beers from Stroh's breweries.

     The Company assures the quality of its beers by controlling the custom brewing operations and by following the most advanced brewing industry guidelines for in-process and finished product testing. The Company's brewmaster works in Winston-Salem and oversees brewing in all locations. The Company has access to Stroh's technical breweries and pilot plant to conduct tests and developmental work with respect to existing flavors and proposed malt beverages.

     In connection with the Stroh Agreement, the Company issued a warrant to Stroh to purchase 1,140,284 shares of the Company's Common Stock at an exercise price of $14.00 per share. In addition, Christopher T. Sortwell, Senior Vice President and Chief Financial Officer of Stroh, joined the Company's Board of Directors in October 1995.

     The Company relies upon Stroh at all phases of the production of its beers, for access to contracted facilities, and the performance of services under the manufacturing services agreement, including sourcing and purchasing the ingredients used to make the Company's beers, scheduling production to meet delivery requirements, brewing and packaging the Company's beers, performing quality control and assurance, invoicing distributors upon shipment, and collecting and remitting payments to the Company. The Company's relationship with Stroh is therefore critical to the Company's business, operating results and financial condition. The Company's dependence on Stroh entails a number of significant risks. The Company's business, results of operations and financial condition would be materially adversely affected if Stroh were unable, for any reason, to provide contracted access to capacity or fail to perform according to the provisions of its manufacturing services agreement. In the event that the Company were unable to continue to custom brew its beers in required volumes at the Stroh breweries, the Company would have to identify, qualify and transition production to an acceptable alternative brewery. This identification, qualification and transition process could take two years or longer, and no assurance can be given that an alternative brewery would be available to the Company or be in a position to satisfy the Company's production requirements on a timely and cost-effective basis. Accordingly, if the Company's ability to obtain product from the Stroh breweries were interrupted or impaired for any reason, the Company would not be able to establish an alternative production source, nor would the Company be able to develop its own production capabilities, without substantial disruption to the Company's operations. Any inability to obtain adequate production of the Company's beers on a timely basis or any other circumstances that would require the Company to seek alternative sources of supply would delay shipments of the Company's products, which could damage relationships with its current and prospective distributors and retailers, provide an advantage to the Company's competitors and have a material adverse effect on the Company's business, financial condition and operating results.

     Construction of Brewery. After a review of a brewery construction feasibility study prepared by the Company in conjunction with its architect, mechanical engineer and general contractor, and a review of available capacity under the Stroh Agreement and other factors, the Company determined not to go forward with previously disclosed plans to construct and equip a new brewery in California. Although the Company believes that the brewing capacity available to the Company under the Stroh Agreement is adequate to meet its needs for the foreseeable future, the Company will continue to monitor long-term capacity availability in light of its business plan. The financial resources previously earmarked to finance capital expenditures in connection with the construction of the brewery are now being used for general corporate purposes, including to meet working capital needs, pending the analysis, currently underway, of the alternative uses available to the Company. During the first quarter of 1997, based on the decision to indefinitely delay construction of a brewery, the Company took a charge to earnings of $713,000 for the write-off of previously capitalized costs in connection with the brewery project. Such write-off adversely impacted the Company's earnings in the first quarter of 1997.

     Ingredients and Packaging Materials. The Company or Stroh has established relationships with the several suppliers of water, malt, hops and yeast used in the brewing of the Company's beers do not contain fillers such as corn, rice or sugar which are typically found in mass-produced beers and which tend to diminish a beer's true character. All ingredients purchased by Stroh under the brewing agreement must comply with the Company's established quality assurance requirements, procedures, guidelines and specifications. The Brewer's Gold hops used in the production of Pete's Wicked Ale are specially grown for the Company in the Willamette Valley in Oregon. In order to secure adequate amounts of these rare Brewer's Gold hops, the Company must make certain advance purchase commitments. These hops are not otherwise grown in quantities sufficient to satisfy the Company's requirements for the production of Pete's Wicked Ale. If the Company were unable to obtain sufficient quantities of the Brewer's Gold hops it would be required to use alternative hops which would change the character of Pete's Wicked Ale.

     Under the terms of the brewing agreement, the Company will, with certain exceptions, purchase packaging for the beers brewed through Stroh. All such packaging must comply with the Company's quality assurance specifications. The Company will reimburse Stroh for the purchase or modification of any equipment necessary to properly assemble the packaging.

     Quality Assurance Program. In order to control the quality of finished products, Pete's has established acceptable inventory shelf lives of 180 days for pasteurized bottled products and 60 days for refrigerated draft products. Each of the Company's beers has a code date that is monitored by the Company's sales personnel, distributors and retailers to ensure product freshness. The Company conducts standard testing according to the specifications and methodology set forth by the American Society of Brewing Chemists and the European Brewing Convention. The Company's quality assurance program encompasses the entire final aged product to ensure that the Company's rigorous specifications have been met.

     TRADEMARKS, COPYRIGHTS AND BEER RECIPES

     The Company owns all of the "Pete's Wicked" product names and has registered or filed applications to register each in the United States Patent and Trademark Office. Currently, only Pete's Wicked Ale still utilizes the Pete's Wicked trademark. The Company utilizes a number of recipes in the production of its beers and protects these recipes as trade secrets. In addition, product package, advertising and promotion design and artwork are important to the Company's success, and such materials are protected by copyright. The Company considers its beer recipes to be of considerable value and critical to its business. Current consumer research indicates that the "Pete's Wicked" image is uniquely associated with the Company's flagship beer "Pete's Wicked Ale." The Company has adjusted its brand positioning in 1998 to maintain this distinction. The Company has filed applications and has obtained registrations for certain of its trademarks in various foreign countries. The Company will continue to take appropriate measures, such as entering into confidentiality agreements with its custom brewing partners, to maintain the secrecy and proprietary nature of its beer recipes. In addition, the Company intends to take action to protect against imitation of its products and packages and to protect its trademarks and copyrights as necessary. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary information will prevent misappropriation of such information and such protections may not preclude competitors from developing confusingly similar brand names or promotional materials or developing products with taste and other qualities similar to the Company's beers.

     COMPETITION

     The Company competes in the craft beer segment of the domestic beer market. The Company believes that its products compete with those domestic and imported beers that generally sell for retail prices in excess of $5.99 per six pack. The principal competitive factors affecting the market for the Company's products include product quality and taste, packaging, price, brand recognition and distribution capabilities. The Company believes that it currently competes favorably overall with respect to these factors. The Company also believes that increased sales volume from the Company's current levels offers some competitive edge and is seeking various ways to achieve a larger scale operation. There can be no assurance however that the Company will be able to compete successfully against current and future competitors based on these and other factors.

     The domestic craft beer market has historically been one of the fastest growing segments of the domestic beer market. However, 1997 saw a significant decline in the growth trend over the last 5 years and the Company expects a generally flat growth trend for the craft beer category in 1998. The Company competes with a variety of domestic and international brewers, many of whom have significantly greater financial, production, distribution and marketing resources and a higher level of brand recognition than the Company. As a result of the increased demand for craft beers, the Company competes with and anticipates competition from several of the major national brewers, such as Anheuser-Busch, Miller Brewing Co. and Adolph Coors Co., each of which has introduced and is marketing fuller flavored beers designed to compete directly in the craft beer segment. For example, Anheuser-Busch, Miller Brewing Co. and Adolph Coors have introduced and marketed Elk Mountain Ale, Leinenkeugel and Killian's Red, respectively. In addition, the Company expects that certain of the major national brewers, with their superior financial resources and established distribution networks, may seek further participation in the continuing growth of the craft beer market through the investment in, or the formation of, distribution alliances with smaller craft brewers. The increased participation of the major national brewers will likely increase competition for market share and heighten price sensitivity within the craft beer market.

     The Company believes that significant competition comes from producers of imported beers such as Bass PLC, Cerveceria Modelo, S.A. de C.V. (brewer of Corona Extra), Guinness PLC, Cerveceria Moctezuma, S.A. de C.V. (brewer of Dos Equis) and Heineken N.V. which currently produce premium, generally fully-flavored beers. Imported beer accounts for a greater share of the domestic beer market than craft beers. The Company expects continued competition from imported beer brewers, many of whom have greater financial and marketing resources, as well as greater brand name recognition, than the Company.

     The Company also anticipates increased competition in the craft beer market from existing craft brewers such as The Boston Beer Company, Inc., Redhook Ale Brewery, Inc., Sierra Nevada Brewing Co., Pyramid Brewing Co., Anchor Brewing Co. and new market entrants. In particular, the Company believes that competition has intensified recently as a result of the decline in the segment's growth rate, and proliferation of small local craft brewers that have introduced and are marketing significant numbers of products. The Company also competes with other beer and beverage companies not only for consumer acceptance and loyalty but also for shelf and tap space in retail establishments and for marketing focus by the Company's distributors and their customers, all of which also distribute and sell other beers and alcoholic beverage products. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could have a material adverse effect on the Company. Although the demand for craft beers has increased dramatically over the past decade, there can be no assurance that this demand will continue, or, even if such demand continues to increase, that consumers will choose the Company's products.

     GOVERNMENT REGULATION

     The Company's business is highly regulated by federal, state and local laws and regulations. Federal and state laws and regulations govern licensing requirements, trade and pricing practices, permitted and required labeling, advertising, promotion and marketing practices, relationships with distributors and related matters.

For example, federal and state regulators require warning labels and signage on the Company's products. The Company believes that it has obtained all regulatory permits and licenses necessary to operate its business in the states where the Company's products are currently being distributed. Failure on the part of the Company to comply with federal, state or local regulations could result in the loss or revocation or suspension of the Company's licenses, permits or approvals and accordingly could have a material adverse effect on the Company's business. Governmental entities also levy various taxes, license fees and other similar charges and may require bonds to ensure compliance with applicable laws and regulations. The Company must also comply with numerous federal, state and local environmental protection laws. The Company is operating within existing laws and regulations or is taking action aimed at assuring compliance therewith. The Company does not expect compliance with such laws and regulations to materially affect the Company's capital expenditures, earnings or competitive position as a whole, though it could in particular markets.

     The State of Missouri has recently enacted a law requiring inclusion on the label of the owner of the brewery assets. The Company has filed a lawsuit, in combination with several other brewers, to contest the constitutionality of the law. The Company believes that it will prevail, but an adverse determination could have a material impact on the Company's business in the State of Missouri, though would not have a material impact to the Company's overall business.

     Certain states, including California, Connecticut, Delaware, Iowa, Maine, Massachusetts, Michigan, New York, Oklahoma, Oregon and Vermont, and a small number of local jurisdictions, have adopted restrictive beverage packaging laws and regulations that require deposits on beverage containers. Congress and a number of additional state or local jurisdictions may adopt similar legislation in the future, and in such event, the Company may be required to incur significant expenditures in order to comply with such legislation. Changes to federal and state excise taxes on beer production, federal and state environmental regulations, including laws relating to packaging and waste discharge, or any other federal and state laws or regulations which affect the Company's products could materially adversely affect the Company's results of operations.

     EMPLOYEES


     As of March 31, 1998, the Company had 110 employees, including 79 in sales and marketing and 31 in administration. The Company's future success will depend, in part, on its ability to continue to attract, retain and motivate highly qualified marketing and managerial personnel. None of the Company's employees are represented by a collective bargaining agreement, nor has the Company experienced work stoppages. The Company believes that its relations with its employees are good.


     PROPERTY

     The Company's principal administrative, sales and marketing and product development facilities are located in two buildings of approximately 7,091 square feet and 8,279 square feet, respectively, in Palo Alto, California pursuant to leases which expire March 2001 and February 2002. In addition, the Company leases sales offices in Boston, Philadelphia, Atlanta, St. Paul, Seattle, Dallas, Chicago and New Rochelle. The Company believes that its existing facilities are adequate to meet its current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

     LEGAL PROCEEDINGS

     The Company is engaged in certain legal and administrative proceedings incidental to its normal business activities. While it is not possible to determine the ultimate outcome of these actions, at this time the Company believes that any liabilities resulting from such proceedings, or claims which are pending or known to be threatened, will not have a material adverse effect on the Company's consolidated financial position or results of operation.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto set forth elsewhere in this Proxy Statement. The consolidated statement of operations data for the years ended December 31, 1997, 1996 and 1995 and the consolidated balance sheet data as of December 31, 1997 and 1996 are derived from Consolidated Financial Statements of the Company that have been audited by Coopers & Lybrand LLP and that are included elsewhere herein. The consolidated statement of operations data for the years ended December 31, 1994 and 1993 and the consolidated balance sheet data as of December 31, 1995, 1994 and 1993 are derived from audited consolidated financial statements of the Company that are not included herein. The consolidated statement of operations data for the three months ended March 31, 1998 and 1997 and the consolidated balance sheet data as of March 31, 1998 are derived from unaudited financial statements of the Company that are included elsewhere herein and which have been prepared on the same basis as the audited Consolidated Financial Statements and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for the unaudited interim periods. The statement of operations data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                                   THREE MONTHS
                                  ENDED MARCH 31,                YEARS ENDED DECEMBER 31,
                                 -----------------   ------------------------------------------------
                                  1998      1997       1997      1996      1995      1994      1993
                                 -------   -------   --------   -------   -------   -------   -------
                                    (IN THOUSANDS, EXCEPT PER SHARE, PER BARREL AND EMPLOYEE DATA)
Consolidated Statement of Operations
  Data:
Net sales......................  $ 9,789   $12,204   $ 58,336   $70,634   $59,176   $30,837   $12,236
Gross profit...................    4,441     5,971     27,653    35,873    29,517    13,939     5,733
Income (loss) from
  operations...................   (3,109)   (4,512)   (11,016)    1,078     2,536       603       166
Net income (loss)..............  $(1,777)  $(2,820)  $ (6,094)  $ 1,683   $ 1,538   $   551   $   131
Net income (loss) per share,
  basic........................  $ (0.16)  $ (0.26)  $  (0.57)  $  0.16   $  0.19   $  0.15   $  0.06
Net income (loss) per share,
  diluted......................  $ (0.16)  $ (0.26)  $  (0.57)  $  0.16   $  0.18   $  0.07   $  0.02
Barrels sold...................     61.1      75.3      361.1     425.6     347.8     180.2      69.3

                                     AS OF                     AS OF DECEMBER 31,
                                   MARCH 31,    ------------------------------------------------
                                     1998        1997       1996       1995       1994     1993
                                   ---------    -------    -------    -------    ------    -----
Consolidated Balance Sheet Data:
Cash, cash equivalents and
  available for sale
  securities....................    $27,333     $31,199    $39,234    $42,960    $1,090    $ 171
Working capital (deficit).......     33,138      35,993     42,914     44,425      (807)    (211)
Total assets....................     48,509      49,756     66,088     54,250     5,918    3,118
Total shareholders' equity......     43,675      45,472     51,311     49,023     1,040      414

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Certain statements in the Management's Discussion and Analysis of Financial Condition and Results of Operations are forward-looking statements. These forward-looking statements are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties are set forth below under "Factors Affecting Future Operating Results." These forward-looking statements include, but are not limited to, the statement in the fourth paragraph of "Overview" concerning the period of time through which available brewery capacity will be sufficient to meet the Company's needs, the statements in the sixth paragraph of "Overview," the statements under "Factors Affecting Future Operating Results," and the statement in the last paragraph under "Liquidity and Capital Resources" regarding the sufficiency of the Company's available resources to meet working capital and capital expenditure requirements.

     OVERVIEW

     Pete's was incorporated in California in 1986. The Company markets its beers in 49 states, the District of Columbia and the United Kingdom through independent beverage distributors that sell to retail establishments that sell to consumers.

     The Company has historically devoted substantial resources toward selling, advertising and promotional activities to build consumer awareness and brand loyalty. The Company intends to continue to devote substantial resources toward selling, advertising and promotional activities, particularly as it focuses on expanding retail distribution. The Company's profitability is significantly impacted by the timing and level of expenditures related to selling, advertising and promotion.

     Since its inception, the Company has made an ongoing analysis of the most cost-effective method to produce its beers. Given the geographic dispersion of sales throughout the United States, the Company has determined that a strategy of utilizing excess capacity of strategically located independent breweries to custom brew its beers, under the Company's on-site supervision and pursuant to the Company's proprietary recipes, is the most cost-effective. In 1995, the Company entered into the nine-year Agreement with Stroh of Detroit, Michigan. Under the Agreement, the Company utilizes the St. Paul, Minnesota and Winston-Salem, North Carolina breweries of Stroh. Although Stroh owns the brewery, the Company supervises the brewing, testing, bottling and kegging of its beers in accordance with the Company's written specifications and proprietary recipes. All costs relating to the Agreement are charged to cost of goods sold. As an alternating brewer, the Company is liable for the payment of excise taxes to various federal and state agencies upon shipment of beer from the breweries. The Company takes title to all beer in process and finished goods, and pays Stroh a manufacturing services fee, equal to the aggregate of a specific brewing fee and the cost of packaging and raw materials, upon shipment to distributors. On September 25, 1997, Stroh announced its intention to close its brewery in St. Paul Minnesota, where the Company produced a significant portion of its beer. The closure of this production facility was effective late November 1997. The Company along with Stroh is implementing a plan to transition the production of the Company's beer to other Stroh breweries. In addition, the Company is currently working with Stroh to develop a long term, multi-plant sourcing plan to provide cost effective production of its beers.

     After review of a brewery construction feasibility study prepared by the Company in conjunction with its architect, mechanical engineer and general contractor, and a review of available capacity under the Stroh Agreement and other factors, the Company determined not to go forward with previously disclosed plans to construct and equip a brewery in California. Although the Company believes that the brewing capacity available to the Company under the Stroh Agreement is adequate to meet its needs for the foreseeable future, the Company will continue to monitor long term capacity availability in light of its business plan. The financial resources previously earmarked to finance capital expenditures in connection with the construction of the brewery will now be used for general corporate purposes, including to meet working capital needs pending the analysis, currently underway, of the alternative uses available to the Company. See "Liquidity and Capital Resources." During 1997, the Company recorded a charge to earnings for the write-off of previously capitalized costs in connection with the brewery project. This write-off adversely impacted the Company's 1997 earnings.

     During 1997, the Company recognized the write-off of promotional inventories of $2.1 million. The value of these inventories was evaluated in light of the Company's revised strategic marketing plans. Those items determined to be either excess or obsolete were written off.

     As a result of competitive market factors, efforts to reduce wholesale inventories and other factors described under "Results of Operations," the Company realized net losses during the three months ended March 31, 1998 and December 31, 1997 of $1.8 million and $1.4 million, respectively. The Company currently expects that its net sales will decline in the three month period ending June 30, 1998 when compared to the three months ended June 30, 1997. Thereafter, the Company expects that net sales for the remaining six months of 1998 will increase when compared to the comparable six-month period of 1997. The Company expects to operate at a small loss for the second quarter and to return to profitability during the third quarter of 1998. These projections are significantly dependent on the success of the Company's new product, Pete's ESP Lager, which was launched at the beginning of the second quarter of 1998.

     RESULTS OF OPERATIONS

     The following table sets forth certain items from the Company's consolidated statements of operations as a percentage of net sales for the periods indicated:

                                   THREE MONTHS ENDED
                                       MARCH 31,           YEARS ENDED DECEMBER 31,
                                   ------------------    -----------------------------
                                    1998       1997       1997       1996       1995
                                   -------    -------    -------    -------    -------
Sales............................    111.2%     110.9%     111.1%     110.6%     110.1%
Less excise taxes                     11.2       10.9       11.1       10.6       10.1
                                   -------    -------    -------    -------    -------
  Net sales......................    100.0      100.0      100.0      100.0      100.0
Cost of goods sold                    54.6       51.1       52.6       49.2       50.1
                                   -------    -------    -------    -------    -------
  Gross profit...................     45.4       48.9       47.4       50.8       49.9
Selling, advertising and              59.2       62.7       51.7       42.0       36.4
  promotional expenses...........
General and administrative            17.9       17.4       13.4        7.2        7.2
  expenses.......................
Write-off of brewery start-up....      0.0        5.8        1.2        0.0        0.0
Brewery transition charges.......      0.0        0.0        0.0        0.0        2.0
                                   -------    -------    -------    -------    -------
  Total operational expenses.....     77.1       85.9       66.3       49.2       45.6
                                   -------    -------    -------    -------    -------
  Income (loss) from                 (31.7)     (37.0)     (18.9)       1.6        4.3
     operations..................
Interest income net..............      3.5        2.6        1.9        1.9        0.1
                                   -------    -------    -------    -------    -------
  Income (loss) before income        (28.2)     (34.4)     (17.0)       3.5        4.4
     taxes.......................
Income tax benefit (provision)...     10.2       11.3        6.6       (1.1)      (1.8)
                                   -------    -------    -------    -------    -------
  Net income (loss)..............    (18.0)%    (23.1)%    (10.4)%      2.4%       2.6%
                                   =======    =======    =======    =======    =======

     The following table sets forth certain items from the Company's consolidated statements of operations on a per barrel sold basis for the periods indicated:

                                   THREE MONTHS ENDED
                                       MARCH 31,           YEARS ENDED DECEMBER 31,
                                   ------------------    -----------------------------
                                    1998       1997       1997       1996       1995
                                   -------    -------    -------    -------    -------
Sales............................  $178.18    $179.69    $179.52    $183.48    $187.35
Less excise taxes................    17.97      17.62      17.97      17.52      17.21
                                   -------    -------    -------    -------    -------
  Net sales......................   160.21     162.07     161.55     165.96     170.14
Cost of goods sold...............    87.53      82.78      84.97      81.67      85.27
                                   -------    -------    -------    -------    -------
  Gross profit...................    72.68      79.29      76.58      84.29      84.87
Selling, advertising and             94.86     101.55      83.56      69.80      61.90
  promotional expenses...........
General and administrative           28.71      28.19      21.55      11.96      12.24
  expenses.......................
Write-off of brewery start-up....     0.00       9.47       1.98         --         --
Brewery transition charges.......      0.0        0.0         --         --       3.44
                                   -------    -------    -------    -------    -------
  Total operational expenses.....   123.57     139.21     107.09      81.76      77.58
                                   -------    -------    -------    -------    -------
  Income (loss) from                (50.89)    (59.92)    (30.51)      2.53       7.29
     operations..................
Interest income..................     5.53       4.28       3.02       3.20       0.14
                                   -------    -------    -------    -------    -------
  Income (loss) before income       (45.36)    (55.64)    (27.49)      5.73       7.43
     taxes.......................
Income tax benefit (provision)...    16.27      18.19      10.61      (1.78)     (3.01)
                                   -------    -------    -------    -------    -------
  Net income (loss)..............  $(29.09)   $(37.45)    (16.88)      3.95       4.42
                                   =======    =======    =======    =======    =======
Barrels sold (in thousands)......     61.1       75.3      361.1      425.6      347.8
                                   =======    =======    =======    =======    =======

     THREE MONTHS ENDED MARCH 31, 1998 AND 1997

     Sales. Sales decreased by 19.5% from $13.5 million in the three months ended March 31, 1997 ("the First Quarter of 1997") to $10.9 million in the three months ended March 31, 1998 ("the First Quarter of

1998"). Sales volume decreased 18.9% from 75,300 barrels sold in the First Quarter of 1997 to 61,100 barrels sold in the First Quarter of 1998. The decrease in sales was primarily attributable to decreased sales volume in existing markets as a result of a decline in depletions, which are wholesaler reported shipments from wholesale to retail. Sales per barrel decreased from $179.69 in the First Quarter of 1997 to $178.18 in the First Quarter of 1998. The decrease in sales per barrel was due to changes in the sales mix between keg and bottled beer and changes in the sales mix between states during the First Quarter of 1998 when compared to the First Quarter of 1997.

     Excise Taxes. Federal and state excise taxes decreased by 17.3% from $1.3 million in the First Quarter of 1997 to $1.1 million in the First Quarter of 1998. Excise taxes as a percentage of net sales increased from 10.9% to 11.2%. Excise taxes per barrel sold increased from $17.62 in the First Quarter of 1997 to $17.97 in the First Quarter of 1998. The overall decrease in excise taxes was attributable to the decrease in sales volume, since the excise tax is assessed on a per barrel basis. The Company uses an intra period method to allocate excise taxes based on the Company's estimate of sales volume for 1998 and as such, changes in the excise tax rate per barrel will be caused by changes in the Company's estimate of sales volume for 1998 and to a lessor extent, changes in the sales mix between states and state excise tax rates.

     Cost of Goods Sold. Cost of goods sold decreased 14.2% from $6.2 million in the First Quarter of 1997 to $5.3 million in the First Quarter of 1998 reflecting the decrease in volume of beer sold. Cost of goods sold as a percentage of net sales increased from 51.1% in the First Quarter of 1997 to 54.6% in the First Quarter of 1998. Cost of goods sold per barrel sold increased from $82.78 in the First Quarter of 1997 to $87.53 in the First Quarter of 1998. The increases in cost of goods sold as a percentage of net sales and per barrel sold were primarily attributable to increased costs of production and increased transportation expenses. Transportation expenses decreased 15.3% from $1.3 million in the First Quarter of 1997 to $1.1 million in the First Quarter of 1998. Transportation expenses as a percentage of net sales increased from 10.5% in the First Quarter of 1997 to 10.8% in the First Quarter of 1998. Transportation expenses per barrel sold increased from $17.07 per barrel in the First Quarter of 1997 to $17.35 per barrel in the First Quarter of 1998. The increases in transportation expenses as a percentage of net sales and on a per barrel basis were primarily due to changes in the sales mix between states during the First Quarter of 1998 when compared to the First Quarter of 1997.

     Selling, Advertising and Promotional Expenses. Selling, advertising and promotional expenses decreased by 24.2% from $7.6 million in the First Quarter of 1997 to $5.8 million in the First Quarter of 1998. The decrease is primarily due to reduced advertising costs and lower discounts to wholesalers resulting from lower depletions. Selling, advertising and promotional expenses as percentage of net sales decreased from 62.7% in the First Quarter of 1997 to 59.2% in the First Quarter of 1998. Selling, advertising and promotional expenses per barrel sold decreased from $101.55 in the First Quarter of 1997 to $94.86 in the First Quarter of 1998.

     General and Administrative Expenses. General and administrative expenses decreased 17.4% from $2.1 million in the First Quarter of 1997 to $1.8 million in the First Quarter of 1998. General and administrative expenses as a percentage of net sales increased from 17.4% in the First Quarter of 1997 to 17.9% in the First Quarter of 1998. General and administrative expenses per barrel sold increased from $28.19 in the First Quarter of 1997 to $28.71 in the First Quarter of 1998. The decrease in general and administrative expenses resulted primarily from decreased professional service fees and bad debt expense and reductions in corporate meeting expenses.

     Interest Income. Interest income, increased $16,000 from $322,000 in the First Quarter of 1997 to $338,000 in the First Quarter of 1998. This increase reflected increased earnings from investment due to a change in the Company's investment strategy during the First Quarter of 1998.

     Income Tax Benefit. The Company accounts for income taxes using the deferral method of accounting for tax assets and liabilities. The income tax benefit takes into account the effects of state income taxes, and non-deductible expenses offset by non-taxable income. The income tax benefit during the First Quarter of 1998 was above the federal statutory rate (34%) as a result of state taxes and non-deductible expenses and was below the federal statutory rate (34%) during the First Quarter of 1997 as a result of state taxes and non-deductible expenses offset by non-taxable income.

     YEARS ENDED DECEMBER 31, 1997 AND 1996

     Sales. Sales decreased by 17.0% from $78.1 million in 1996 to $64.8 million in 1997. Sales volume decreased 15.2% from 425,600 barrels sold in 1996 to 361,100 barrels sold in 1997. The decrease in sales was primarily attributable to decreased sales volume in existing markets as a result of reduced wholesaler inventories, and a decline in depletions, which are wholesaler reported shipments from wholesale to retail. Sales per barrel decreased from $183.48 in 1996 to $179.52 in 1997. The decrease in sales per barrel was due to changes in the sales mix between keg and bottled beer and changes in the sales mix between states during 1997 when compared to 1996.

     Excise Taxes. Federal and state excise taxes decreased by 13.3% from $7.5 million in 1996 to $6.5 million in 1997. Excise taxes as a percentage of net sales increased from 10.6% to 11.1%. Excise taxes per barrel sold increased from $17.52 in 1996 to $17.97 in 1997. The overall decrease in excise taxes was attributable to the decrease in sales volume, since the excise tax is assessed on a per barrel basis. The increase in excise taxes on a per barrel basis and as a percentage of net sales was due to the change in mix between states during 1997 when compared to 1996. Excise taxes vary from state to state and as such will vary as the mix between states changes.

     Cost of Goods Sold. Cost of goods sold decreased 11.7% from $34.8 million in 1996 to $30.7 million in 1997 reflecting the decrease in volume of beer sold. Cost of goods sold as a percentage of net sales increased from 49.2% in 1996 to 52.6% in 1997. Cost of goods sold per barrel increased from $81.67 in 1996 to $84.97 in 1997. The increases in cost of goods sold as a percentage of net sales and per barrel sold were primarily attributable to increased costs of production and increased transportation expenses. The increased production costs were primarily due to a reduction in contractually agreed discounts during 1997, due to the reduced production volumes in 1997. Transportation expenses decreased 10.4% from $6.7 million in 1996 to $6.0 million in 1997. Transportation expenses as a percentage of net sales increased from 9.5% in 1996 to 10.3% in 1997. Transportation expenses per barrel sold increased from $15.74 per barrel in 1996 to $16.66 per barrel in 1997. The increase in transportation expenses as a percentage of net sales and on a per barrel basis were primarily due to the increased costs associated with the restructuring of the Company's distribution network in California. As a result of expanding its distributor network from a limited number of distributors to in excess of 30, during the fourth quarter of 1996, the Company has continued to experience increased transportation costs in this key market.

     Selling, Advertising and Promotional Expenses. Selling, advertising and promotional expenses increased by 1.6% from $29.7 million in 1996 to $30.2 million in 1997. Selling, advertising and promotional expenses as a percentage of net sales increased from 42.0% in 1996 to 51.7% in 1997. Selling, advertising and promotional expenses per barrel sold increased from $69.80 in 1996 to $83.56 in 1997. The increase in selling advertising and promotional expenses are primarily due to the write-off of excess and obsolete point of sales advertising material inventories, increased product packing design costs, increased consumer research expenses, increased distributor incentives and increased personnel costs, offset by reduced advertising and promotional expenditures.

     General and Administrative Expenses. General and administrative expenses increased 52.9% from $5.1 million in 1996 to $7.8 million in 1997. General and administrative expenses as a percentage of net sales increased from 7.2% in 1996 to 13.4% in 1997. General and administrative expenses per barrel sold increased from $11.96 in 1996 to $21.55 in 1997. The increase in general and administrative expenses resulted primarily from increased personnel costs and professional fees.

     Write-off of Brewery Start-up Costs. During 1997, based on a decision made at its February 1997 Board Meeting to indefinitely delay construction of a California brewery, the Company recorded a charge to earnings of $713,000 for the write-off of previously capitalized costs in connection with the California brewery project.

     Interest Income (Expense), Net. Interest income (expense), net, decreased $0.3 million from $1.4 million in 1996 to $1.1 million in 1997. This decrease reflected decreased earnings from investments due to a reduction in the amount of cash and cash equivalents and available for sale securities when compared to 1996.

     Income Tax Benefit (Provision). The Company accounts for income taxes using the deferral method of accounting for tax assets and liabilities. The 1997 income tax benefit of $3.8 million takes into account the effects of state income taxes, non-deductible expenses and non-taxable income. The income tax benefit (provision) during 1997 was above the federal statutory rate (34%) as a result of non-taxable income offset by state taxes and non-deductible expenses in 1997. The 1996 income tax provision of $754,000 was below the federal statutory rate (34%) as a result of non-taxable income offset by state taxes and non-deductible expenses in 1996.

     YEARS ENDED DECEMBER 31, 1996 AND 1995

     Sales. Sales increased by 19.8% from $65.2 million in 1995 to $78.1 million in 1996. Sales volume increased 22.4% from 347,800 barrels sold in 1995 to 425,600 barrels sold in 1996. The increase in sales was primarily attributable to growth in sales volume in existing markets and, to a lesser extent, increased sales volume resulting from expansion into new geographic markets. The increased sales volume reflected increased sales of the Company's new products; Pete's Wicked Pale Ale, Pete's Wicked Strawberry Blonde, Pete's Wicked Multi Grain and Pete's Wicked Maple Porter, which were introduced in late June of 1996, partially offset by reduced sales of the Company's other year-round products. Sales per barrel decreased from $187.35 in 1995 to $183.48 in 1996 primarily as a result of price reductions in select markets.

     Excise Taxes. Federal and state excise taxes increased by 24.6% from $6.0 million in 1995 to $7.5 million in 1996. Excise taxes as a percentage of net sales increased from 10.1% in 1995 to 10.6% in 1996. Excise taxes per barrel sold increased from $17.21 in 1995 to $17.52 in 1996. The increase in excise taxes was attributable to the increase in sales volume, since the excise tax is assessed on a per barrel basis, and to the increased per barrel excise tax burden as the Company's sales volume for the year surpassed 60,000 barrels.

     Cost of Goods Sold. Cost of goods sold increased 17.2% from $29.7 million in 1995 to $34.8 million in 1996 reflecting the increase in volume of beer sold. Cost of goods sold as a percentage of net sales decreased from 50.1% in 1995 to 49.2% in 1996. Cost of goods sold per barrel decreased from $85.27 in 1995 to $81.67 in 1996. The decreases in cost of goods sold as a percentage of net sales and per barrel sold were primarily attributable to reduced packaging material costs due to purchasing economies of scale and reduced brewing processing fees resulting from contractually agreed discounts with Stroh. Transportation expenses are a significant component of cost of goods sold. Transportation expenses increased 28.8% from $5.2 million in 1995 to $6.7 million in 1996. Transportation expenses as a percentage of net sales increased from 8.9% in 1995 to 9.5% in 1996. Transportation expenses per barrel sold increased from $14.95 per barrel in 1995 to $15.74 per barrel in 1996. The increase in transportation expenses as a percentage of net sales and per barrel sold were primarily due to increased warehousing and transportation costs associated with the restructuring of the Company's distribution network in California during the three months ended December 31, 1996, and increased freight costs attributable to backhauling of empty kegs from wholesalers' warehouses to the brewery. These increases were partially offset by the cost savings realized by shipping beer to ease coast distributors from the Winston-Salem brewery during 1996. Cost of goods sold in the fourth quarter of 1996 was adversely impacted by the Company's transition to a new distribution network, as the Company incurred incremental costs to establish and support the new distributors, and by the reduced sales volume in the fourth quarter.

     Selling, Advertising and Promotional Expenses. Selling, advertising and promotional expenses increased by 38.1% from $21.5 million in 1995 to $29.7 million in 1996. Selling, advertising and promotional expenses as a percentage of net sales increased from 36.4% in 1995 to 42.0% in 1996. Selling, advertising and promotional expenses per barrel sold increased from $61.90 in 1995 to $69.80 in 1996. The percentage and per barrel increases from 1995 were attributable to higher advertising costs associated with the Company's radio campaign initiated in June 1996 and increased payroll costs associated with the increased headcount in the sales force during 1996.

     General and Administrative Expenses. General and administrative expenses increased 18.6% from $4.3 million in 1995 to $5.1 million in 1996. General and administrative expenses as a percentage of net sales remained consistent with 1995 at 7.2%. General and administrative expenses per barrel sold decreased from $12.24 in 1995 to $11.96 in 1996. The absolute increase in general and administrative expenses resulted primarily from increased legal fees associated with distributor transitions, professional fees associated with being a publicly traded entity and increased rental and office expenses due to expansion of the Company's office space during 1996.

     Brewery Transition Charges. In 1995, the Company transitioned all of the production of its beers to Stroh and incurred $1.2 million of brewery transition charges, including payments to Minnesota Brewing Company ("MBC") in connection with the termination of the Company's brewery agreement with MBC, and abandonment of assets. There were no brewery transition charges incurred during 1996 and 1997.

     Interest Income (Expense), Net. Interest income (expense), net, increased $1,310,000 from $49,000 in 1995 to $1,359,000 in 1996. The increase reflected earning from investment of the net proceeds of the Company's November 1995 public offering.

     Income Tax Provision. The Company accounts for income taxes using the deferral method of accounting for tax assets and liabilities. The income tax provision for 1996 was below the federal statutory rate (34%) as a result of non-taxable income earned during 1996 offset by state taxes and non-deductible expenses in the third quarters of 1996 and 1995. The income tax provision for 1995 was above the federal statutory rate (34%) as a result of state taxes and non-deductible expenses partially offset by non-taxable income during 1995.

     FACTORS AFFECTING FUTURE RESULTS

     Quarterly Operating Results Fluctuate. The Company's quarterly operating results have varied significantly in the past, and may do so in the future, depending on various factors, including increased competition, the transition to new distributors in key markets, fluctuations in sales volume which result in variations in costs of goods sold, the timing of new product announcements by the Company or its competitors, the degree of market acceptance of new products, particularly Pete's ESP lager, the timing of significant advertising and promotional campaigns by the Company, changes in mix between kegs and bottles, the impact of an increasing average federal excise tax rate as sales volume changes, fluctuations in the price of packaging and raw materials, seasonality of sales of the Company's beers, general economic factors, trends in consumer preferences, regulatory developments including changes in excise tax and other tax rates, changes in average selling prices or market acceptance of the Company's beers, increases in production costs associated with initial production of new products and fluctuations in volume of sales and variations in shipping and transportation costs. The Company's expense levels are based, in part, on its expectations of future sales levels. If sales levels are below expectations, operating results are likely to be materially adversely affected. In particular, net income, if any, may be disproportionately affected by a reduction in sales because certain of the Company's operating expenses are fixed in the short-term. The Company's profitability has been significantly impacted by the timing and level of expenditures related to selling, advertising and promotional expenses. For example, in September 1997, the Company recorded a $1.4 million charge to earnings for the write-off of obsolete promotional materials. In addition, the Company's decision to undertake a significant media advertising campaign could substantially increase the Company's expenses in a particular quarter, while any increase in sales from such advertising may be realized in subsequent periods. The Company believes that quarterly sales and operating results are likely to vary significantly in the future and that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. In addition, historical growth rates should not be considered indicative of future sales growth, if any, or of future operating results. There can be no assurance that the Company's sales will grow or be sustained in future periods or that the Company will remain profitable in any future period.

     Dependence on Stroh. The Company relies upon Stroh at all phases of the production of its beers, for access to contracted facilities, and the performance of services under the manufacturing services agreement, including sourcing and purchasing the ingredients used to make the Company's beer, scheduling production to meet delivery requirements, brewing and packaging the Company's beers, performing quality control and assurance, invoicing distributors upon shipment, collecting and remitting payments to the Company and performing regulatory compliance. The Company's business, results of operations and financial condition would be materially adversely affected if Stroh were unable, for any reason, to meet the Company's delivery commitments or if beer brewed at Stroh breweries failed to satisfy the Company's quality requirements.

During November 1997, Stroh closed its brewery in St. Paul, Minnesota, where the Company produced a significant portion of its beer. The Company and Stroh are implementing a plan to transition the production of the Company's beer to other Stroh breweries. In addition, the Company is currently working with Stroh to develop a long term, multi-plant sourcing plan to provide cost effective production of the Company's beers. If the Company's ability to obtain product from the Stroh breweries were interrupted or impaired for any reason, the Company would not be able to establish an alternative production source, nor would the Company be able to develop its own production capabilities, without substantial disruption to the Company's operations. Any inability to obtain adequate production of the Company's beers on a timely basis or any other circumstance that would require the Company to seek alternative sources of supply would delay shipments of the Company's product, which could damage relationships with the Company's current and prospective distributors and retailers, provide an advantage to the Company's competitors and have a material adverse effect on the Company's business, financial condition and operating results.

     Competition. The Company competes with a variety of domestic and international brewers, many of whom have significantly greater financial, production, distribution and marketing resources and a higher level of brand recognition than the Company. The Company competes with and anticipates competition from several of the major national brewers, such as Anheuser-Busch, Miller Brewing Co., and Adolph Coors Co., each of whom has introduced and is marketing fuller flavored beers designed to compete directly in the craft beer segment of the domestic beer market in which the Company competes. In addition, the Company expects that certain of the major national brewers, with their superior financial resources and established distribution networks, may seek further participation in the growth of the craft beer market through investment in, or the formation of, distribution alliances with smaller craft brewers. The increased participation of the major national brewers will likely increase competition for market share and heighten price sensitivity within the craft beer market. In addition, the Company expects continued competition from imported beer brewers, many of whom have greater financial and marketing resources, as well as greater brand name recognition, than the Company. The Company also anticipates increased competition in the craft beer market from existing craft brewers such as The Boston Beer Company, Inc., Redhook Ale Brewery, Inc., Sierra Nevada Brewing Co., Pyramid Brewing Co., Anchor Brewing Co. and new market entrants. In particular, the Company believes that competition has intensified recently as a result of the proliferation of small local craft brewers that have introduced and are marketing significant numbers of products. The Company also competes with other beer and beverage companies not only for consumer acceptance and loyalty but also for shelf and tap space in retail establishments and for marketing focus by the Company's distributors and their customers, all of which also distribute and sell other beers and alcoholic beverage products. Increased competition has in the past and could in the future result in price reductions, reduced margins and loss of market share, all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Distributors. The Company is dependent upon its distributors to sell the Company's products and to assist the Company in promoting market acceptance of, and creating demand for, the Company's products. During the second half of 1996, the Company transitioned to a new wholesale distribution network in California, Colorado, and Washington, D.C. Previously, the Company had relied on a single or limited number of distributors in these key markets. The transition of the Company's distribution from a single or limited number of distributors to in excess of 30 new distributors adversely impacted the Company's level of revenues and profitability in the Fourth Quarter of 1996 and in 1997. The Company expects that the transition of the distribution network in these key markets will continue to impact the Company's business, financial condition and results of operations in the near term. In addition, there is always a risk that the Company's distributors will give higher priority to the products of other beverage companies, including products directly competitive with the Company's beers, thus reducing their efforts to sell the Company's products. In addition, there can be no assurance that the Company's distributors will devote the resources necessary to provide effective sales and promotion support to the Company. If one or more of the Company's significant distributors were to discontinue selling, or decrease the level of orders for the Company's products, the Company's business would be adversely affected in the areas serviced by such distributors until the Company retained replacements. There can be no assurance that the Company would be able to replace a significant distributor in a timely manner or at all in the event a distributor were to discontinue selling the Company's products.

     Product Concentration. The sale of a limited number of beers has accounted for substantially all of the Company's sales since inception. The Company announced in January 1998 the discontinuation of four current products and the planned 1998 introduction of one new product. The Company believes that the sale of the remaining beers will continue to account for a significant portion of sales for the foreseeable future. Therefore, the Company's future operating results, particularly in the near term, are significantly dependent upon the continued market acceptance of these beers. There can be no assurance that the Company's beers will continue to achieve market acceptance. A decline in the demand for any of the Company's beers as a result of competition, changes in consumer tastes and preferences, government regulation or other factors would have a material adverse effect on the Company's business, operating results and financial condition.

     Development of New Products. The craft beer market is highly competitive and characterized by changing consumer preferences and continuous introduction of new products. The Company believes that its future growth will depend, in part, on its ability to anticipate changes in consumer preferences and develop and introduce, in a timely manner, new beers that adequately address such changes. There can be no assurance that the Company will be successful in developing, introducing and marketing new products on a timely and regular basis. If the Company is unable to introduce new products or if the Company's new products are not successful, the Company's sales may be adversely affected as customers seek competitive products.

     Government Regulations. The Company's business is highly regulated by federal, state and local laws and regulations. Such laws and regulations govern licensing requirements, trade and pricing practices, permitted and required labeling, advertising, promotion and marketing practices, relationships with distributors and related matters. Failure on the part of the Company to comply with federal, state and local regulations could result in the loss or revocation or suspension of the Company's licenses, permits or approvals and accordingly could have a material adverse effect on the Company's business. The federal government and each of the states levy excise taxes on alcoholic beverages, including beer. Increases in excise taxes on beer, if enacted, could materially and adversely affect the Company's financial condition and results of operations. Certain states and local jurisdictions have adopted restrictive beverage packaging laws and regulations that require deposits on beverage containers. Congress and a number of additional state and local jurisdictions may adopt similar legislation in the future, and in such event, the Company may be required to incur significant expenditures in order to comply with such legislation. Changes to federal and state excise taxes on beer production, or any other federal and state laws or regulations which affect the Company's products could materially adversely affect the Company's business, financial condition and results of operations.

     Dependence on Key Personnel. The Company's success depends to a significant degree upon the continuing contributions of, and on its ability to attract and retain, qualified management, sales, production and marketing personnel. The competition for qualified personnel is intense and the loss of any such persons as well as the failure to recruit additional key personnel in a timely manner, could adversely affect the Company. There can be no assurance that the Company will be able to continue to attract and retain qualified management and sales personnel for the development of its business. Failure to attract and retain key personnel could have a material adverse affect on the Company's business, operating results and financial condition. In addition, the Company has recently hired several key executive officers to supplement its management team. The Company's future success will depend, in part, on the ability of its executive officers to operate effectively, both independently and as a group.

     Year 2000 Issues. The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications and conversions are not completed timely, or if significant Year 2000 problems are not timely detected, the Year 2000 problem may have a material impact on the operations of the Company.

     LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has funded its operations primarily through cash generated from operations, private sales of preferred stock, bank and other debt, and capital equipment leases. In addition the Company received net proceeds of approximately $43.5 million from its initial public offering completed in November 1995. As of December 31, 1997, the Company had $36.0 million in working capital, including $18.8 million in cash and cash equivalents and $12.4 million in available for sale securities, as compared to working capital of $42.9 million as of December 31, 1996. The decrease was primarily due to cash used by operations. As of March 31, 1998, working capital was $33.1 million as compared with working capital of $41.3 million as of March 31, 1997. The decrease was primarily due to the decrease in available for sale securities inventory, accounts receivable, and an increase in accounts payable.

     The Company's cash and cash equivalents decreased by $1.0 million in 1997 as compared to a decrease of $23.1 million in 1996 and an increase of $41.9 million in 1995. The Company used $6.9 million in cash from operations in 1997 as compared to $1.4 million provided by operations in 1996 and $0.5 million in 1995. The increase in the uses of cash from operations in 1997 resulted primarily from the $6.1 million net loss recognized during 1997 and the payment of unusually high accounts payable and accrued expenses outstanding at December 31, 1996, offset by the reduction in accounts receivable and prepaid expenses. The unusually high balances of accounts payable and accrued expenses at December 31, 1996 consisted primarily of accruals for 1996 income taxes and advertising expenses.

     The Company's cash and cash equivalents increased by $209,000 in the First Quarter of 1998 as compared to a decrease of $5.3 million in the First Quarter of 1997. The Company used $3.5 million in cash from operations in the First Three Months of 1998 as compared to a use of $8.4 million for the First Quarter of 1997. The decrease in the uses of cash from operations from the First Quarter of 1997 resulted primarily from the reduced net loss recognized during the First Quarter of 1998 versus 1997 and the payment of unusually high accounts payables and accrued expenses during the First Quarter of 1997. The unusually high balances of accounts payables and accrued expenses at December 31,1997 consisted primarily of accruals for 1996 income taxes and advertising expenses.

     The Company's principal investing activities consisted of the purchase and sale of available for sale securities in 1997 of $19.2 million and $26.3 million, respectively. During 1996, the principal investing activity was the purchase of available for sale securities of $28.9 million and the purchase of $4.1 million of capital equipment. The Company's principal investing activities during 1995 consisted of additions to property and equipment of $867,000. The Company's principal investing activities consisted of the purchase and sale of available for sale securities in the First Quarters of 1998 and 1997.

     The only significant financing activities in both 1997 and 1996 was the issuance of Common Stock to employees of the Company under the Company's employee stock purchase plan and incentive stock option plans, which provided $252,000 of cash flow in 1996 and $378,000 in 1997. The Company's principal investing activity during 1995 was the sale of common stock in the Company's initial public offering providing $43.5 million of cash flow. As described in "Overview," the Company determined during February 1997 not to go forward with previously disclosed plans to construct and equip a new brewery in California. The financial resources previously earmarked to finance capital expenditures in connection with the construction of the brewery will be used for general corporate purposes, including to meet working capital needs, pending the Company's analysis, currently underway, of the alternative uses available to the Company.

     The only significant financing activities in the First Quarter of 1998 and 1997 was the issuance of Common Stock to employees of the Company under the Company's employee stock purchase plan which provided $4,000 of cash flow in 1997 and $8,000 in 1998.

     The Company anticipates that its current cash and available for sale securities will be sufficient to meet its working capital and capital expenditure requirements for at least the next twelve months.

                             SHAREHOLDER PROPOSALS


     It is currently anticipated that the Company's next Annual Meeting of Shareholders will occur after the Effective Time and accordingly the Company's existing shareholders will not be entitled to participate in such meeting unless the Merger is not consummated. If the Merger is not consummated, proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received at the Company's executive offices not later than December 16, 1998.


                                 OTHER MATTERS

     Under the Bylaws, as amended, of the Company, only such business may be conducted at a special meeting of shareholders as has been brought before the meeting pursuant to the Company's notice of meeting. The Pete's Board does not intend to bring any matters before the Special Meeting other than those specifically set forth in the Notice of Special Meeting. If any incidental matters should properly come before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the direction of the Pete's Board.

                       ADJOURNMENT OF THE SPECIAL MEETING

     In the event that there are not sufficient votes to approve and adopt the Merger Agreements at the time of the Special Meeting, such proposal could not be approved unless the Special Meeting were adjourned in order to permit further solicitation of proxies from Pete's shareholders. Proxies that are being solicited by the Pete's Board grant the discretionary authority to vote for any such adjournment, if necessary. If it is necessary to adjourn the Special Meeting and the adjournment is for a period of 45 days or less and no new record date is fixed, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the Special Meeting. A majority of the voting power represented and voting at the Special Meeting is required to approve any such adjournment.

                                    EXPERTS

     The Consolidated Financial Statements of the Company included in this Proxy Statement have been so included in reliance on the report of Coopers & Lybrand LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. It is expected that a member of Coopers & Lybrand LLP will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................   F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1996 and 1995..........................   F-4
Consolidated Statements of Shareholders' Equity as of
  December 31, 1997 and 1996................................   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995..........................   F-6
Notes to Consolidated Financial Statements..................   F-7

Consolidated Balance Sheets (unaudited) as of March 31, 1998 and December 31, 1997.....................................  F-17
Consolidated Statements of Operations (unaudited) for the
  three months ended March 31, 1998 and 1997................  F-18
Consolidated Statements of Cash Flows (unaudited) for the
  three months ended March 31, 1998 and 1997................  F-19
Notes to Consolidated Financial Statements (unaudited)......  F-20

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Pete's Brewing Company and Subsidiary

     We have audited the accompanying consolidated balance sheets of Pete's Brewing Company and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pete's Brewing Company and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.


                                          /s/ Coopers & Lybrand L.L.P.


San Jose, California
February 18, 1998

                     PETE'S BREWING COMPANY AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Current assets:
  Cash and cash equivalents.................................  $18,841    $19,814
  Available for sale securities.............................   12,358     19,420
  Trade accounts receivable, net............................    1,396      7,664
  Inventories...............................................    2,617      4,431
  Prepaid expenses and other current assets.................    1,189      4,046
  Tax refund receivable.....................................    2,074         --
  Deferred taxes............................................    1,140      2,088
                                                              -------    -------
          Total current assets..............................   39,615     57,463
Property and equipment, net.................................    4,056      5,112
Deferred taxes..............................................    3,125         --
                                                              -------    -------
Other assets................................................    2,960      3,513
                                                              -------    -------
                                                              $49,756    $66,088
                                                              =======    =======

                                  LIABILITIES

Current liabilities:
  Trade accounts payable....................................  $ 1,433    $ 5,299
  Accrued expenses..........................................    2,189      9,250
                                                              -------    -------
  Total current liabilities.................................    3,622     14,549
  Deferred taxes............................................      662        228
                                                              -------    -------
  Total liabilities.........................................    4,284     14,777
                                                              -------    -------
Commitments and contingencies (Note 14)

                              SHAREHOLDERS' EQUITY

Preferred shares, no par value:
  Authorized 5,000 shares; issued and outstanding: none.....       --         --
Common shares, no par value:
  Authorized: 50,000 shares; issued and outstanding: 10,815
     December 31, 1997 and 10,733 December 31, 1996.........   48,803     48,551
Unrealized gain on available for sale securities............       14         11
Retained earnings (deficit).................................   (3,345)     2,749
                                                              -------    -------
          Total shareholders' equity........................   45,472     51,311
                                                              -------    -------
                                                              $49,756    $66,088
                                                              =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997        1996        1995
                                                              --------    --------    --------
Sales.......................................................  $64,825     $78,089     $65,160
Less excise taxes...........................................    6,489       7,455       5,984
                                                              -------     -------     -------
  Net sales.................................................   58,336      70,634      59,176
Cost of goods sold..........................................   30,683      34,761      29,659
                                                              -------     -------     -------
  Gross profit..............................................   27,653      35,873      29,517
                                                              -------     -------     -------
Selling, advertising and promotional expenses...............   30,173      29,705      21,525
General and administrative expenses.........................    7,783       5,090       4,258
Write-off of brewery start-up costs.........................      713          --          --
Brewery transition charges..................................       --          --       1,198
                                                              -------     -------     -------
  Total operating expense...................................   38,669      34,795      26,981
                                                              -------     -------     -------
  Income (loss) from operations.............................  (11,016)      1,078       2,536
Interest expense............................................       --          (3)       (198)
Interest income.............................................    1,091       1,362         247
                                                              -------     -------     -------
  Income (loss) before income taxes.........................   (9,925)      2,437       2,585
Income tax benefit (provision)..............................    3,831        (754)     (1,047)
                                                              -------     -------     -------
  Net income (loss).........................................  $(6,094)    $ 1,683     $ 1,538
                                                              =======     =======     =======
Net income (loss) per share, basic..........................  $ (0.57)    $  0.16     $  0.19
                                                              =======     =======     =======
Shares used in per share calculation, basic.................   10,778      10,682       8,157
                                                              =======     =======     =======
Net income (loss) per share, diluted........................  $ (0.57)    $  0.16     $  0.18
                                                              =======     =======     =======
Shares used in per share calculation, diluted...............   10,778      10,819       8,463
                                                              =======     =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                UNREALIZED
                                             SERIES A AND B                                        GAIN
                                            PREFERRED SHARES    COMMON SHARES                  ON AVAILABLE   RETAINED
                                            ----------------   ----------------     NOTES        FOR SALE     EARNINGS
                                            SHARES   AMOUNT    SHARES   AMOUNT    RECEIVABLE    SECURITIES    (DEFICIT)    TOTAL
                                            ------   -------   ------   -------   ----------   ------------   ---------   -------
Balances, January 1, 1995.................   3,305   $ 1,221    3,691   $   373      $(82)         $--         $  (472)   $ 1,040
  Common share options exercised
    ($0.10-$1.25 per share)...............      --        --      925       106        --           --              --        106
  Issuance of common shares from IPO, net
    of issuance costs of $1,733...........      --        --    2,700    43,465        --           --              --     43,465
  Conversion of preferred shares to common
    shares at close of IPO................  (3,305)   (1,221)   3,305     1,221        --           --              --         --
  Repayment of notes receivable...........      --        --       --        --        82           --              --         82
  Issuance of warrant.....................      --        --       --     2,790        --           --              --      2,790
  Tax benefit associated with exercise of
    options...............................      --        --       --         2        --           --              --          2
  Net income..............................      --        --       --        --        --           --           1,538      1,538
                                            ------   -------   ------   -------      ----          ---         -------    -------
Balances, December 31, 1995...............      --        --   10,621    47,957        --           --           1,066     49,023
  Common share options exercised
    ($0.10-$2.50 per share)...............      --        --       76        34        --           --              --         34
  Issuance of shares from employee stock
    purchase plan.........................      --        --       36       344        --           --              --        344
  Tax benefit associated with exercise of
    options...............................      --        --       --       216        --           --              --        216
  Unrealized gain on available for sale
    securities............................      --        --       --        --        --           11              --         11
  Net income..............................      --        --       --        --        --           --           1,683      1,683
                                            ------   -------   ------   -------      ----          ---         -------    -------
Balances, December 31, 1996...............      --        --   10,733    48,551        --           11           2,749     51,311
  Common share options exercised ($0.10 -
    $18.00 per share).....................      --        --       46        39        --           --              --         39
  Issuance of shares from employee stock
    purchase plan.........................      --        --       36       162        --           --              --        162
  Options granted below fair market
    value.................................      --        --       --        51        --           --              --         51
  Unrealized gain on available for sale
    securities............................      --        --       --        --        --            3              --          3
  Net loss................................      --        --       --        --        --           --          (6,094)    (6,094)
                                            ------   -------   ------   -------      ----          ---         -------    -------
Balances, December 31, 1997...............      --   $    --   10,815   $48,803      $ --          $14         $(3,345)   $45,472
                                            ======   =======   ======   =======      ====          ===         =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1997         1996         1995
                                                              ---------    ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ (6,094)    $  1,683     $ 1,538
  Adjustments to reconcile net income (loss) to net cash
     (used) provided by operations:
     Depreciation and amortization..........................     3,021        1,471         807
     Deferred taxes.........................................    (1,743)      (1,745)         98
     Loss on disposal of property and equipment.............        --           --          93
  Changes in operating assets and liabilities:
     Trade accounts receivable..............................     6,268       (4,480)     (2,234)
     Inventories............................................     1,814       (2,187)       (663)
     Prepaid expenses and other current assets..............     2,857       (2,914)       (559)
     Tax refund receivable..................................    (2,074)          --          --
     Accounts payable and accrued expenses..................   (10,927)       9,538       1,461
                                                              --------     --------     -------
          Net cash (used) provided by operations............    (6,878)       1,366         541
                                                              --------     --------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................      (387)      (4,112)       (867)
  Purchases of available for sale securities................   (19,191)     (28,885)         --
  Proceeds from sale of available for sale securities.......    26,256        9,476          --
  Additions to other assets.................................    (1,025)      (1,369)       (257)
                                                              --------     --------     -------
          Net cash provided by (used in) investing
            activities......................................     5,653      (24,890)     (1,124)
                                                              --------     --------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common shares, net..................        --           --      43,465
  Collection of notes receivable............................        --           --          82
  Proceeds from short term note payable to shareholder......        --           --       1,100
  Repayment of short term note payable to shareholder.......        --           --      (1,300)
  Net borrowings from revolving credit agreement with
     bank...................................................        --           --      (1,000)
  Proceeds from issuance of common shares pursuant to
     exercise of stock options and warrants.................       252          378         106
                                                              --------     --------     -------
          Net cash provided by financing activities.........       252          378      42,453
                                                              --------     --------     -------
          Net (decrease) increase in cash and cash
            equivalents.....................................      (973)     (23,146)     41,870
CASH AND CASH EQUIVALENTS:
  Beginning of period.......................................    19,814       42,960       1,090
                                                              --------     --------     -------
  End of period.............................................  $ 18,841     $ 19,814     $42,960
                                                              ========     ========     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Pete's Brewing Company (the Company) was incorporated in April 1986 under the laws of the State of California. The Company is a major domestic craft brewer. The Company currently markets 12 distinctive full bodied beers in 49 states, the District of Columbia and the United Kingdom.

     The following is a summary of the Company's significant accounting policies:

     Principles of Consolidation. The consolidated financial statements include the accounts of Pete's Brewing Company and its sole subsidiary Wicked Ware, Inc. (collectively referred to as the Company). All significant intercompany accounts and transactions have been eliminated.

     Cash Equivalents. Cash equivalents include all highly liquid investments with original or remaining maturities of three months or less, at the date of purchase.

     Brewing Operations. In July 1992, the Company entered into a three-year agreement with Minnesota Brewing Company of St. Paul, Minnesota. This Agreement was terminated in 1995 upon the execution of the Alternating Premise Transition Agreement as discussed in Note 8.

     In 1995, the Company entered into a nine year Manufacturing Services Agreement ("Agreement"), with the Stroh Brewery Company ("Stroh") of Detroit, Michigan. Under the Agreement the Company will alternate the use of the brewery with Stroh and will supervise the brewing, testing, bottling and kegging done on the Company's behalf. Stroh is responsible for purchasing all packaging and raw material necessary for the Company to produce its beers. All costs relating to the Agreement are charged to cost of goods sold. The Company is liable for the payment of excise taxes to various federal and state agencies upon shipment of malt beverages from the breweries. The Company takes title to all beer in process and finished goods and pays Stroh upon shipment to distributors.

     Certain Risks. Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable and cash and cash equivalents. The Company's customer base includes primarily beer, wine and spirits distributors throughout the United States. The Company does not generally require collateral for its trade accounts receivable and maintains an allowance for doubtful accounts. The Company maintains cash equivalent investments with a brokerage firm and its cash in bank deposit accounts with a bank. At times, the balances in these accounts may exceed federally insured limits. The Company has not experienced any losses on such accounts.

     The Company relies upon Stroh at all phases of the production of its beers, for access to contracted facilities, and the performance of services under the manufacturing services agreement, including sourcing and purchasing the ingredients used to make the Company's beers, scheduling production to meet delivery requirements, brewing and packaging the Company's beers, performing quality control and assurance, invoicing distributors upon shipment, and collecting and remitting payments to the Company. The Company's relationship with Stroh is therefore critical to the Company's business, operating results and financial condition. The Company's dependence on Stroh entails a number of significant risks. The Company's business, results of operations and financial condition would be materially adversely affected if Stroh were unable, for any reason, to provide contracted access to capacity or fail to perform according to the provisions of its manufacturing services agreement.

     Allowance for Credit Notes. The Company records a provision for the estimated costs related to promotional programs for its distributors. Such costs primarily include incentive discounts and allowances.

     Inventories. Inventories consist of beer in progress, finished goods and promotional materials and are stated at the lower of first-in, first-out cost or market.

     Depreciation and Amortization. Kegs, machinery and equipment, and office furniture and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of five to twenty

                     PETE'S BREWING COMPANY AND SUBSIDIARY
years. Leasehold improvements are recorded at cost and amortized using the straight-line method over the shorter of the useful life of the improvements or the related lease term. Capital leases are recorded at the lower of fair market value or the present value of future minimum lease payments. Assets under capital leases are amortized using the straight-line method over the shorter of the related lease term or the useful life of the assets.

     Revenue Recognition. The Company recognizes revenue upon shipment of product and passage of title to the customer.

     Advertising. The Company expenses the production costs of advertising the first time the advertising takes place, except for promotional agency fees which are capitalized and amortized over their expected periods of future benefit. Promotional agency fees consists of creative development costs associated with future promotional campaigns. The capitalized costs are amortized over a six month period.

     At December 31, 1997 and 1996, $786,000 and $657,000 of advertising was reported in prepaid expenses, respectively. Advertising expense was $2,588,000, $5,246,000 and $2,224,000 in 1997, 1996 and 1995, respectively.

     Income Taxes. The Company accounts for income taxes under the liability method which requires that deferred taxes be computed annually on an asset and liability method and adjusted when new tax laws or rates are enacted. Deferred tax assets and liabilities are determined based on the differences between the financial report and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Net Income (Loss) Per Share. The Company has adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share;" which supersedes APB Opinion No. 15 (APB No. 15), "Earnings per Share," and which is effective for all periods ending after December 15, 1997. SFAS 128 requires dual presentation of basic and diluted earnings per share (EPS) for complex capital structures on the face of the Statements of Operations. Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of other securities into common stock. For the year ended December 31, 1997, the effects of the exercise or conversion of other securities were excluded from the calculation of diluted EPS because their effect was antidilutive.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Recent Accounting Pronouncements. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS
130), "Reporting Comprehensive Income". This statement establishes requirements for disclosure of comprehensive income and becomes effective for the Company for fiscal years beginning after December 15, 1997, with reclassification of earlier financial statements for comparative purposes. Comprehensive income generally represents all changes in shareholders' equity except those resulting from investments or contributions by shareholders. The Company is evaluating alternative formats for presenting this information, but does not expect this pronouncement to materially impact the Company's result of operations.

     In June 1997, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about

                     PETE'S BREWING COMPANY AND SUBSIDIARY
products and services, geographic areas and major customers. This statement supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise." The new standard becomes effective for fiscal years beginning after December 15, 1997, and requires that comparative information from earlier years be restated to conform to the requirements of this standard. The Company is evaluating the requirements of SFAS 131 and the effects, if any, on the Company's current reporting and disclosures.

     Reclassifications. Certain amounts in the consolidated financial statements have been reclassified to conform with the current year's presentation. These reclassifications had no impact on previously reported income from operations or net income.

 2. AVAILABLE FOR SALE SECURITIES

     At December 31, 1997 and 1996, available for sale securities are stated at estimated fair value and consist of municipal bonds and notes, market auction preferreds, preferred stock, commercial paper, auction rate receipts and treasury notes. Available for sales securities are as follows (in thousands):

                                 DECEMBER 31, 1997                 DECEMBER 31, 1996
                           ------------------------------    ------------------------------
                                          COST UNREALIZED                   COST UNREALIZED
                           FAIR MARKET    ---------------    FAIR MARKET    ---------------
                              VALUE        BASIS     GAIN       VALUE        BASIS     GAIN
                           -----------    -------    ----    -----------    -------    ----
Municipal Bonds and
  Notes..................    $10,354      $10,340    $14       $11,969      $11,958    $11
Market Auction
  Preferreds.............      2,004        2,004     --            --           --     --
Preferred Stock..........         --           --     --         3,109        3,109     --
Commercial Paper.........         --           --     --         1,936        1,936     --
Auction Rate Receipts....         --           --     --         1,412        1,412     --
Treasury Notes...........         --           --     --           994          994     --
                             -------      -------    ---       -------      -------    ---
                             $12,358      $12,344    $14       $19,420      $19,409    $11
                             =======      =======    ===       =======      =======    ===

 3. TRADE ACCOUNTS RECEIVABLE:

     Trade accounts receivable are as follows (in thousands):

                                                       DECEMBER 31,
                                                     ----------------
                                                      1997      1996
                                                     ------    ------
Trade accounts receivable..........................  $3,679    $9,918
Less allowance for credit notes....................   2,099     2,115
Less allowance for doubtful accounts...............     184       139
                                                     ------    ------
                                                     $1,396    $7,664
                                                     ======    ======

 4. INVENTORIES:

     Inventories are as follows (in thousands):

                                                       DECEMBER 31,
                                                     ----------------
                                                      1997      1996
                                                     ------    ------
Finished goods.....................................  $  651    $  972
Beer in progress...................................     407       799
Promotional material...............................   1,559     2,660
                                                     ------    ------
                                                     $2,617    $4,431
                                                     ======    ======

                     PETE'S BREWING COMPANY AND SUBSIDIARY

 5. PROPERTY AND EQUIPMENT:

     Property and equipment are as follows (in thousands):

                                                       DECEMBER 31,
                                                     ----------------
                                                      1997      1996
                                                     ------    ------
Kegs, machinery and equipment......................  $4,135    $4,353
Office furniture and equipment.....................   1,550     1,115
Leasehold improvements.............................     278       285
Construction in progress...........................      --       591
                                                     ------    ------
                                                      5,963     6,344
Less accumulated depreciation and amortization.....   1,907     1,232
                                                     ------    ------
                                                     $4,056    $5,112
                                                     ======    ======

     Depreciation and amortization of property and equipment charged to operations was $1,443,000, $568,000, and $391,000, for 1997, 1996, and 1995,
respectively.

 6. OTHER ASSETS:

     Other assets are as follows (in thousands):

                                                      DECEMBER 31,
                                                    -----------------
                                                     1997       1996
                                                    -------    ------
Intangible costs associated with warrant..........  $ 2,789    $2,789
Less accumulated amortization.....................     (672)     (362)
                                                    -------    ------
                                                      2,117     2,427
                                                    -------    ------
Package design costs..............................    1,606     1,426
Less accumulated amortization.....................   (1,598)     (575)
                                                    -------    ------
                                                          8       851
                                                    -------    ------
Other assets......................................      269       235
                                                    -------    ------
Long term notes receivable........................      566        --
                                                    -------    ------
                                                    $ 2,960    $3,513
                                                    =======    ======

     Amortization of intangible costs and package design costs were $1,578,000, $886,000, and $363,000 in 1997, 1996 and 1995, respectively.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

 7. ACCRUED EXPENSES:

                                                       DECEMBER 31,
                                                     ----------------
                                                      1997      1996
                                                     ------    ------
  Accrued distribution liabilities.................  $   --    $5,111
  Accrued expenses.................................     730       934
  Accrued freight..................................     389       757
  Accrued income and excise taxes..................      22     1,881
  Accrued bonuses..................................     303       304
  Accrued merchandise purchases....................     745       263
                                                     ------    ------
                                                     $2,189    $9,250
                                                     ======    ======

     Stroh currently manufactures the Company's products under the Company's supervision. The Company paid approximately $28.6 million in 1997 and 1996 and $7.6 million in 1995 to Stroh for charges under the Agreement and had a payable of approximately $1.2 million and $2.0 million at December 31, 1997 and 1996, respectively.

 8. BREWERY TRANSITION CHARGES

     In September 1995, the Company entered into an Alternating Premises Transition Agreement with Minnesota Brewing Company of St. Paul, Minnesota, terminating the existing Brewing Agreement. As a result of this transition, the Company recorded a charge of $1,198,000 in 1995. The charge is comprised of $890,000 of payments made to Minnesota Brewing Company under the agreement, $93,000 loss on abandoned property and equipment and $215,000 of scrapped materials and other transition costs.

 9. WRITE-OFF OF BREWERY START UP COSTS

     After review of a brewery construction feasibility study prepared by the Company in conjunction with its architect, mechanical engineer and general contractor, and a review of available capacity under the Stroh Agreement and other factors, the Company determined not to go forward with previously disclosed plans to construct and equip a brewery in California. As a result of this determination the Company recorded a charge to earnings of $713,000 in 1997. This was comprised primarily of pre-construction architectural, engineering and contractor fees.

10. INCOME TAXES

     The provision for (benefit from) income taxes is as follows for the years ended December 31, 1997, 1996, and 1995 (in thousands):

                                                  1997       1996       1995
                                                 -------    -------    ------
Current:
  Federal......................................  $(2,090)   $ 2,005    $  723
  State........................................        2        586       226
                                                 -------    -------    ------
                                                  (2,088)     2,591       949

Deferred:
  Federal......................................   (1,278)    (1,475)       80
  State........................................     (465)      (362)       18
                                                 -------    -------    ------
                                                  (1,743)    (1,837)       98
                                                 -------    -------    ------
                                                 $(3,831)   $   754    $1,047
                                                 =======    =======    ======

                     PETE'S BREWING COMPANY AND SUBSIDIARY

     The principal items accounting for the difference between income taxes computed at the United States statutory rate and the provision for income taxes reflected in the statements of operations are as follows, for the years ended December 31, 1997, 1996 and 1995:

                                                      1997     1996     1995
                                                      -----    -----    -----
United States statutory rate......................    (34.0%)   34.0%    34.0%
States taxes (net of federal benefit).............     (3.1)     6.1      5.6
Nontaxable dividends and interest.................     (3.7)   (16.3)    (3.0)
Non-deductible expenses...........................      1.1      4.6      3.9
Other.............................................      1.1      2.5       --
                                                      -----    -----    -----
                                                      (38.6%)   30.9%    40.5
                                                      =====    =====    =====

     The tax effect of temporary differences that give rise to significant portions of the deferred tax asset are as follows (in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1997      1996
                                                             ------    ------
Deferred tax assets:
  Allowance for doubtful accounts..........................  $   76    $   59
  Allowance for credit notes...............................       4       562
  Accrued distribution liabilities.........................      --     1,171
  Net operating loss carry forward.........................   2,939        --
  Vacation and bonus.......................................     196       167
  Reserves and other.......................................   1,330       185
                                                             ------    ------
          Total............................................   4,545     2,144
                                                             ------    ------

Deferred tax liabilities:
  Depreciation and amortization............................     662       228
  State income taxes.......................................     280        21
  Other....................................................      --        35
                                                             ------    ------
          Total............................................     942       284
                                                             ------    ------
Net deferred taxes.........................................  $3,603    $1,860
                                                             ======    ======

11. SHAREHOLDERS' EQUITY

     Capital Stock. In August 1995, the Company's Board of Directors approved a 4 for 1 split and increased the authorized common shares to 50,000,000.

     In November 1995, the Company completed the initial public offering of its common stock. The Company sold approximately 2,700,000 shares for net proceeds of $43,465,000. Concurrent with the closing of the initial public offering, the Company's Board of Directors authorized 5,000,000 preferred shares. In addition, the holders of Series A and Series B convertible preferred shares received common shares pursuant to an automatic, share-for-share conversion, resulting in the issuance of 3,305,000 common shares.

     Warrant. In October 1995 the Company issued a warrant, expiring in five years, to Stroh to purchase 1,140,284 of the Company's common shares at an exercise price of $14.00 per share in exchange for Stroh granting the Company certain cost reductions and other benefits in an amended manufacturing agreement. The $2,790,000 intangible cost, as determined by an independent appraisal, is amortized to cost of goods sold over the nine year term of the amended manufacturing agreement.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

     Stock Option Plans: In 1986, the Company adopted a combined nonstatutory and incentive stock option plan scheduled to expire in 1996 (the 1986 Plan). Under the Plan, a total of 1,932,000 of the Company's common shares have been reserved for issuance to officers, directors, and employees of and consultants to the Company. This plan was canceled by the Board of Directors during 1995.

     In September 1995, the Company adopted the 1995 Employee Stock Option Plan (the "1995 Plan"). Under the plan, a total of 1,000,000 of the Company's common shares have been reserved for issuance to officers, employees and consultants of the Company. Options to purchase the Company's common shares may be granted at the closing price on the date of grant. The options vest 25% after the first year of service and 1/48 for each month thereafter. The term of the options granted under the 1995 Plan is ten years from the date of grant.

     In September 1995, the Company adopted the 1995 Director Option Plan (the "Director Plan") and has reserved 200,000 common shares for issuance under this plan. The Director Plan provides for an initial grant of 15,000 options to each director upon the effective date of the initial public offering at a per share price equal to the initial public offering price, an initial grant of 15,000 option to each new director upon their appointment to the Board, at the closing price on the date of the grant, and annual grants of 5,000 options for each director upon their reappointment to the Board of Directors at the closing price on the date of the grant. The options vest 25% after the first year of service and 1/48 for each month thereafter.

     In July 1997, the Company granted 12,000 shares of the Company's common stock to the Chairman of the Board of Directors of the Company, at $1.25 per share, under a nonstatutory stock option. The excess of the fair market value of the option over the grant price was charged to operations over the vesting period. The option becomes fully vested in February 1998 and expires in July 2007.

     Information regarding these Plans follows (in thousands, except per share data):

                                                                   OPTIONS                   WEIGHTED
                                                                 OUTSTANDING                  AVERAGE
                                         SHARES                     PRICE                    EXERCISE
                                       AVAILABLE     SHARES       PER SHARE        TOTAL       PRICE
                                       ----------    -------    --------------    -------    ---------
Balances, January 1, 1995............       18        1,099     $0.06 - $ 1.25    $   189     $ 0.17
  Authorized.........................    1,200           --                 --         --         --
  Granted............................     (452)         452     $2.50 - $18.00      7,734     $17.11
  Canceled...........................       22          (22)    $0.14 - $ 1.25        (10)    $ 0.44
  Exercised..........................       --         (925)    $0.10 - $ 1.25       (106)    $ 0.11
  Additional shares of 1986 plan
     canceled........................      (14)          --                 --         --         --
                                         -----        -----     --------------    -------     ------
Balances, December 31, 1995..........      774          604     $0.10 - $18.00      7,807     $12.93
  Granted............................     (430)         430     $6.50 - $18.75      3,438     $ 7.99
  Canceled...........................       34          (34)    $0.14 - $18.75       (568)    $16.72
  Exercised..........................       --          (76)    $0.10 - $ 2.50        (34)    $ 0.44
  Additional shares of 1986 plan
     canceled........................       (3)          --                 --         --         --
                                         -----        -----     --------------    -------     ------
Balances, December 31, 1996..........      375          924     $0.10 - $18.00     10,643     $12.93
  Authorized.........................       12           --                 --         --         --
  Granted............................     (327)         327     $1.25 - $ 6.25      1,854     $ 5.66
  Canceled...........................      291         (291)    $1.25 - $18.00     (4,794)    $16.47
  Exercised..........................       --          (46)    $0.10 - $18.00        (39)    $ 0.86
  Additional shares of 1986 plan
     canceled........................       (4)          --                            --         --
                                         -----        -----     --------------    -------     ------
Balances, December 31, 1997..........      347          914     $0.14 - $18.75    $ 7,664     $ 8.39
                                         =====        =====                       =======

                     PETE'S BREWING COMPANY AND SUBSIDIARY

     The option outstanding and currently exercisable by exercise price at December 31, 1997 are as follows (in thousands, except per share data):

                          OPTIONS OUTSTANDING
                  -----------------------------------                        OPTIONS CURRENTLY EXERCISABLE
                                        WEIGHTED                           ---------------------------------
                      NUMBER             AVERAGE            WEIGHTED           NUMBER           WEIGHTED
                    OUTSTANDING         REMAINING           AVERAGE          EXERCISABLE         AVERAGE
EXERCISE PRICE    (IN THOUSANDS)    CONTRACTUAL LIFE     EXERCISE PRICE    (IN THOUSANDS)    EXERCISE PRICE
---------------   ---------------   -----------------   ----------------   ---------------   ---------------
$          0.14          19            0.97 years            $ 0.14               19             $ 0.14
$ 1.25 - $ 2.50          41            3.96 years            $ 1.59               38             $ 1.58
$ 4.94 - $ 5.91         127            9.68 years            $ 5.35
$ 6.13 - $ 8.88         553            8.76 years            $ 6.84               98             $ 7.27
$18.00 - $18.75         174            7.92 years            $18.03               94             $18.02
                        ---                                                      ---
$ 0.14 - $18.75         914            8.35 years            $ 8.39              249             $ 9.92
                        ===                                                      ===

     The weighted average fair value of those options granted in 1997, 1996 and 1995 was $4.21, $5.33, and $11.38, respectively.

     Employee Stock Purchase Plan. In September 1995, the Company adopted the 1995 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan has one year offering periods. The Employee Stock Purchase Plan permits eligible employees to purchase shares of the Company's common stock at 85% of the lesser of fair market value of the common stock on the first day of the offering period of the last day of the purchase period. The Company has reserved 400,000 shares of its common stock for issuance under the Purchase Plan. As of December 31, 1997, 72,000 shares have been issued under the plan.

     Pro Forma Compensation Expense. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123). "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the Plans (including the Employee Stock Purchase Plan). Had compensation cost for the Plans been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below:

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1997       1996      1995
                                                          -------    ------    ------
  Net income (loss) as reported.........................  $(6,094)   $1,683    $1,538
  Net income (loss) pro forma...........................  $(7,497)   $  208    $1,308
  Net income (loss) per share-basic.....................  $ (0.57)   $ 0.16    $ 0.19
  Net income (loss) per share-basic pro forma...........  $ (0.70)   $ 0.02    $ 0.16
  Net income (loss) per share diluted...................  $ (0.57)   $ 0.16    $ 0.18
  Net income (loss) per share diluted pro forma.........  $ (0.70)   $ 0.02    $ 0.15

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes method with the following weighted average assumptions:

                                                    1997      1996      1995
                                                   ------    ------    ------
Risk-free interest rate..........................  6.05%     6.20%     6.20%
Expected life in years...........................  3.48      4.19      4.19
Expected dividends...............................  None      None      None
Expected volatility..............................  0.9774    .8598     .8598

     The weighted average expected life was calculated based on the vesting period and exercise behavior. The risk-free interest rate was calculated in accordance with the grant date and expected life calculated for each subgroup.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

12. COMPUTATION OF NET (LOSS) INCOME PER SHARE

     Basic and diluted earnings per share are calculated as follows for the years ended December 31, 1997, 1996 and 1995 (in thousands except per share amounts):

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1997       1996       1995
                                                         -------    -------    ------
Basic:
  Weighted average shares..............................   10,778     10,682     8,157
                                                         =======    =======    ======
  Net (loss) income....................................  $(6,094)   $ 1,683    $1,538
                                                         =======    =======    ======
  Net (loss) income per share..........................  $ (0.57)   $  0.16    $ 0.19
                                                         =======    =======    ======
Diluted:
  Weighted average shares..............................   10,778     10,682     8,157
  Common equivalent shares from stock options and
     warrants..........................................       --        137       306
                                                         -------    -------    ------
  Shares used in per share calculation.................   10,778     10,819     8,463
                                                         =======    =======    ======
  Net (loss) income....................................  $(6,094)   $ 1,683    $1,538
                                                         =======    =======    ======
  Net (loss) income per share..........................  $ (0.57)   $  0.16    $ 0.18
                                                         =======    =======    ======

13. BENEFIT PLAN

     In April 1995, the Company adopted the Pete's Brewing Company 401(k) Savings Plan (the "401(k) Plan"), which is intended to qualify under Section 401 of the Internal Revenue Code. All employees meeting minimum age requirements are eligible to participate in the 401(k) Plan. Employee contributions are limited to 15% of compensation. The Company may make contributions to fund the 401(k) Plan. The Company has not made any contributions to the 401(k) Plan.

14. COMMITMENTS AND CONTINGENCIES

     The Company is engaged in certain legal and administrative proceedings incidental to its normal business activities. While it is not possible to determine the ultimate outcome of these actions, at this time management believes that any liabilities resulting from such proceedings, or claims which are pending or known to be threatened, will not have a material adverse effect on the Company's consolidated financial position or results of operations.

     The Company has commitments under operating leases for office space and equipment which expire through 2002. Under the terms of the leases for office space, the Company is responsible for certain utilities and maintenance expenses, including taxes, insurance and other operating expenses. The Company has the option to renew certain of these operating leases. Future minimum rental payments required under the operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 1997 are $697,000 in 1998, $664,000 in 1999, $639,000 in 2000, $453,000 in 2001 and
$65,000 in 2002.

     Rental expense was approximately $608,000, $489,000 and $286,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

15. SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information for the years ended December 31, 1997, 1996 and 1995 is summarized as follows (in thousands):

                                                        1997     1996     1995
                                                       ------   ------   ------
Cash paid during the period for:
Excise taxes.........................................  $7,011   $7,449   $5,889
Interest.............................................      --        3      201
Income taxes.........................................   1,947    1,448      140
Noncash investing and financing activities:
Intangible costs associated with issuance of
  warrants...........................................      --       --    2,790
Tax benefit associated with exercise of options......      --      216       --
Unrealized gain on investments.......................      14       11       --

16. SIGNIFICANT INFORMATION AND SIGNIFICANT CUSTOMERS

     The Company has no operations outside of the United States and operates in one industry segment. No one customer accounted for more than 10% of 1997 sales. One customer accounted for 14% of 1996 sales. Two customers accounted for 24% and 11% of sales in 1995. To date export sales have not been significant.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                     ASSETS

                                                              MARCH 31,    DECEMBER 31,
                                                                1998           1997
                                                              ---------    ------------
Current assets:
  Cash and cash equivalents.................................   $19,050       $18,841
  Available for sale securities.............................     8,283        12,358
  Trade accounts receivable, net............................     2,928         1,396
  Inventories...............................................     2,295         2,617
  Prepaid expenses and other current assets.................     1,540         1,189
  Tax refund receivable.....................................     2,074         2,074
  Deferred taxes............................................     1,140         1,140
                                                               -------       -------
          Total current assets..............................    37,310        39,615
Property and equipment, net.................................     4,351         4,056
Deferred taxes..............................................     4,120         3,125
Other assets................................................     2,728         2,960
                                                               -------       -------
                                                               $48,509       $49,756
                                                               =======       =======

                                      LIABILITIES
Current liabilities:
  Trade accounts payable....................................   $ 1,826       $ 1,433
  Accrued expenses..........................................     2,346         2,189
                                                               -------       -------
          Total current liabilities.........................     4,172         3,622
  Deferred taxes............................................       662           662
                                                               -------       -------
          Total liabilities.................................     4,834         4,284
                                                               -------       -------

                                 SHAREHOLDERS' EQUITY
Preferred shares, no par value:
  Authorized 5,000 shares: issued and outstanding: none.....        --            --
Common shares, no par value:
  Authorized: 50,000 shares; issued and outstanding:
  10,817 at March 31, 1998 and 10,815 at December 31,
     1997...................................................    48,811        48,803
Unrealized gain (loss) on available for sale securities.....       (14)           14
Accumulated deficit.........................................    (5,122)       (3,345)
                                                               -------       -------
          Total shareholders' equity........................    43,675        45,472
                                                               -------       -------
                                                               $48,509       $49,756
                                                               =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                              FOR THE THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Sales.......................................................  $10,887     $13,531
Less excise taxes...........................................    1,098       1,327
                                                              -------     -------
          Net sales.........................................    9,789      12,204
Cost of goods sold..........................................    5,348       6,233
                                                              -------     -------
          Gross profit......................................    4,441       5,971
                                                              -------     -------
Selling, advertising and promotional expenses...............    5,796       7,647
General and administrative expenses.........................    1,754       2,123
Write-off of brewery start-up expenses......................       --         713
                                                              -------     -------
          Total operating expense...........................    7,550      10,483
                                                              -------     -------
          Loss from operations..............................   (3,109)     (4,512)
Interest income.............................................      338         322
                                                              -------     -------
          Loss before income taxes..........................   (2,771)     (4,190)
Income tax benefit..........................................      994       1,370
                                                              -------     -------
          Net loss..........................................  $(1,777)    $(2,820)
                                                              =======     =======
Net loss per share, basic...................................  $ (0.16)    $ (0.26)
                                                              =======     =======
Net loss per share, diluted.................................  $ (0.16)    $ (0.26)
                                                              =======     =======
Shares used in per share calculation, basic.................   10,817      10,742
                                                              =======     =======
Shares used in per share calculation, diluted...............   10,817      10,742
                                                              =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              FOR THE THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(1,777)    $(2,820)
  Adjustments to reconcile net loss to net cash used by
     operations:
     Depreciation and amortization..........................      264       1,488
     Deferred taxes.........................................     (995)     (1,370)
     Changes in operating assets and liabilities:
       Trade accounts receivable............................   (1,532)      3,246
       Inventories..........................................      322        (366)
       Prepaid expenses and other current assets............     (351)     (3,011)
       Accounts payable and accrued expenses................      550      (5,615)
                                                              -------     -------
          Net cash used by operations.......................   (3,519)     (8,448)
                                                              -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................     (439)       (263)
  Purchases of available for sale securities................  (24,692)     (1,477)
  Proceeds from sale of available for sale securities.......   28,739       4,940
  Additions to other assets.................................      112         (38)
                                                              -------     -------
          Net cash provided by investing activities.........    3,720       3,162
                                                              -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common shares.................................        8           4
                                                              -------     -------
     Net cash provided by financing activities..............        8           4
                                                              -------     -------
     Net increase (decrease) in cash and cash equivalents...      209      (5,282)
CASH AND CASH EQUIVALENTS:
  Beginning of period.......................................   18,841      19,814
                                                              -------     -------
  End of period.............................................  $19,050     $14,532
                                                              =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Pete's Brewing Company (the Company) was incorporated in April 1986 under the laws of the State of California. The Company is a major domestic craft brewer. The Company currently markets 8 distinctive full bodied beers in 49 states, the District of Columbia and the United Kingdom.

     The following is a summary of the Company's significant accounting policies:

  Interim Financial Data:

     The unaudited consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information or footnote disclosure normally included in the financial statements prepared in accordance with the generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The unaudited financial statements in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations in accordance with generally accepted accounting principles. These financial statements should be read in conjunction with the Company's audited consolidated financial statements as included in the Company's Annual Reports on Form 10-K for the year ended December 31, 1997 as filed with the Securities and Exchange Commission. The interim results presented herein are not necessarily indicative of the results of operations that may be expected for the full fiscal year ending December 31, 1998 or any future periods.

  Principles of Consolidation:

     The consolidated financial statements include the accounts of Pete's Brewing Company and its sole subsidiary Wicked Ware, Inc. (collectively referred to as the Company). All significant intercompany accounts and transactions have been eliminated.

  Certain Risks:

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable and cash and cash equivalents. The Company's customer base includes primarily beer, wine and spirits distributors throughout the United States.

     The Company does not generally require collateral for its trade accounts receivable and maintains an allowance for doubtful accounts. The Company maintains cash equivalent investments with a brokerage firm and its cash in bank deposit accounts with a bank. At times, the balances in these accounts may exceed federally insured limits. The Company has not experienced any losses on such accounts.

     The Company relies upon Stroh at all phases of the production of its beers, for access to contracted facilities, and the performance of services under the manufacturing services agreement, including sourcing and purchasing the ingredients used to make the Company's beer, scheduling production to meet delivery requirements, brewing and packaging the Company's beers, performing quality control and assurance, invoicing distributors upon shipment, collecting and remitting payments to the Company and performing regulatory compliance. The Company's relationship with Stroh is therefore critical to the Company's business, operating results and financial condition. The Company's dependance on Stroh entails a number of significant risks. The Company's business, results of operations and financial condition would be materially adversely affected if Stroh were unable, for any reason, to provide contracted access to capacity or fail to perform according to the provisions of its manufacturing services agreement.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
  Available for Sale Securities:

     Available for sale securities consist of U.S. and municipal government obligations and corporate securities with maturities of more than thirty days. These available for sale securities are carried at market value. The available for sale securities are held in the Company's name and maintained with two large institutions.

  Allowance for Credit Notes:

     The Company records a provision for the estimated costs related to promotional programs for its distributors. Such costs primarily include incentive discounts and allowances.

  Inventories:

     Inventories consist of beer in progress, finished goods and promotional materials and are stated at the lower of first-in, first-out cost or market.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Accounting Pronouncements:

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," effective January 1, 1998. This statement requires the disclosure of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as net income plus revenues, expenses, gains and losses that, under generally accepted accounting principles, are excluded from net income. The components of comprehensive income which are excluded from net income are not significant, individually or in aggregate, and therefore, no separate statement of comprehensive income has been presented.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." ("SFAS 131"), which supercedes Statement of Financial Accounting Standards, "Financial Reporting for Segments of a Business Enterprise" ("SFAS 14"). SFAS 131 changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting and also requires interim reporting of segment information. This statement is effective for fiscal years beginning after December 15, 1997. The statement's interim reporting disclosures are not required until the first quarter immediately subsequent to the fiscal year in which SFAS 131 is effective.

  Reclassifications:

     Certain amounts in the consolidated financial statements have been reclassified to conform with the current year's presentation. These reclassifications had no impact on previously reported income from operations or net income.

                     PETE'S BREWING COMPANY AND SUBSIDIARY

 2. TRADE ACCOUNTS RECEIVABLE:

     Trade accounts receivable are as follows (in thousands):

                                                       MARCH 31,    DECEMBER 31,
                                                         1998           1997
                                                       ---------    ------------
Trade accounts receivable............................   $4,939         $3,679
Less allowance for credit notes......................    1,874          2,099
Less allowance for doubtful accounts.................      137            184
                                                        ------         ------
                                                        $2,928         $1,396
                                                        ======         ======

 3. INVENTORIES:

     Inventories are as follows (in thousands):

                                                       MARCH 31,    DECEMBER 31,
                                                         1998           1997
                                                       ---------    ------------
Finished goods.......................................   $  369         $  651
Beer in progress.....................................      660            407
Promotional material.................................    1,266          1,559
                                                        ------         ------
                                                        $2,295         $2,617
                                                        ======         ======

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               PBC HOLDINGS, INC.
                             PBC ACQUISITION CORP.
                             THE GAMBRINUS COMPANY
                                      AND

                             PETE'S BREWING COMPANY

                            DATED AS OF MAY 22, 1998

================================================================================

                               TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----
ARTICLE I -- DEFINITIONS...............................................   A-2
     1.1   Certain Defined Terms.......................................   A-2
     1.2   Interpretation..............................................   A-3
ARTICLE II -- THE MERGER...............................................   A-3
     2.1   The Merger..................................................   A-3
     2.2   Company Actions and Fairness Opinion........................   A-4
     2.3   Effective Time..............................................   A-4
     2.4   Closing.....................................................   A-4
     2.5   Effects of the Merger.......................................   A-4
     2.6   Articles of Incorporation...................................   A-4
     2.7   Bylaws......................................................   A-4
     2.8   Directors...................................................   A-4
     2.9   Officers....................................................   A-5
           Conversion of Shares........................................   A-5
    2.10
           Dissenting Shares...........................................   A-5
    2.11
           Payment For Shares..........................................   A-5
    2.12
           No Further Rights or Transfers..............................   A-6
    2.13
           Supplementary Action........................................   A-7
    2.14
           Lost, Stolen or Destroyed Certificates......................   A-7
    2.15
           Company Stock Options.......................................   A-7
    2.16
           Company Warrants............................................   A-8
    2.17
ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........   A-8
     3.1   Organization, Standing and Corporate Power..................   A-8
     3.2   Subsidiaries................................................   A-8
     3.3   Capital Structure...........................................   A-8
     3.4   Authority; Noncontravention.................................   A-9
     3.5   SEC Documents; Financial Statements.........................  A-10
     3.6   Absence of Certain Changes or Events........................  A-10
     3.7   No Undisclosed Liabilities..................................  A-11
     3.8   Litigation..................................................  A-11
     3.9   Compliance with Laws........................................  A-11
           Absence of Changes in Benefit Plans; Labor Relations........  A-11
    3.10
           ERISA Compliance............................................  A-11
    3.11
           Taxes.......................................................  A-12
    3.12
           Parachute Payments..........................................  A-13
    3.13
           Information in Proxy Statement..............................  A-13
    3.14
           State Takeover Statutes.....................................  A-13
    3.15
           Rights Agreement............................................  A-13
    3.16
           Brokers.....................................................  A-13
    3.17
           Title to Assets.............................................  A-14
    3.18
           Product Liability...........................................  A-14
    3.19
           Material Contracts..........................................  A-14
    3.20
           Title to Intellectual Property..............................  A-14
    3.21
           Distributors and Distributorship Agreements.................  A-15
    3.22
           Real Property...............................................  A-15
    3.23

                                                                         PAGE
                                                                         ----
           Insurance...................................................  A-15
    3.24
           Customers, Suppliers........................................  A-16
    3.25
ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER...
                                                                         A-16
     4.1   Organization, Standing and Corporate Power..................  A-16
     4.2   Authority: Noncontravention.................................  A-16
     4.3   Information in Proxy Statement..............................  A-17
     4.4   Interim Operations of Purchaser.............................  A-17
     4.5   Brokers.....................................................  A-17
     4.6   Financing...................................................  A-17
     4.7   Share Ownership.............................................  A-17
ARTICLE V -- CONDUCT OF BUSINESS PENDING THE MERGER....................  A-17
     5.1   Interim Operations of the Company...........................  A-17
     5.2   No Solicitation.............................................  A-19
ARTICLE VI -- ADDITIONAL AGREEMENTS....................................  A-20
     6.1   Shareholder Approval; Preparation of Proxy Statement........  A-20
     6.2   Access to Information; Confidentiality......................  A-21
     6.3   Commercially Reasonable Efforts.............................  A-21
     6.4   Notification of Certain Matters.............................  A-21
     6.5   Fees and Expenses...........................................  A-22
     6.6   Indemnification and Directors' and Officers' Insurance......  A-23
     6.7   Certain Litigation..........................................  A-23
     6.8   Purchaser Compliance........................................  A-23
     6.9   Shareholder Agreement.......................................  A-23
           Interim Financial Statements................................  A-24
    6.10
           Stop Transfer Instruction...................................  A-24
    6.11
ARTICLE VII -- CONDITIONS..............................................  A-24
     7.1   Conditions to Parent and Purchaser's Obligation to Effect
           the Merger..................................................  A-24
     7.2   Conditions to Company's Obligation to Effect the Merger.....  A-26
ARTICLE VIII -- TERMINATION AND AMENDMENT..............................  A-27
     8.1   Termination.................................................  A-27
     8.2   Effect of Termination.......................................  A-28
     8.3   Amendment...................................................  A-28
     8.4   Extension; Waiver...........................................  A-28
ARTICLE IX -- MISCELLANEOUS............................................  A-28
     9.1   Nonsurvival of Representations, Warranties and Agreements...  A-28
     9.2   Notices.....................................................  A-28
     9.3   Counterparts................................................  A-29
     9.4   Entire Agreement; No Third Party Beneficiaries..............  A-29
     9.5   Governing Law...............................................  A-29
     9.6   Publicity...................................................  A-29
     9.7   Assignment..................................................  A-29
     9.8   Enforcement.................................................  A-30
     9.9   Severability................................................  A-30
EXHIBIT A -- STOCKHOLDER AGREEMENT.....................................  A-31

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this 22nd day of May, 1998, by and among PBC Holdings, Inc., a Texas corporation ("Parent"), PBC Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Parent ("Purchaser"), Pete's Brewing Company, a California corporation (the "Company"), and, for the limited purposes set forth herein, The Gambrinus Company, a Texas corporation ("Gambrinus").

                                    RECITALS

     WHEREAS, the Board of Directors of each of Gambrinus, Parent, Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective shareholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance thereof, it is proposed that Purchaser acquire all shares (the "Shares") of the issued and outstanding common stock, no par value, of the Company (the "Company Common Stock"), for $6.375 per share, net to the seller in cash (such price per Share as may be paid in the Merger (as defined in Section 2.1), being referred to herein as the "Merger Consideration") through a reverse subsidiary merger of the Purchaser with and into the Company;

     WHEREAS, also in furtherance of such acquisition, the Board of Directors of each of Gambrinus, Parent, Purchaser and the Company has approved the Merger in accordance with the General Corporation Law of the State of California (the "GCL") and upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding Share will be converted into the right to receive an amount equal to the Merger Consideration in cash;

     WHEREAS, the Board of Directors of the Company (the "Company Board of Directors") has determined that the consideration to be paid for each Share in the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares approve this Agreement and each of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Company, Parent, Purchaser and Gambrinus desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 Certain Defined Terms. As used in the Agreement, each of the following initially capitalized terms still have the respective meaning set forth below:

     "Affiliate" means, with respect to any Person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. "Control" or "controls" for purposes hereof means that a Person has the power, direct or indirect, to conduct or govern the policies of another Person.

     "Business" means the business conducted by the Company as of the date of the Agreement and including, without limitation, the manufacture, distribution, marketing and sale of various craft brewed beer products.

     "Business Day" refers to a day other than a Saturday, Sunday or a holiday on which commercial banks are required or authorized to close in San Antonio, Texas.

     "Contracts" refers to, collectively, all oral or written contracts, agreements, leases, subleases, licenses, sublicenses, commitments, instruments, guaranties, bids and proposals to which the Company is a party as of the date specified, all unfilled orders outstanding as of the Closing Date for the purchase of raw materials, goods or services, and all unfilled orders outstanding as of the Closing Date for the sale of raw materials, goods or services.

     "GAAP" refers to generally accepted accounting principles in the United States of America as in effect as of the date hereof.

     "Indebtedness" means any liability, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures, or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) but excluding trade payables, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet prepared on a consolidated basis in accordance with GAAP, (iii) guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person.

     "Intellectual Property" means all intellectual property used in the Business or otherwise necessary for the ownership and use of the assets and the conduct of the Business of the Company, including without limitation, all (1) trademarks, trade names, trade dress, service marks, and Internet domain names together with all of the goodwill of the foregoing items; (2) copyrights (including without limitation in and to the Company's Internet website(s)) and all related and equivalent rights, including moral rights; (3) licenses, registrations, applications for, and applications to register, any of the foregoing; and (4) trade secrets, patents, processes, recipes and formulae.

     "Knowledge" as applied to either the Company, a Subsidiary, Parent or Purchaser, refers to the actual knowledge, of its respective executive officers, its human resources officer or its directors.

     "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company, any one or more changes or effects that are materially adverse to the Business, properties, assets, liabilities, financial condition, results of operations or value of the Company and its Subsidiaries, taken as a whole; but other than changes or effects which are or result from (i) occurrences relating to the economy in general or the Company's industry in general and not specifically relating to such entity, (ii) the delay or cancellation of orders for the Company's products attributable to the announcement of this Agreement, (iii) the delay or cancellation of production or shipment of the Company's products by the Company's contract manufacturer attributable to the execution or announcement of this Agreement, or (iv) shareholder litigation brought or threatened against the Company or any member of the Company Board of Directors attributable to the announcement of this Agreement or the Merger, including all costs and expenses in connection therewith and other fees and expenses incurred by the Company in connection with the transactions contemplated hereby.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Person" refers to any individual, partnership, corporation, trust, association, limited liability company, Government Entity or any department or agency thereof, or any other entity.

     "SEC" means the Securities and Exchange Commission.

     "Stroh Agreement" means the Second Amendment and Restatement of Manufacturing Services Agreement, dated as of October 1, 1995, by and between The Stroh Brewing Company, an Arizona corporation, and the Company, as amended.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, trust, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, trust, or other business entity a majority of the partnership or other similar ownership or beneficial interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, trust or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, trust or other business entity gains or losses, distributions or other economic interests or shall be or control any managing director, manager, general partner or trustee of such limited liability company, partnership, association trust or other business entity.

     "Tax" refers to all federal, state, local and foreign taxes, charges, fees, levies, penalties, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, disability, real property, personal property, ad valorem or other tax or governmental fee of any kind whatsoever imposed or required to be withheld by any Governmental Entity, whether disputed or not.

     "Tax Return" means any tax return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     1.2 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof and in accordance with the applicable provisions of this Agreement and the GCL, the Company and Purchaser shall consummate a merger (the "Merger") pursuant to which Purchaser shall be merged with and into the Company at the Effective Time (as defined in Section 2.3). Following the Effective Time, (i) the Company shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of California, (ii) the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Article II, and (iii) the separate corporate existence of Purchaser shall cease. At the election of Parent, to the extent that any such action would not cause a failure of a condition to the Merger, any direct or indirect wholly-owned subsidiary of Parent may be substituted for and assume all of the rights and obligations of Purchaser as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     2.2 Company Actions and Fairness Opinion. The Company hereby represents and warrants that (i) the Company Board of Directors has adopted resolutions (A) determining that, as of the date of such resolutions, the terms of the Merger are fair to, and in the best interests of, the holders of the Shares, (B) approving and adopting this Agreement and the transactions contemplated hereby,
(C) approving the Merger, and (D) recommending that the shareholders of the Company approve the Merger, this Agreement and the transactions contemplated hereby (provided, however, that subject to the provisions of Section 5.2 such recommendation may be withdrawn, modified or amended in connection with a Superior Proposal (as defined in Section 5.2)) and (ii) Morgan Stanley & Co. Incorporated ("Morgan Stanley") has rendered to the Company Board of Directors its written opinion, to the effect that the consideration to be received by the holders of Shares pursuant to the Merger is fair to the holders of Shares. The Company has obtained the consent of Morgan Stanley to the inclusion in the Proxy Statement of a copy of the written opinion referred to in clause (ii) above.

     2.3 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, Parent, Purchaser and the Company shall cause to be executed and filed on the Closing Date (as hereinafter defined) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of California (the "Secretary of State") in the manner required by the GCL an agreement of merger together with an officer's certificate of the Company and Purchaser, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is hereinafter referred to as the "Effective Time."

     2.4 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Jackson Walker L.L.P., 112 East Pecan Street, Suite 2100, San Antonio, Texas 78205, unless another date, time or place is agreed to in writing by the parties hereto.

     2.5  Effects of the Merger. The Merger shall have the effects set forth in
Section 1107 of the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     2.6 Articles of Incorporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so that Article III thereof shall read in its entirety as follows:

                                      "III

        This corporation is authorized to issue 1,000 shares of Common Stock, no par value per share."

As so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation, until thereafter changed or amended, subject to Section 6.6 hereof, as provided therein or by applicable law.

     2.7 Bylaws. The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter duly amended, subject to Section 6.6 hereof, in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation or such Bylaws.

     2.8 Directors. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, as such instruments may be amended from time to time, either before or after the Effective Time, or as otherwise provided by law.

     2.9 Officers. The officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, as such instruments may be amended from time to time, either before or after the Effective Time, or as otherwise provided by law.

     2.10 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of the Shares:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held, directly or indirectly, by Parent, Purchaser, Gambrinus, the Company or any of their majority-owned Subsidiaries, and any Dissenting Shares (as defined in Section 2.11)) shall automatically be canceled and extinguished and be converted into the right to receive from the surviving corporation in cash the Merger Consideration, without interest thereon. Each holder (other than holders referred to in Section 2.10(b)) of a certificate representing any Shares shall after the Effective Time cease to have any rights with respect to such Shares, except either to receive the Merger Consideration upon surrender of such certificate, or to exercise such holder's dissenter's rights as provided in
     Section 2.11 and the GCL.

          (b) Each Share issued and outstanding immediately prior to the Effective Time which is owned or held, directly or indirectly, by Parent, Purchaser, Gambrinus, the Company or any of their majority-owned Subsidiaries shall be canceled and extinguished and cease to exist, without any conversion thereof, and no payment shall be made with respect thereto.

          (c) Each share of Common Stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

     2.11 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are outstanding immediately prior to the Effective Time and which are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 1300 of the GCL, if Section 1300 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.10, unless and until such holder fails to perfect or withdraws or otherwise loses the right to appraisal and payment under the GCL. If, after the Effective Time, any such holder shall have failed to perfect or shall withdraw or lose such holder's right of appraisal and payment under the GCL, such holder's Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, as provided in Section 2.10, and such Shares shall no longer be Dissenting Shares. The Company shall give Parent and Purchaser prompt notice of any demands received by the Company for appraisal of Shares, and of any withdrawals of demands for appraisal, or of any other instruments served pursuant to Section 1300 of the GCL and received by the Company. Prior to the Effective Time, Parent and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands for appraisal. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent and Purchaser, make any payment with respect to, or settle or offer to settle, any such demands. Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such holder under Section 1300 of the GCL.

     2.12  Payment For Shares.

     (a) Prior to the Effective Time, Purchaser shall select and appoint a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares (the "Paying Agent") to receive and disburse the Merger Consideration to which holders of Shares shall become entitled pursuant to
Section 2.10. At the Effective Time, Purchaser or Parent shall, and Gambrinus shall cause Purchaser or Parent to, deposit in trust with the Paying Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.10. Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Purchaser and the Surviving Corporation and no part thereof shall accrue to the benefit of the holders of the Shares. If for any reason (including losses) such funds are inadequate to pay the amounts to which holders of Shares shall be entitled under Section 2.10, Parent shall in any event be liable for payment thereof. Such funds deposited with the Paying Agent pursuant to this Section 2.12 shall not be used for any purpose except as expressly provided in this Agreement. From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make the appropriate cash payments, if any, to holders of Dissenting Shares.

     (b) As soon as practicable after the Effective Time, Purchaser or Parent shall cause the Paying Agent to mail to each record holder a certificate or certificates representing Shares which as of the Effective Time represents the right to receive the Merger Consideration (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and such Certificate shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration upon the surrender of the Certificates. Until surrendered in accordance with the provisions of this
Section 2.12(b), each Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Consideration (without interest thereon), and shall, subject to Section 2.11, have no other right.

     (c) If the Merger Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment that the Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment or delivery shall pay any transfer or other taxes payable by reason of the payment of the Merger Consideration to a person other than the person in whose name the Certificates are registered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat and similar laws.

     (d) Promptly following the date that is one year after the Effective Time, the Paying Agent shall return to the Surviving Corporation all Merger Consideration and other cash, property and instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.13 No Further Rights or Transfers. All cash paid upon surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificate. At and after the Effective Time the holders of Certificates to be exchanged for the Merger Consideration pursuant to this Agreement shall cease to have any rights as shareholders of the Company except for the right to surrender such holder's Certificates in exchange for payment of the Merger Consideration, and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. Any Certificates formerly representing Shares presented to the Surviving Corporation or Paying Agent shall be canceled and exchanged for the Merger Consideration, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

     2.14 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either the Company or Purchaser, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company and Purchaser, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     2.15 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing Shares shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 2.10, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed Certificates.

     2.16  Company Stock Options.

     (a) The Company shall take all commercially reasonable actions, if any, necessary to provide that at the Effective Time, (i) each option outstanding at the Effective Time to purchase Shares (an "Option") granted under (A) the Company's 1986 Stock Option Plan, 1995 Stock Option Plan or 1995 Director Option Plan or (B) any other stock-based incentive plan or arrangement of the Company, excluding any options granted under the Company's 1995 Employee Stock Purchase Plan (the "Stock Option Plans"), shall be canceled and (ii) in consideration of such cancellation, each holder of an Option shall receive in consideration thereof an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the per Share exercise price of such Option and (y) the number of Shares subject to such Option. The Company shall use all commercially reasonable efforts to effectuate the foregoing, including, if necessary, amending the Stock Plans and obtaining any necessary consents from holders of Options.

     (b) Except as may be otherwise agreed to by Parent or Purchaser and the Company or as otherwise contemplated or required to effectuate this Section 2.16, the Stock Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time. The Company shall take all actions necessary to provide that as of the Effective Time no holder of Options under the Stock Plans will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such Option.

     (c) The Company shall take all commercially reasonable actions, if any, necessary to provide that at or immediately prior to the Effective Time, (i) each then outstanding option under the Company's 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") shall automatically be exercised and (ii) in lieu of the issuance of Certificates, each participant shall receive an amount in cash (subject to any applicable withholding tax) equal to the product of (x) the number of Shares otherwise issuable upon such exercise and (y) the Merger Consideration. The Company shall use all commercially reasonable efforts to effectuate the foregoing, including without limitation amending the Stock Purchase Plan and obtaining any necessary consents from participants in the Stock Purchase Plan. The Company (i) shall not permit the commencement of any new offering period under the Stock Purchase Plan following the date hereof,
(ii) shall not permit any participant to increase his or her rate of contributions under the Stock Purchase Plan following the date hereof, (iii) shall terminate the Stock Purchase Plan as of the Effective Time, and (iv) shall take any other actions necessary to provide that as of the Effective Time no holder of options under the Stock Purchase Plan will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such option.

     (d) In the event that an employee of the Company who is a holder of Options is terminated by the Company after the date of this Agreement but prior to the Effective Time, such employee shall receive at the Effective Time with respect to all Options held by such employee as of the date of such termination of employment the cash payment determined in accordance with Section 2.16(a) that such employee would have received had such employee been employed as of the Effective Time.

     2.17 Company Warrants. The Company shall take all commercially reasonable actions, if any, necessary to provide that at the Effective Time, each warrant outstanding at the Effective Time to purchase Shares (a "Warrant") shall be canceled. The Company shall take all commercially reasonable efforts to effectuate the foregoing, including, if necessary, amending a Warrant and obtaining any necessary consents from holders of Warrants.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Purchaser as follows:

     3.1 Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and, except as would not have a Material Adverse Effect, has all requisite corporate power and authority to carry on its Business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its Business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent complete and correct copies of its Restated Articles of Incorporation and Bylaws, in each case as amended to the date hereof.

     3.2  Subsidiaries. The Company Disclosure Schedule sets forth in Section
3.2 a complete list of the Company's Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such subsidiary have been validly issued and are fully paid and nonassessable and are owned directly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in Section 3.2 of the Company Disclosure Schedule, the Company does not own any significant equity interest in any corporation or other entity.

     3.3  Capital Structure.

     (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value per share ("Preferred Stock"). At the close of business on May 20, 1998,
(i) 10,838,982 shares of Company Common Stock and no shares of Preferred Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 2,041,482 shares of Company Common Stock were reserved for issuance pursuant to outstanding Options under the Stock Option Plans and 352,197 shares of Company Common Stock were reserved for issuance pursuant to options available for grant under the Stock Option Plans, (iv) 309,397 shares of Company Common Stock were reserved for issuance pursuant to the Stock Purchase Plan, (v) 1,140,284 shares of the Company Common Stock were reserved for issuance upon exercise of an outstanding Warrant and (vi) 50,000 shares of Series A Participating Preferred Stock, no par value per share, were reserved for issuance in connection with the Company's Preferred Shares Rights Agreement dated November 25, 1996 (the "Rights Agreement"). Except as set forth above, at the close of business on May 20, 1998, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Option Plans and the Stock Purchase Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote

(or convertible into securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The Company is not a party to any voting agreement with respect to the voting of any of its securities. There are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

     (b) Section 3.3 of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of: (i) all Options outstanding under the Stock Option Plans (ii) all Warrants outstanding for the purchase of Shares,
(iii) the per Share exercise price of all such Options and Warrants, as adjusted pursuant to the provisions of the respective Stock Option Plans and Warrant, and
(iv) the number of Shares subject to issuance upon exercise of all such Options and Warrants, as adjusted pursuant to the provisions of the respective Stock Option Plans and Warrant. The Company has not reduced the per Share exercise price of the Options or Warrant, due to a reduction in the fair market value of the Shares or otherwise, or established an option exchange program with respect to any Stock Option Plan or Warrant.

     3.4 Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of the Merger and the adoption of this Agreement by the affirmative vote of the holders of a majority of the Shares (the "Company Shareholder Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Gambrinus, Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought. The execution and delivery of this Agreement do not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any material Liens in or upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Restated Articles of Incorporation or Bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (iii), any such conflicts, violations, defaults, rights, losses or Liens that would not have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) filings, permits, authorizations, consents and approvals as may be required under the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended

(the "HSR Act"), (2) the filing with the SEC and the NASDAQ Stock Market, Inc. of (A) a proxy statement relating to the Company Shareholder Approval (as amended or supplemented from time to time, the "Proxy Statement") and (B) such reports under the Securities Exchange Act of 1934 ("Exchange Act") as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of an agreement of merger with the Secretary of State pursuant to the GCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,
(4) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, (5) compliance with any applicable requirements of the Exchange Act and (6) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on the Company.

     3.5  SEC Documents; Financial Statements.

     (a) The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC and any exchange on which the Company Common Stock is listed since January 1, 1996 (the "SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and the rules and regulations of any such exchange, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The Company has delivered to Parent true, correct and complete copies of (i) the Company's audited financial statements set forth in Section 3.5(b) to the Company Disclosure Schedule (the "Audited Financial Statements"), and (ii) the Company's unaudited financial statements set forth in Section 3.5(b) to the Company Disclosure Schedule (the "Unaudited Financial Statements"), certified, on behalf of the Company, by the Company's chief financial officer. The Audited Financial Statements and the Unaudited Financial Statements shall together be referred to herein as the "Financial Statements." The Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of Unaudited Financial Statements, to normal year-end audit adjustments and the absence of footnotes).

     3.6 Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents"), since the date of the most recent Financial Statements and until the date hereof, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and there has not been (i) any event, change or effect having a Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any capital stock, warrant, option or any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (a) any granting by the Company or any of its Subsidiaries to any director or officer of the Company or its Subsidiaries of any increase in compensation, except in the Ordinary Course of Business or as was required under employment agreements in effect as of the date of the most recent Financial Statements, (b) any granting by the Company or any of its Subsidiaries to any officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements, plans or arrangements in effect as of the date of the most recent Financial Statements or (c) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any officer; (v) any material damage, destruction or loss, whether or not covered by insurance; (vi) any Indebtedness created, incurred, assumed or guaranteed, involving more than $50,000 in the aggregate; (vii) any postponement or delay (outside the Ordinary Course of Business) in any material respect of, the payment of accounts payable and other liabilities or obligations; (viii) any cancellation, compromise, waiver or release of any right or claim (or series of related rights or claims) involving more than $50,000 in the aggregate; (ix) any action taken expressly prohibited by Section 5.1; (x) any acceleration, termination, modification, amendment, or cancellation of any material Contract (or series of Contracts), including the Stroh Agreement or any Contract with a distributor, to which the Company is a party or to which it is bound; and (xi) the Company has not committed to do any of the foregoing.

     3.7 No Undisclosed Liabilities. Except (a) as recognized or disclosed in the Filed SEC Documents and (b) for liabilities and obligations (i) incurred in the Ordinary Course of Business since the date of the most recent Financial Statements, or (ii) pursuant to the terms of this Agreement, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto.

     3.8 Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries.

     3.9 Compliance with Laws. Each of the Company and its Subsidiaries is in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity (collectively, "Legal Provisions") applicable to their business or operations, except for instances of possible noncompliance that would not have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its Business as now conducted, and there has occurred no default under, or violation of, any such Permit, except for the lack of Permits and for defaults under, or violations of, Permits, which lack, default or violation would not have a Material Adverse Effect on the Company.

     3.10 Absence of Changes in Benefit Plans; Labor Relations. Except as disclosed in the Filed SEC Documents, since the date of the most recent Financial Statements until the date hereof, there has not been any adoption or amendment (or any agreement to adopt or amend) in any material respect by the Company or any of its Subsidiaries of any material employment contract, material collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of the Company or any subsidiary (collectively, "Benefit Plans"). Except as disclosed in the Filed SEC Documents, there exist, as of the date hereof, no material employment, consulting or indemnification agreements, arrangements or understandings between the Company or any of its Subsidiaries, and any current or former employee, officer or director of the Company. Except as set forth in the Employee Handbook of the Company, a complete and accurate copy of which has been provided to Parent, there are no severance, termination or change of control plans, agreements, arrangements or understandings between the Company or any of its Subsidiaries, and any current or former employee, officer or director of the Company. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. Since January 1, 1996, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, nor had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

     3.11  ERISA Compliance.

     (a) Section 4.12(i) to the Company Disclosure Schedule contains a list and brief description of all material "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), material "employee welfare benefit plans' (as defined in Section 3 (1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company or any of its Subsidiaries or any person or entity that, together with the Company and its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (the Company and each such other person or entity, (a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Company or any of its Subsidiaries. The Company has made available to Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and
(4) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms. Except as would not have a Material Adverse Effect on the Company, the Company, each of its Subsidiaries and all the Benefit Plans are in compliance with applicable provisions of ERISA and the Code.

     (b) Except as would not have a Material Adverse Effect on the Company, all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification or materially increase its costs.

     (c) Neither the Company, nor any of its Subsidiaries, nor any Commonly Controlled Entity has maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA.

     (d) Except as provided by this Agreement, no employee of the Company or any of its Subsidiaries will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

     3.12  Taxes.

     (a) Except to the extent the failure to do so would not have a Material Adverse Effect, all Tax Returns (including, for purposes of this Section 3.12, all related reports, notices, declarations and information reports and returns) required to have been filed by the Company and each of its Subsidiaries have been timely filed (taking into account duly granted extensions) and are true, correct and complete in all material respects. Except as disclosed in Section 3.12(a) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any tax return, and (ii) no claim is pending by any governmental authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

     (b) All Taxes of the Company or any of its Subsidiaries which have become due (without regard to any extension of the time for payment and whether or not shown on any tax return) have been paid, or adequate reserves therefor have been established. Except to the extent the failure to do so would not have a Material Adverse Effect, the Company and each of its Subsidiaries has withheld and paid over all taxes required to have been withheld and paid over and has complied with all information reporting and back-up withholding requirements relating to Taxes. There are no liens with respect to taxes on any of the assets of the Company or any of its Subsidiaries, other than liens for Taxes not yet due and payable.

     (c) No deficiencies exist or have been asserted (verbally or in writing) with respect to Taxes of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received notice (verbally or in writing) that it has not filed a Tax Return or paid any Taxes required to be filed or paid by it. No audit, examination, investigation, action, suit, claim or proceeding relating to the determination, assessment or collection of any Tax of the Company or any of its Subsidiaries is currently in process, pending or threatened (verbally or in writing). Except as disclosed in Section 3.12(e) of the Company Disclosure

Schedule, no waiver or extension of any statute of limitations relating to the assessment or collection of any Tax of the Company or any of its Subsidiaries is in effect. There are no outstanding requests for rulings with any tax authority relating to Taxes of the Company or any of its Subsidiaries.

     (d) Neither the Company nor any of its Subsidiaries is or ever has been (i) a party to any Tax sharing agreement or arrangement (formal or informal, verbal or in writing), or (ii) a member of an affiliated group of corporations (within the meaning of Code Section 1504) filing a consolidated federal income Tax Return, or any similar group under analogous provisions of other law, other than the affiliated group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any other person pursuant to Treasury regulations Section 1.1502-6 or other law, as a transferee or successor, by contract or otherwise, other than for the Taxes of another member of the affiliated group of which the Company is presently the common parent.

     (e) Neither the Company nor any of its Subsidiaries (i) has filed and pending (nor will they have filed prior to the Closing, except with the prior written consent of Parent) any claim for refund of any Taxes attributable to any net operating or other loss or credit carryover or carryback, or (ii) has made or prior to the Closing Date will make any election under Code Section 172(b)(3).

     3.13 Parachute Payments. Neither the Company nor any of its Subsidiaries has made any payments, obligated itself to make any payments or become a party to any agreement that under any circumstance could obligate it or any successor or assignee of it to make any payments that are not or will not be deductible under Code Section 280G, or that would be subject to excise tax under Code
Section 4999. As a result of any of the transactions contemplated by this Agreement, no employee, independent contractor, officer or director of the Company or any of its Subsidiaries is or will become entitled to receive any additional payment from the Company or any of its Subsidiaries, the Surviving Corporation or any other person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999(a) of the Code is imposed on such person. The Company has not granted to any officer, director, independent contractor, or employee of the Company any right to receive any Parachute Gross-Up Payment.

     3.14 Information in Proxy Statement. The Proxy Statement (or any amendment thereof or supplement thereto), at the date mailed to Company shareholders and at the time of the meeting of Company shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.15 State Takeover Statutes. No California takeover statute or similar statute applies or purports to apply to the Merger, or to this Agreement, or the transactions contemplated hereby.

     3.16 Rights Agreement. The Company Board of Directors has adopted resolutions providing that the Rights Agreement shall be amended, and the Rights Agreement shall be so amended, within two Business Days following the date hereof, to (i) render the Rights Agreement inapplicable to the Merger and this Agreement, (ii) ensure that (y) none of Parent, Purchaser or any of their respective affiliates is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement solely by virtue of the execution of this Agreement and the consummation of the Merger and (z) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Rights Agreement) does not occur by reason of the Merger, the execution of this Agreement, or the consummation of the Merger and (iii) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time, and such amendment will not be further amended by the Company without the prior consent of Parent in its sole discretion.

     3.17 Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

     3.18 Title to Assets. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, in the Business, or shown on the most recent Financial Statements provided to the Parent or acquired after the date thereof, free and clear of any and all Liens, except for such Liens as would not have a Material Adverse Effect and taxes not yet due.

     3.19 Product Liability. With respect to the Company or its Subsidiary, (i) there is no written notice, demand, claim, inquiry, hearing, proceeding, written notice of violation or investigation of a civil, criminal or administrative nature by or before any Governmental Entity against or involving any product, substance or material manufactured, produced or distributed or sold by or on behalf of the Company (collectively, a "Product") which is pending or, to the Knowledge of the Company, threatened, resulting from a defect or alleged defect in design, manufacture, materials or workmanship of any Product, or any failure or alleged failure to warn, or from any breach or alleged breach of implied warranties or representations, except for such notices, demands, claims, inquiries, hearings or proceedings that would not have a Material Adverse Effect.

     3.20  Material Contracts. The Company Disclosure Schedule sets forth in
Section 3.20 a true and correct list of all material Contracts of the Company as of the date of this Agreement, and identifies those material Contracts entered into since the date of the Financial Statements. With respect to each such Contract, including the Stroh Agreement: (a) the Contract is legal, valid, binding, enforceable and in full force and effect; (b) the consummation of the transactions contemplated hereby will in no way cause the Contract to no longer be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) to the Knowledge of the Company, no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the Contract; (d) to the Knowledge of Company, no party has repudiated any material provision of the Contract; (e) the Company has not received notice of any plan or intention of any other party to any Contract to exercise any right to cancel or terminate any such Contract, and the Company does not have any Knowledge of any condition or state of facts which would justify the exercise of any such right; and (f) the Company does not currently contemplate, or have any Knowledge that any other Person currently contemplates, any material amendment or change to any material Contract.

     3.21  Title to Intellectual Property.

     (a) Intellectual Property. As of the date hereof, the Intellectual Property of the Company includes without limitation the registered trademarks and service marks, the common law trademarks and service marks, the reserved trade names and the registered copyrights listed in Section 3.21 of the Company Disclosure Schedule.

     (b) Ownership. The Company (i) is the sole owner and holder of, or has the legal right to use, all Intellectual Property, or can obtain such right on commercially reasonable terms which will not have a Material Adverse Effect;
(ii) has full and unrestricted legal and equitable title to the Intellectual Property, free and clear of any material liens, pledges, claims and encumbrances or can obtain such title or rights on commercially reasonable terms which will not have a Material Adverse Effect. All such rights of the Company in the Intellectual Property are valid, subsisting and enforceable. Section 3.21 of the Company Disclosure Schedule lists all registered trademarks and service marks, all common law trademarks and service marks, all reserved trade names and all registered copyrights, which are used in the Business of the Company or which are otherwise necessary for the conduct of the Business as presently conducted.

     (c) Trade Secret Protection. To the Company's Knowledge, trade secrets of the Company, including recipes for its malt beverage Products, (i) have at all times been maintained in confidence and (ii) have been disclosed by the Company only to employees, contractors and consultants having "a need to know" the contents thereof in connection with the performance of their duties to the Company, except for such failures to maintain in confidence or disclosures that would not have a Material Adverse Effect.

     (d) Personnel Agreements. All personnel, including employees, agents, consultants, and contractors have executed, upon their employment or association with the Company, a nondisclosure agreement providing that such employee shall keep confidential all confidential information of the Company.

     (e) Absence of Claims. No claim or litigation has been asserted and the Company has not received notice of any threatened claim or litigation by any person or entity contesting the right of the Company to use, or the validity or enforceability of the Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting misuse thereof, and to the Company's Knowledge, use of such Intellectual Property by the Company does not materially infringe on the rights of any person or entity or violate any license or other agreement applicable thereto by any person or entity to the use of the Intellectual Property, and the Company has no Knowledge of any valid basis for any such claim. The Company has not asserted any claim or litigation concerning infringement of Intellectual Property by third parties, and the Company has no Knowledge of any infringement of Intellectual Property by third parties.

     (f) Third-Party Interests. The Company has not granted, transferred, or assigned any right or interest in the Intellectual Property to any person or entity. Other than those entered into in the Ordinary Course of Business, there are no contracts, agreements, licenses, or other commitments or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Intellectual Property by any independent person, distributor, sublicensor, or other remarketer or sales organization.

     3.22 Distributors and Distributorship Agreements. The Company has identified in Section 3.22 of the Company Disclosure Schedule all the distributors of its Products ("Distributor") and the name and address of each. There is a written agreement for each such Distributor except as set forth on the Company Disclosure Schedule. Upon the execution hereof by Company, Company shall furnish Purchaser with a copy of each written Contract with any Distributor. With respect to each such Contract with a distributor: (a) the Contract is legal, valid, binding, enforceable and in full force and effect; (b) the consummation of the transactions contemplated hereby will in no way cause the Contract to no longer be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) to the Knowledge of the Company, no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under the Contract; (d) to the Knowledge of Company, no party has repudiated any material provision of the Contract; (e) the Company has not received notice of any plan or intention of any other party to any Contract to exercise any right to cancel or terminate any such Contract, and the Company does not have any Knowledge of any condition or state of facts which would justify the exercise of any such right; and (f) the Company does not currently contemplate, or have any Knowledge that any other Person currently contemplates, any material amendment or change to any such material Contract.

     3.23  Real Property.

     (a) Neither the Company nor any of its Subsidiaries owns any real property.
Schedule 3.23 of the Company Disclosure Schedule accurately lists and correctly describes all material real properties of which the Company or any of its Subsidiaries is the lessee and, for each of those properties, the address thereof, the type and square footage of each structure located thereon the Company or a Subsidiary is leasing and the expiration date of its lease and the use thereof in the Business of the Company and the Subsidiaries.

     (b) The Company has provided Parent with true, correct and complete copies of all leases under which the Company or a Subsidiary is leasing each of the properties listed in Section 3.23 of the Company Disclosure Schedule as being leased and, except as accurately set forth in Section 3.23 of the Disclosure Schedule, (i) each of those leases is, to the Knowledge of the Company, valid and binding on the lessor party thereto, and (ii) the lessee party thereto has not sublet any of the leased space to any Person.

     3.24 Insurance. The Company has provided Parent with: (i) an accurate list of all insurance policies carried by each of the Company and its Subsidiaries; and (ii) true, complete and correct copies of all insurance policies carried by each of the Company and its Subsidiaries which are in effect, all of which

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

currently are in full force and effect. No insurance carried by the Company or any of its Subsidiaries has been canceled by the insurer during the past five years.

     3.25 Customers, Suppliers. As of the date of this Agreement, to the Company's Knowledge, all suppliers material to the Company will continue to sell the products and services currently sold to it, and all customers that are material to the Company will continue purchasing, without significant reductions, Products from the Company.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND PURCHASER

     Parent, Purchaser and Gambrinus, jointly and severally, represent and warrant to the Company as follows:

     4.1 Organization, Standing and Corporate Power. Each of Parent, Purchaser and Gambrinus is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on Parent, Purchaser or Gambrinus. Each of Parent, Purchaser and Gambrinus is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have a material adverse effect on Parent, Purchaser or Gambrinus. Parent has delivered or made available to the Company complete and correct copies of its Certificate of Incorporation and By-Laws and the Certificate of Incorporation and Bylaws of Purchaser, in each case as amended to the date hereof.

     4.2 Authority: Noncontravention. Parent, Purchaser and Gambrinus have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by Parent, Purchaser and Gambrinus of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, Purchaser and Gambrinus. This Agreement has been duly executed and delivered by Parent, Purchaser and Gambrinus and assuming due and valid authorization, execution and delivery hereof of the Company, constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought. The execution and delivery of this Agreement do not, and the consummation by Parent, Purchaser and Gambrinus of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Liens in or upon any of the properties or assets of Parent, Purchaser or Gambrinus under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent, Purchaser or Gambrinus, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Purchaser or Gambrinus or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to Parent, Purchaser or Gambrinus or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that would not have a material adverse effect on Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Purchaser or Gambrinus in connection with the execution and delivery of this Agreement by Parent,

Purchaser or Gambrinus or the consummation by Parent and Purchaser of the transactions contemplated by this Agreement, except for (1) filings, permits, authorizations, consents and approvals as may be required under the HSR Act, (2) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of an agreement of merger with the Secretary of State pursuant to the GCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,
(4) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, (5) compliance with any applicable requirements of the Exchange Act and (6) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not have a material adverse effect on Parent.

     4.3 Information in Proxy Statement. None of the information supplied by Parent, Purchaser or Gambrinus in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     4.4 Interim Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     4.5 Brokers. No broker, investment banker, financial advisor or other person, other than Chase Securities Inc., the fees of which shall be paid by the Parent or Purchaser, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Purchaser or Gambrinus.

     4.6 Financing. At the Effective Time, Parent, Purchaser and Gambrinus will have available all the funds necessary to perform their respective obligations under this Agreement, including without limitation payment in full for all Shares outstanding at the Effective Time and the payment of all expenses in connection herewith. Parent and Purchaser have received, and have furnished to the Company, true and complete copies of the written commitment from a third Person (the "Financing Commitment") with respect to the financing of the Merger (the "Financing"). The aggregate proceeds of the Financing, together with internal corporate funds of Parent, Purchaser or Gambrinus, are sufficient to acquire all of the Shares in the Merger and to pay anticipated expenses in connection therewith. The Financing Commitment is valid, binding and enforceable in accordance with their terms and have not been revoked as of the date hereof. Nothing has come to the attention of Parent, Purchaser or Gambrinus which would cause either Parent or Purchaser to believe that the proceeds of the Financing will not be available to them at the Effective Time. Parent will not enter into any amendments or supplements to the Financing Commitment that would materially reduce the likelihood of obtaining the Financing.

     4.7 Share Ownership. Neither Parent, Purchaser nor Gambrinus are the beneficial owner of any shares of capital stock of the Company.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     5.1 Interim Operations of the Company. After the date hereof and until the earlier of (x) termination of this Agreement in accordance with Article VIII hereof or (y) consummation of the Merger, the Company shall not, and shall not permit any of its Subsidiaries to, engage in any practice, take any action, or enter into any transactions other than (i) in the Ordinary Course of Business,
(ii) as otherwise contemplated by this Agreement or (iii) as agreed in writing by Parent. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) other than dividends and distributions by a wholly owned subsidiary of the Company to its parent (or pursuant to the Rights Agreement) (x) declare, set aside or pay any dividends on, or make any

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

     other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than (i) the issuance of shares of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement and in accordance with their present terms or (ii) the issuance of shares of Company Common Stock in accordance with the Stock Purchase Plan) or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (i) pursuant to the Rights Agreement or (ii) the issuance of shares of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement and in accordance with their present terms or (iii) the issuance of shares of Company Common Stock in accordance with the Stock Purchase
     Plan);

          (c) amend its Restated Articles of Incorporation, Bylaws or other comparable charter or organizational documents;

          (d) except in the Ordinary Course of Business, in any material respect, modify, amend or terminate any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, including the Stroh Agreement or any Contract with any transporter, distributor or purchaser of Products;

          (e) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any business, including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof;

          (f) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, other than selling its inventory and trade receivables in the Ordinary Course of Business;

          (g) (y) incur any Indebtedness or guarantee any such Indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or guarantee any debt securities of another person, other than short-term bank financing in the Ordinary Course of Business or (z) make any loans, advances or capital contributions to, or investments in, any other Person;

          (h) make or agree to make one or more new financial payments or commitments, whether for capital expenditures, marketing or otherwise, other than payments or commitments (individually not in excess of $100,000) made pursuant to the execution by the Company in the Ordinary Course of Business of a mutually agreeable 1998 revised budget to be prepared by the Company promptly following the execution of this Agreement and other than the payment of the fees and expenses of counsel and financial advisors relating to this Agreement and the transactions contemplated hereby;

          (i) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or amend in any material respect any employment contract, collective bargaining agreement or Benefit Plan, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the Ordinary Course of Business consistent with past practice), (C) pay any benefit not provided for under any Benefit Plan or any other benefit plan or arrangement of the Company or its Subsidiaries,
     (D) increase in any manner the severance or termination pay of any officer or employee, (E) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder), (F) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan, or (G) take any action to accelerate the vesting of, or cash out rights associated with, any Options;

          (j) enter into any Contract of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act;

          (k) except as required by GAAP, make any material change in accounting methods, principles or practices;

          (l) make any material Tax election or enter into any settlement or compromise with respect to any material income Tax liability;

          (m) hire any new employees; or

          (n) authorize any of, or commit or agree to take any of, the foregoing actions.

     5.2  No Solicitation.

     (a) From the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes a Takeover Proposal; provided, however, that if, at any time prior to the Effective Time, the Company Board of Directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date hereof, and subject to compliance with Section 5.2(c), (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement with terms no more favorable to such person than the terms of the Confidentiality Agreement (as hereinafter defined) and (y) participate in discussions and negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company and its Subsidiaries taken as a whole (other than inventory in the Ordinary Course of Business), or more than a 20% interest in the total voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

     (b) Except as set forth in this Section 5.2, neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Company Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time, the Company Board of Directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company Board of Directors may, in response to an unsolicited Superior Proposal (as defined below) (subject to the following proviso), (x) withdraw or modify or propose publicly to withdraw or modify its approval or recommendation of the Merger or this Agreement, (y) approve or recommend any such Superior Proposal if concurrently with such approval or recommendation the Company terminates this Agreement or (z) cause the Company to enter into an Acquisition Agreement related to any Superior Proposal if concurrently with the execution of such Acquisition Agreement the Company terminates this Agreement; provided, that in the case of clauses (y) and (z), only at a time that is after the later of
(i) the second Business Day following Parent's receipt of written notice advising Parent that the Company Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) in the event of any amendment to the price or any material term of a Superior Proposal, one Business Day following Parent's receipt of written notice containing the material terms and conditions of such amendment (it being understood that each further amendment to any material terms or conditions of a Superior Proposal shall necessitate an additional written notice to Parent and an additional one Business Day period prior to which the Company can take the actions set forth in clauses (y) and (z) above). For purposes of this Agreement, a "Superior Proposal" means any bona fide Takeover Proposal made by a third party (i) that is on terms which the Company Board of Directors determines in its good faith judgment (based on consultation with a nationally recognized investment banking firm) to be more favorable to the Company's shareholders than the Merger and
(ii) for which financing, to the extent required, is then committed, or which, in the good faith judgment of the Company Board of Directors, is capable of being readily obtained by such third party.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.2, the Company shall promptly advise Parent orally and in writing of any request for nonpublic information (except in the Ordinary Course of Business and not in connection with a possible Takeover Proposal) or of any Takeover Proposal known to it, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will promptly inform Parent of any change in the material terms and conditions (including amendments or proposed amendments) of any such request or Takeover Proposal.

     (d) Nothing contained in this Section 5.2 or in any other provision of this Agreement shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Company Board of Directors, after consultation with outside counsel, is necessary for the Company Board of Directors to comply with its fiduciary duties under applicable law.

     (e) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Takeover Proposal.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1  Shareholder Approval; Preparation of Proxy Statement.

     (a) The Company shall in accordance with applicable law, as soon as practicable, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval. At the Shareholders Meeting the Company shall use its commercially reasonable efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Purchaser, advisable to secure any vote or consent of shareholders required by the GCL to effect the Merger. Subject to the fiduciary obligations of the Company Board of Directors under applicable law, the Company shall, through the Company Board of Directors, recommend to its shareholders that the Company Shareholder Approval be given.

     (b) The Company shall, as soon as practicable, but in no event later than 15 Business Days after the date of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and shall use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement.

     (c) Parent shall provide the Company with the information concerning Gambrinus, Parent and Purchaser required by applicable securities laws to be included in the Proxy Statement.

     6.2 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours, upon reasonable notice and during the period prior to the Effective Time, to all their properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, make available promptly to Parent upon request (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws, or state, local or foreign Tax laws and (b) all other information concerning its Business, properties and personnel as Parent may reasonably request. Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms of the Confidentiality Agreement dated February 26, 1998, between Gambrinus and the Company, as amended (the "Confidentiality Agreement") shall apply to all information about the Company which has been furnished under this Agreement by the Company to Gambrinus, Parent or Purchaser. In the event this Agreement is terminated for any reason, Gambrinus and Parent shall, in accordance with the provisions of the Confidentiality Agreement, promptly return or destroy all information about the Company which has been furnished under this Agreement.

     6.3 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken (including Gambrinus causing Parent or Purchaser to take), all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to take the following actions: (i) the taking of all reasonable acts necessary to cause the conditions to the Merger to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Each of the Company, Gambrinus, Purchaser and Parent shall take all reasonable actions necessary to file, as soon as practicable, notifications under the HSR Act, or under comparable merger notification laws of non-U.S. jurisdictions and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice or the authorities of such other jurisdiction for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Gambrinus, Parent and Purchaser shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

     6.4 Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser and Parent and Purchaser shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (y) any condition to Closing set forth in Article VII to be unsatisfied in any material respect at any time from the date hereof to the Effective Time (except to the extent it refers to a specific date) and (ii) any material failure of the Company, Purchaser or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

     6.5  Fees and Expenses.

     (a) Except as expressly provided below in this Section 6.5, all fees, costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees, costs or expenses, whether or not the Merger is consummated.

     (b) The Company shall pay, or cause to be paid, in same day funds to Parent the amount of 2% of the aggregate Merger Consideration (the "Termination Fee") under the circumstances and at the times set forth as follows:

          (i) if the Company terminates this Agreement under Section 8.1(e), the Company shall pay the Termination Fee simultaneously with such termination;

          (ii) if Parent or Purchaser terminates this Agreement under Section 8.1(d) and in addition, if within six months after such termination the Company shall enter into an Acquisition Agreement providing for a Company Acquisition or the Company shall within such six months recommend to its shareholder that they accept a Company Acquisition of the type referred to in Section 6.5(d)(iii), the Company shall pay the Termination Fee simultaneously with the entering into of such Acquisition Agreement or making of such recommendation;

          (iii) if, at the time of any termination of this Agreement pursuant to
     Section 8.1(b)(i) (as a result of a failure to obtain Company Shareholder Approval), or Section 8.1 (c), any person shall have publicly announced a proposal to effect a Company Acquisition and if, within six months after such termination, the Company shall enter into an Acquisition Agreement providing for a Company Acquisition or the Company shall recommend to its shareholders that they accept a Company Acquisition of the type referred to in Section 6.5(d)(iii), the Company shall pay the Termination Fee simultaneously with the entering into of such Acquisition Agreement or making of such recommendation; and

     (c) If this Agreement is terminated pursuant to Section 8.1(c) (i.e. breach or failure by Company of representation, warranty or covenant), ("Company Breach") then promptly, but in no event later than two Business Days after the date of such termination, the Company shall pay to the Parent all of Parent's (and its affiliates) reasonably documented out-of-pocket expenses paid to third parties, up to an aggregate of $500,000, in connection with the transaction, which amount when paid shall be credited against the Termination Fee if and when any shall become due under Section 6.5(b)(iii) above; provided, however, the payment of expenses pursuant to this Section 6.5(c) shall be made only in the event a Company Breach arises out of the action or inaction of the Company, as opposed to a Company Breach which arises out of the action or inaction of a third party in respect to the Company.

     (d) For purposes of this Agreement a "Company Acquisition" shall mean any of the following transactions (i) a merger, consolidation, business combination or a recapitalization pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (other than the transactions contemplated by this Agreement); (ii) a sale by the Company of assets (excluding the sale of the Company's products in the Ordinary Course of Business) representing in excess of 50% of the fair market value of the Company immediately prior to such sale or the issuance by the Company to any person or group of shares representing in excess of 50% of the then outstanding shares of capital stock of the Company (other than in connection with an underwritten public offering); or (iii) the acquisition by any person or group, by way of a tender offer, exchange offer, or by way of open market purchases of beneficial ownership of 50% or more of the then outstanding shares of capital stock of the Company.

     (e) If this Agreement is terminated pursuant to Section 8.1(f) (i.e. breach or failure by Parent of representation, warranty or covenant) ("Parent Breach"), then promptly, but in no event later than two Business Days after the date of such termination, Parent or Gambrinus, shall pay to the Company all the Company's reasonably documented out-of-pocket expenses paid to third parties, up to an aggregate of $500,000, in connection with the transaction; provided, however, the payment of expenses pursuant to this Section 6.5(e) shall be made only in the event a Parent Breach arises out of the action or inaction of the Parent, Purchaser or Gambrinus, as opposed to a Parent Breach which arises out of the action or inaction of a third party in respect to the Parent, Purchaser or Gambrinus.

     6.6  Indemnification and Directors' and Officers' Insurance.

     (a) From and after the consummation of the Offer, Gambrinus and Parent will, and will cause the Surviving Corporation (or any successor to the Surviving Corporation) to, fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect at such time between the Company and each person who is or was a director or officer of the Company at or any time prior to the Effective Time and (ii) any indemnification provisions under the Company's Restated Articles of Incorporation or Bylaws as each is in effect on the date of this Agreement (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (i) and (ii) of this Section 6.6(a) shall be referred to as, collectively, the "Indemnified Parties"). The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Articles of Incorporation and Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

     (b) Gambrinus, Parent or the Surviving Corporation shall maintain or extend the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six years after the Effective Time; provided, that Parent may substitute therefor policies of substantially equivalent coverage and amounts, including extension or tail coverage policies, containing terms substantially as favorable to such former directors or officers; provided, further, that if the existing D&O Insurance expires, is terminated or canceled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance coverage; provided, further, however, that in no event shall Parent be required to pay aggregate premiums for insurance under this Section 6.6(b) in excess of 150% of the average of the aggregate premiums paid by the Company in 1995, 1996 and 1997 on an annualized basis for such purpose (the "Average Premium"), which true and correct amounts are set forth in Section 6.6(b) of the Company Disclosure Schedule; and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.6(b) for such aggregate premium, Gambrinus, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the Average Premium.

     (c) This Section 6.6 will survive the consummation of the Merger at the Effective Time, is intended to be for the benefit of, and enforceable by, the Company, Parent, the Surviving Corporation and each Indemnified Party and such Indemnified Party's heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     6.7 Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company relating to the Merger or this Agreement without the prior written consent of Parent, which consent shall not to be unreasonably withheld.

     6.8 Purchaser Compliance. Gambrinus shall cause Parent and Purchaser to comply with all of their respective obligations under this Agreement.

     6.9 Shareholder Agreement. Each of the Persons identified in Section 6.9 of the Company Disclosure Schedule shall, contemporaneously with the execution of this Agreement, enter into a Stockholder Agreement (the "Stockholder Agreement") with the Parent and the Company, substantially in the form of Exhibit "A" attached hereto.

     6.10 Interim Financial Statements. From the date of this Agreement until the Effective Date, the Company shall prepare and submit to Parent within 15 Business Days after the end of each month, updated monthly or quarterly, as the case may be, financial statements of the Company ("Interim Financial Statements") certified in each case, on behalf of the Company, by the Company's chief financial officer. The quarterly Interim Financial Statements shall comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, shall have been prepared in accordance with GAAP (except as permitted by Form 10-Q of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and the monthly Interim Financial Statements shall be prepared by the Company consistent with past practices and in each case the Interim Financial Statements shall fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes).

     6.11 Stop Transfer Instruction. Promptly following the execution of this Agreement, the Company shall give instructions to the transfer agent of the Company Common Stock in order to implement the restrictions on transfer set forth in Section 5 of Stockholder Agreements.

                                  ARTICLE VII

                                   CONDITIONS

     7.1  Conditions to Parent and Purchaser's Obligation to Effect the
Merger. The respective obligation of each of Parent and Purchaser to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) the Company Shareholder Approval shall have been obtained; and the number of Dissenting Shares shall not exceed 20% of the number of outstanding shares of Company Common Stock;

          (b) the applicable waiting period under the HSR Act shall have expired or been terminated and the parties shall have received all other authorizations, consents and approvals, if any, of any Governmental Entity;

          (c) no suit, action or proceeding shall be instituted or pending before any Governmental Entity (i) seeking to restrain or prohibit the consummation of the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's Subsidiaries of a material portion of the Business or assets of the Company or Parent and its Subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the Business or assets of the Company or Parent and its Subsidiaries, taken as a whole, in each case as a result of Merger or (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Merger; provided, however, that each of the parties shall have used reasonable efforts to resolve any such suit, action or proceeding as promptly as practicable without resulting in any of the consequences referred to in clause (i) through (iii) above;

          (d) there shall be no statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable (pursuant to an authoritative interpretation by or on behalf of a Governmental Entity) to the Merger, or any other action by any Governmental Entity or court, other than the application to the Merger of applicable waiting periods under the HSR Act, that is likely to result in any of the consequences referred to in clauses (i) through (iii) of paragraph (c) above; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such judgments, injunctions, or orders and to appeal as promptly as practicable any injunction or other order that may be entered;

          (e) the Company Board of Directors or any committee thereof shall not have withdrawn or materially modified in a manner adverse to Parent or Purchaser its recommendation of the Merger or its adoption of this Agreement, or approved or recommended any Takeover Proposal;

          (f) the representations and warranties of the Company set forth in this Agreement shall be true and correct (determined without regard to any materiality qualifiers, including without limitation Material Adverse Effect) as of the Closing Date, as though made on and as of the Closing Date (provided that any such representation and warranty made as of a specific date shall be true and correct as of such specific date), except for such inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on the Company;

          (g) the Company shall have performed in all material respects any material obligation or complied in all material respects with any material agreement or material covenant of the Company to be performed or complied with by it under this Agreement;

          (h) there shall not have occurred any one or more events which shall have caused or are reasonably likely to cause a Material Adverse Effect on the Company and such event or change has not been cured; and

          (i) the Parent and Purchaser shall have received, in form and substance reasonably satisfactory to the Parent and Purchaser, from the
     Company:

             (i) an officer's certificate to the effect set forth in Section 7.1(f) and (g) with respect to the representations, warranties, agreements and covenants of the Company;

             (ii) a certificate of the secretary of the Company respecting, and to which is attached, (A) the Articles of Incorporation of the Company and its Subsidiaries (certified by the Secretary of State of the State of California), (B) the Bylaws of the Company and its Subsidiaries, and
        (C) the resolutions of the board of directors and shareholders of the Company approving this Agreement and the transactions contemplated hereby;

             (iii) a certificate of the secretary of the Company respecting the incumbency and true signatures of the authorized officers who execute this Agreement and any other closing documents on behalf of the Company;

             (iv) for each of the Company and its Subsidiaries, a certificate, dated as of a date not more than 10 days prior to the Effective Time, duly issued by the appropriate Governmental Entity of the state of its incorporation and, unless waived by the Parent and Purchaser, in each other jurisdiction in which the Company and its Subsidiaries has qualified to do business as a foreign corporation, showing it to be in existence, good standing (if available in such state) and authorized to do business in such jurisdiction, and that all state franchise and/or income tax returns and taxes due by it for all periods prior to the Effective Time have been filed and paid;

             (v) an opinion dated as of the Effective Time, of Wilson Sonsini Goodrich & Rosati, counsel for the Company containing opinions and qualifications usual and customary in a transaction of the type contemplated by this Agreement and in form and substance reasonably satisfactory to Parent; and

             (vi) such other documents reasonably requested by the Parent and Purchaser.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may, subject to the terms of this Agreement, be waived by, Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     7.2 Conditions to Company's Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) the Company Shareholder Approval shall have been obtained;

          (b) the applicable waiting period under the HSR Act shall have expired or been terminated and the parties shall have received all other authorizations, consents and approvals, if any, of any Governmental Entity;

          (c) no suit, action or proceeding shall be instituted or pending before any Governmental Entity (i) seeking to restrain or prohibit the consummation of the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's Subsidiaries of a material portion of the Business or assets of the Company or Parent and its Subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the Business or assets of the Company or Parent and its Subsidiaries, taken as a whole, in each case as a result of Merger or (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Merger; provided, however, that each of the parties shall have used reasonable efforts to resolve any such suit, action or proceeding as promptly as practicable without resulting in any of the consequences referred to in clause (i) through (iii) above;

          (d) there shall be no statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable (pursuant to an authoritative interpretation by or on behalf of a Governmental Entity) to the Merger, or any other action by any Governmental Entity or court, other than the application to the Merger of applicable waiting periods under the HSR Act, that is likely to result in any of the consequences referred to in clauses (i) through (iii) of paragraph (c) above; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such judgments, injunctions, or orders and to appeal as promptly as practicable any injunction or other order that may be entered;

          (e) the representations and warranties of the Parent or Purchaser set forth in this Agreement that are not qualified as to materiality or by reference to a material adverse effect shall be true and correct in all material respects and any other representations or warranties shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date;

          (f) the Parent and Purchaser, respectively, shall have performed in all material respects any material obligation or complied in all material respects with any material agreement or material covenant of the Parent or Purchaser to be performed or complied with by it under this Agreement; and

          (g) the Company shall have received, in form and substance reasonably satisfactory to the Company, from each of the Parent and Purchaser:

             (i) an officer's certificate to the effect set forth in Section 7.2(e) and (f) with respect to the representations, warranties, agreements and covenants of the Parent and Purchaser;

             (ii) a certificate of the secretary of the Parent and Purchaser respecting, and to which is attached, (A) the Articles of Incorporation of the Parent and Purchaser (certified by the Secretary of State of the State of Texas or California, as appropriate), (B) the Bylaws of the Parent and Purchaser, and (C) the resolutions of the board of directors of the Parent and Purchaser approving this Agreement and the transactions contemplated hereby;

             (iii) a certificate of the secretary of the Parent and Purchaser respecting the incumbency and true signatures of the authorized officers who execute this Agreement and any other closing documents on behalf of the Parent or Purchaser;

             (iv) for each of the Parent and Purchaser, a certificate, dated as of a date not more than 10 days prior to the Effective Time, duly issued by the appropriate Governmental Entity of the state of its incorporation and, unless waived by the Company, in each other jurisdiction in which the Parent or Purchaser is required to be qualified to do business as a foreign corporation, showing it to be in existence, good standing (if available in such state) and authorized to do business in such jurisdiction, and that all state franchise and/or income tax returns and taxes due by it for all periods prior to the Effective Time have been filed and paid;

             (v) an opinion dated as of the Effective Time, of Jackson Walker LLP, counsel for the Parent and Purchaser, containing opinions and qualifications usual and customary in a transaction of the type contemplated by this Agreement and in form and substance reasonably satisfactory to the Company; and

             (vi) such other documents reasonably requested by the Company.

     The foregoing conditions are for the sole benefit of the Company and may, subject to the terms of this Agreement, be waived by the Company in whole or in part at any time and from time to time in their sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the shareholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

             (i) if the Merger has not been consummated prior to September 30, 1998 ("Cut-Off Date"); provided, however, that if the Merger shall not have been consummated solely due to the waiting period (or any extension thereof) under the HSR Act not having expired or been terminated, or due to an action having been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, then such date shall be extended to December 31, 1998; and provided, further, however that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of such condition or if the failure of such condition results from facts or circumstances that constitute a willful breach of representation or warranty under this Agreement by such party; or

             (ii) if a court of competent jurisdiction or any other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Parent prior to the Effective Time in the event of a breach or failure to perform by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which breach or failure to perform (i) results in the failure of a condition set forth in Section 7.1(f) or (g) above and (ii) is not reasonably capable of being cured prior to the earlier of: (a) within 15 Business Days after the giving of written notice thereof, or (b) 2 Business Days prior to the Cut-Off Date;

          (d) by Parent or Purchaser at any time after the Shareholders' Meeting in the event this Agreement and the Merger fail to receive Company Shareholder Approval;

          (e) by the Company in accordance with Section 5.2, provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee as provided in Section 6.5; or

          (f) by the Company prior to the Effective Time in the event of a breach or failure to perform in any material respect by Gambrinus, Parent or Purchaser of any representation, warranty, covenant or other agreement contained in this Agreement which breach or failure to perform (i) results in the failure of a condition set forth in Section 7.2 (e) or (f) above and
     (ii) is not reasonably capable of being cured prior to the earlier of: (a) within 15 Business Days after the giving of written notice thereof or (b) 2 Business Days prior the Cut-Off Date.

     8.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent or Purchaser as provided in Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company or their respective officers or directors, except with respect to the last sentence of
Section 6.2,. Section 6.5, this Section 8.2 and Article IX; provided, however, that nothing herein shall relieve any party for liability for any wilful breach hereof.

     8.3 Amendment. This Agreement may be amended by the parties hereto, by duly authorized action taken, at any time before or after obtaining the Company Shareholder Approval, but after the Company Shareholder Approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, subject to Section 8.3, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument, schedule or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including Section 6.6.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent, Purchaser or Gambrinus, to

          14800 San Pedro Ave., Suite 300
          San Antonio, TX 78232
          Attention: Mr. Carlos Alvarez
          Telecopy No.: (210) 490-4687
            with a copy to:

            Jackson Walker L.L.P.
          112 East Pecan Street, Suite 2100
          San Antonio, TX 78205
          Attention: Patrick B. Tobin, Esq.
          Telecopy No.: (210) 978-7790

          and

        (b) if to the Company, to

           Pete's Brewing Company
           514 High Street
           Palo Alto, California 94301
           Attention: Jeffrey A. Atkins
           Telecopy No.: (650) 462-2646

           with a copy to:

           Wilson Sonsini Goodrich & Rosati
           650 Page Mill Road
           Palo Alto, CA 94304
           Attention: Robert P. Latta, Esq.
                      Chris F. Fennell, Esq.
           Telecopy No.: (650) 493-6811

     9.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.4 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement), and (b) except as provided in Section 6.6 hereof, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to any applicable principles of conflicts of law thereof.

     9.6 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Except as otherwise required by law, court process or the listing agreement or listing rules of the NASDAQ National Market or as contemplated or provided elsewhere herein, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence but without relieving any party hereof of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in any California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of California or of any California state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of California or a California state court.

     9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Parent, Purchaser, Gambrinus and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          PBC HOLDINGS, INC.

                                          By:     /s/ JAMES J. BOLZ

                                            ------------------------------------
                                          Name: James J. Bolz
                                          Title:   Vice President

                                          PBC ACQUISITION CORP.

                                          By:     /s/ JAMES J. BOLZ

                                            ------------------------------------
                                          Name: James J. Bolz
                                          Title:   Vice President

                                          THE GAMBRINUS COMPANY

                                          By:     /s/ JAMES J. BOLZ

                                            ------------------------------------
                                          Name: James J. Bolz
                                          Title:   Finance Director, Treasurer

                                          PETE'S BREWING COMPANY

                                          By:     /s/ JEFFREY A. ATKINS

                                            ------------------------------------
                                          Name: Jeffrey A. Atkins
                                          Title:   Chief Executive Officer

                                   EXHIBIT A

                             STOCKHOLDER AGREEMENT

     AGREEMENT dated as of May 22, 1998 between PBC Holdings, Inc., a Texas
corporation ("Parent") and                (the "Stockholder").

                                  WITNESSETH:

     WHEREAS, immediately prior to the execution of this Agreement, Parent, Pete's Brewing Company, a California corporation (the "Company"), and PBC Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Merger Subsidiary will be merged with and into the Company (the "Merger"); and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has requested that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

     SECTION 1. Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

          (a) "Affiliate" shall mean, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person( and with respect to any individual Person shall include such individual's spouse, parents or siblings). As used in this definition, the term "control" means possession, directly or indirectly, of the power to direct or control the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          (b) "Beneficially Owned" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to securities of the same issuer.

          (c) "Company Common Stock" shall mean at any time the common stock, no par value, of the Company.

          (d) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (e) "Existing Shares" shall mean the shares of Company Common Stock Beneficially Owned by the Stockholder on the date hereof.

          (f) "HSR Act" shall mean the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (g) "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

          (h) "Purchaser" shall mean PBC Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Parent.

          (i) "Representatives" shall have the meaning set forth in Section 3(f) hereof.

          (j) "Securities Act" shall mean the Securities Act of 1933, as amended.

          (k) "Shares" shall mean the Existing Shares and any shares of Company Common Stock and/or other equity securities of the Company acquired by the Stockholder in any capacity after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise Beneficially Owned by the Stockholder.

          (l) "Takeover Proposal" shall mean any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company and its Subsidiaries taken as a whole (other than inventory in the Ordinary Course of Business), or more than a 20% interest in the total voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

     SECTION 2.  Provisions Concerning Company Common Stock.

     (a) Voting of Company Common Stock. The Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, the Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and the Stockholder shall vote or consent (or cause to be voted or consented) the Shares held of record or Beneficially Owned by the Stockholder, whether issued, heretofore owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's articles of incorporation or bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Such Stockholder shall not enter into any agreement or understanding with any Person or entity the effect of which would be inconsistent with or in violation of the provisions and agreements contained in this Section 2.

     (b) Grant of Irrevocable Proxy; Appointment of Proxy.

          (i) Subject to Section 7, the Stockholder hereby irrevocably grants to and appoints James J. Bolz (as Vice President) and Russell Cunningham (as Secretary) or either of them, in their respective capacities of officers of Parent, and any individual who shall hereafter succeed to any of such office of Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares, or grant a consent or approval in respect of the Shares in favor of the various transactions contemplated by the Merger Agreement and against any proposal for Company Acquisition.

          (ii) Subject to Section 7, the Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

          (iii) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as provided under Section 7, may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do and caused to be done in accordance with the terms of this Agreement prior to termination of this Agreement.

     (c) Options. In the event the Stockholder holds Options or Warrants to acquire shares of Company Common Stock, the Stockholder shall, if requested by the Company, consent to the cancellation of such Options or Warrants in exchange for a cash payment in accordance with the terms of the Merger Agreement and shall execute all appropriate documentation in connection with such cancellation.

     SECTION 3. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

          (a) Ownership of Shares. The Stockholder is the record and Beneficial
     Owner of Existing Shares consisting of                shares of Company
     Common Stock. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by the Stockholder. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Upon consummation of the Merger, the Stockholder will have sole voting power and sole power to issue instructions with to the matters set forth in Section 4 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of Company Common Stock it holds of record or Beneficially Owns with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b) Corporate Authorization. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement enforceable against the Stockholder in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the Exchange Act, and the Securities Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal governmental body or authority is necessary for the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) if Stockholder is a corporation, limited liability company, limited partnership or other entity, conflict with or result in any breach of the organizational documents of the Stockholder,
     (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, voting agreement, shareholder agreement, voting trust, contract, commitment, arrangement, understanding, agreement or other instrument of obligation of any kind to which the Stockholder is a party or by which the Stockholder of any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, law, rule or regulation applicable to the Stockholder or any of its properties or assets.

          (d) No Encumbrances. Except as applicable in connection with the transactions contemplated hereby, the Shares and the certificates representing such Shares are now, and at all times during the term hereof, will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

          (e) No Finder's Fees. Other than as contemplated by the Merger Agreement with respect to fees payable by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

          (f) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

     SECTION 4. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:

          (a) Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder have been duly and validly authorized by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          (b) Corporate Authorization. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the Exchange Act and the Securities Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal governmental body or authority is necessary for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of the certificate of incorporation or by-laws of Parent, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, law, rule or regulation applicable to Parent or any of its properties or assets.

          (d) No Finder's Fee. Except for Chase Securities Inc. whose fees will be paid by Parent, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent.

     SECTION 5. Covenants of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

          (a) No Solicitation.

             (i) From the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Stockholder shall not, nor shall it authorize or permit its Affiliates, the Company or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent (herein collectively referred to as "Representatives") to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to the Company, or take any other action designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes a Takeover Proposal.

             (ii) The Stockholder shall, or shall cause the Company to, promptly advise Parent orally and in writing of any request for nonpublic information (except in the Ordinary Course of Business and not in connection with a possible Takeover Proposal) or of any Takeover Proposal known to it, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will promptly inform Parent of any change in the material terms and conditions (including amendments or proposed amendments) of any such request or Takeover Proposal.

             (iii) The Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Takeover Proposal.

             (iv) Notwithstanding the restrictions set forth in this Section 5(a), each of the Company or any person who is an officer or director of the Company may take any action consistent with the terms of the Merger Agreement.

          (b) Restriction on Transfer, Proxies; Non-Interference. The Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber (other than by operation of law), assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit the Shares into a voting trust or enter into a voting agreement with respect to the Shares; or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or would result in a breach by the Stockholder of its obligations under this Agreement or a breach by the Company of its obligations under the Merger Agreement or the effect of which would be inconsistent or violative of any provision or agreement contained in this Agreement.

          (c) Waiver of Appraisal Rights. The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

     SECTION 6. Stop Transfer; Legend.

     (a) The Stockholder agrees with, and covenants to, Parent that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares unless such transfer is made in compliance with this Agreement.

     (b) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term "Shares" shall be deemed to refer to and include the shares of Company

Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

     (c) In the event the Company shall not have issued a stop transfer order with respect to the transfer of the Shares within 5 days from the date hereof, the Stockholder shall promptly surrender to the Company all certificates representing the Shares, and the Company shall place the following legend on such certificates:

           THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF MAY 22, 1998 BY AND
           BETWEEN PBC HOLDINGS, INC. AND                WHICH AMONG
           OTHER THINGS RESTRICTS THE TRANSFER AND VOTING THEREOF.

     SECTION 7. Termination. The covenants and agreements contained in this Agreement with respect to the Shares, including but not limited to the grant of the irrevocable proxy set forth in Section 2(b) hereof, shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

     SECTION 8. Confidentiality. The Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, the Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than to the Company and to its and the Company's counsel and advisors) without the prior written consent of Parent, except for filings required pursuant to the HSR Act, the Exchange Act and the Securities Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law, in which event the Stockholder shall give prior notice of such disclosure to Parent as promptly as practicable so as to enable Parent to seek a protective order from a court of competent jurisdiction with respect thereto.

     SECTION 9. Disclosure. The Stockholder hereby agrees to permit Parent, Merger Subsidiary and the Company to publish and disclose in the Proxy Statement (including all documents, exhibits and schedules filed with the SEC), and any press release or other disclosure documents which counsel of Parent, Merger Subsidiary or the Company advises are necessary in connection with the Merger and any transactions related thereto, the Stockholder's identity and ownership of Company Common Stock or shares of Company Common Stock, as the case may be, and the nature of its commitments, arrangements and understandings under this Agreement.

     SECTION 10.  Miscellaneous.

     (a) Entire Agreement. This Agreement and the Merger Agreement referred to therein constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

     (b) Binding Agreement. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors, partners or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor. Nothing in this clause (b) shall permit any transfer of Shares otherwise prohibited by the provisions of this Agreement.

     (c) Assignment. No party may assign any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other party; provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

     (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next-day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

        If to Stockholder:
        Attention:
        Telephone:
        Telecopy No.:

        with a copy to:

        Wilson Sonsini Goodrich & Rosati
        650 Page Mill Road
        Palo Alto, CA 94304-1050
        Attention: Robert P. Latta, Esq.
        Telephone: (650) 493-9300
        Telecopy No.: (650) 493-6811

        If to Parent:

        PBC Holdings, Inc.
        14800 San Pedro Ave., Suite 300
        San Antonio, Texas 78232
        Attention: Carlos Alvarez
        Telephone: Separately supplied
        Telecopy No.:

        with a copy to:

        Jackson Walker, L.L.P.
        112 E. Pecan, Suite 2100
        San Antonio, Texas 78205
        Attention: Patrick B. Tobin
        Telephone: (210) 978-7785
        Telecopy No.: (210) 978-7790

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any such right, power or remedy by such party.

     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) Third-Party Beneficiaries. The Company shall be a third party beneficiary of, and entitled to enforce, the provisions contained in Section 3(i) and Section 9 of this Agreement. Except for such Sections 3(i) and 9 hereof, this Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto.

     (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

     (l) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in any California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each party (a) consents to submit itself to the personal jurisdiction of any court of the United States or any California state court located in Santa Clara County, California in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in Santa Clara County, California.

     (m) Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director.

     (n) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     (o) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (p) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          PBC HOLDINGS, INC.

                                          By:

                                              ----------------------------------
                                          Name: James J. Bolz
                                          Title:  Vice President

                                          STOCKHOLDER

                                          By:

                                              ----------------------------------
                                          Name:

                              AGREEMENT OF MERGER
                                       OF
                              PBC HOLDINGS, INC.,
                             PBC ACQUISITION CORP.
                                      AND
                             PETE'S BREWING COMPANY

     This Agreement of Merger (this "Agreement") is entered into as of August , 1998 between PBC HOLDINGS, INC., a Texas corporation ("Parent"), PETE'S
BREWING COMPANY, a California corporation (the "Company"), and PBC ACQUISITION CORP., a Texas corporation ("Purchaser"), a wholly-owned subsidiary of Parent.

                                    RECITALS

     A. The Company, The Gambrinus Company ("Gambrinus"), Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of May 22, 1998 (the "Plan"), providing for, among other things, the execution and filing of this Agreement and the merger of Purchaser, with and into the Company (the "Merger"), such that the Company will be the surviving corporation of the Merger, in accordance with the California General Corporation Law (the "GCL").

     B. The Boards of Directors of Company, Parent and Purchaser, respectively, have determined the Merger to be advisable and in the respective interests of the Company, Parent and Purchaser and their respective shareholders.

     C. The Plan, this Agreement and the Merger have been approved by Parent as the sole shareholder of Purchaser and by the shareholders of the Company.

     D. Pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and subject to the terms and conditions set forth herein and in the Plan, the parties agree as follows:

I THE CONSTITUENT CORPORATIONS

     1.1  Purchaser.

     (a). Purchaser was incorporated under the laws of the State of Texas on May , 1998.

     (b) At the date hereof, Purchaser is authorized to issue an aggregate of shares of Common Stock ("Purchaser Common Stock").

     (c) At the date hereof, an aggregate of 1,000 shares of Purchaser Common Stock were issued and outstanding, all of which are owned by Parent.

     1.2  The Company.

     (a) The Company was incorporated under the laws of the State of California on April 23, 1986.

     (b) The Company is authorized to issue an aggregate of 50,000,000 shares of Common Stock, and an aggregate of 5,000,000 shares of Preferred Stock.

     (c) As of the date hereof, an aggregate of                shares of Common
Stock of the Company ("Company Common Stock") were issued and outstanding, and no shares of Preferred Stock of the Company ("Company Preferred Stock") were issued and outstanding. The Company Common Stock and Company Preferred Stock shall be collectively referred to as the "Company Capital Stock."

II THE MERGER

     2.1 The Merger. At the Effective Time (as defined in Section 2.4) and upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement and in accordance with the applicable provisions of this Agreement and the applicable provisions of the GCL, the Company and Purchaser shall consummate a merger (the "Merger") pursuant to which Purchaser shall be merged with and into the Company at the Effective Time. Following the Effective Time, (i) the Company shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of California, (ii) the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Article II, and (iii) the separate corporate existence of Purchaser shall cease.

     2.2  Effects of the Merger. The Merger shall have the effects set forth in
Section 1107 of the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     2.3 Articles of Incorporation. The Articles of Incorporation of the Company are amended so that Article III thereof shall read in its entirety as follows:

                                      "III

        This corporation is authorized to issue 1,000 shares of Common Stock, no par value per share."

     2.4 Effective Time. The Merger shall become effective (the "Effective Time") at the date that this Agreement and each of the certificates meeting the requirements of Section 1103 of the GCL are filed with the Secretary of State of the State of California, in accordance with Section 1103 of the GCL.

     2.5 Conversion of Shares. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of Company Common Stock:

          (a) Each share of Company Common Stock (a "Share") issued and outstanding immediately prior to the Effective Time (other than Shares held, directly or indirectly, by Parent, Purchaser, Gambrinus, the Company or any of their majority-owned subsidiaries, and any dissenting shares in accordance with Chapter 13 of the GCL ("Dissenting Shares")) shall automatically be canceled and extinguished and be converted into the right to receive from the surviving corporation in cash $6.375, without interest thereon (the "Merger Consideration"). Each holder (other than holders referred to in Section 2.5(b)) of a certificate representing any Shares shall after the Effective Time cease to have any rights with respect to such Shares, except either to receive the Merger Consideration upon surrender of such certificate, or to exercise such holder's dissenter's rights as provided in the GCL.

          (b) Each Share issued and outstanding immediately prior to the Effective Time which is owned or held, directly or indirectly, by Parent, Purchaser, Gambrinus, the Company or any of their majority-owned subsidiaries shall be canceled and extinguished and cease to exist, without any conversion thereof, and no payment shall be made with respect thereto.

          (c) Each share of Common Stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

     2.6  Payment For Shares.

     (a) Prior to the Effective Time, Purchaser shall select and appoint a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares (the "Paying Agent") to receive and disburse the Merger Consideration to which holders of Shares shall become entitled pursuant to
Section 2.5.

At the Effective Time, Purchaser or Parent shall, and Gambrinus shall cause Purchaser or Parent to, deposit in trust with the Paying Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.5. Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Purchaser and the Surviving Corporation and no part thereof shall accrue to the benefit of the holders of the Shares. If for any reason (including losses) such funds are inadequate to pay the amounts to which holders of Shares shall be entitled under
Section 2.5, Parent shall in any event be liable for payment thereof. Such funds deposited with the Paying Agent pursuant to this Section 2.6 shall not be used for any purpose except as expressly provided in this Agreement. From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make the appropriate cash payments, if any, to holders of Dissenting Shares.

     (b) As soon as practicable after the Effective Time, Purchaser or Parent shall cause the Paying Agent to mail to each record holder a certificate or certificates representing Shares which as of the Effective Time represents the right to receive the Merger Consideration (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and such Certificate shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration upon the surrender of the Certificates. Until surrendered in accordance with the provisions of this
Section 2.6(b), each Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Consideration (without interest thereon), and shall, subject to Section 2.5, have no other right.

     (c) If the Merger Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment that the Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment or delivery shall pay any transfer or other taxes payable by reason of the payment of the Merger Consideration to a person other than the person in whose name the Certificates are registered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat and similar laws.

     (d) Promptly following the date that is one year after the Effective Time, the Paying Agent shall return to the Surviving Corporation all Merger Consideration and other cash, property and instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.7 No Further Rights or Transfers. All cash paid upon surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificate. At and after the Effective Time the holders of Certificates to be exchanged for the Merger Consideration pursuant to this Agreement shall cease to have any rights as shareholders of the Company except for the right to surrender such holder's Certificates in exchange for payment of the Merger Consideration, and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. Any Certificates formerly representing Shares presented to the Surviving Corporation or

Paying Agent shall be canceled and exchanged for the Merger Consideration, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

     2.8 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either the Company or Purchaser, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company and Purchaser, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     2.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing Shares shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 2.5, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed Certificates.

     2.10  Company Stock Options.

     (a) The Company shall take all commercially reasonable actions, if any, necessary to provide that at the Effective Time, (i) each option outstanding at the Effective Time to purchase Shares (an "Option") granted under (A) the Company's 1986 Stock Option Plan, 1995 Stock Option Plan or 1995 Director Option Plan or (B) any other stock-based incentive plan or arrangement of the Company, excluding any options granted under the Company's 1995 Employee Stock Purchase Plan (the "Stock Option Plans"), shall be canceled and (ii) in consideration of such cancellation, each holder of an Option shall receive in consideration thereof an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the per Share exercise price of such Option and (y) the number of Shares subject to such Option. The Company shall use all commercially reasonable efforts to effectuate the foregoing, including, if necessary, amending the Stock Plans and obtaining any necessary consents from holders of Options.

     (b) Except as may be otherwise agreed to by Parent or Purchaser and the Company or as otherwise contemplated or required to effectuate this Section 2.10, the Stock Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the Effective Time. The Company shall take all actions necessary to provide that as of the Effective Time no holder of Options under the Stock Plans will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such Option.

     (c) The Company shall take all commercially reasonable actions, if any, necessary to provide that at or immediately prior to the Effective Time, (i) each then outstanding option under the Company's 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") shall automatically be exercised and (ii) in lieu of the issuance of Certificates, each participant shall receive an amount in cash (subject to any applicable withholding tax) equal to the product of (x) the number of Shares otherwise issuable upon such exercise and (y) the Merger Consideration. The Company shall use all commercially reasonable efforts to effectuate the foregoing, including without limitation amending the Stock Purchase Plan and obtaining any necessary consents from participants in the Stock Purchase Plan. The Company (i) shall not permit the commencement of any new offering period under the Stock Purchase Plan following the date hereof,
(ii) shall not permit any participant to increase his or her rate of contributions under the Stock Purchase Plan following the date hereof, (iii) shall terminate the Stock Purchase Plan as of the Effective Time, and (iv) shall take any other actions necessary to provide that as of the Effective Time no holder of options under the Stock Purchase Plan will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such option.

     (d) In the event that an employee of the Company who is a holder of Options is terminated by the Company after the date of this Agreement but prior to the Effective Time, such employee shall receive at the Effective Time with respect to all Options held by such employee as of the date of such termination of employment the cash payment determined in accordance with Section 2.10(a) that such employee would have received had such employee been employed as of the Effective Time.

     2.11 Company Warrants. The Company shall take all commercially reasonable actions, if any, necessary to provide that at the Effective Time, each warrant outstanding at the Effective Time to purchase Shares (a "Warrant") shall be canceled. The Company shall take all commercially reasonable efforts to effectuate the foregoing, including, if necessary, amending a Warrant and obtaining any necessary consents from holders of Warrants.

III MISCELLANEOUS

     3.1 Plan. The Plan and this Agreement are intended to be construed together in order to effectuate their purposes.

     3.2 Termination. Notwithstanding the approval of this Agreement by the shareholders of the Company and Purchaser, this Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the Company and Purchaser. Notwithstanding the approval of this Agreement by the shareholders of the Company and Purchaser, this Agreement will terminate forthwith in the event that the Plan is terminated in accordance with its terms. In the event of the termination of this Agreement as provided above, this Agreement will forthwith become void and there will be no liability on the part of either the Company, Parent, or Purchaser or their respective officers and directors, except as otherwise provided in the Plan.

     3.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval by the shareholders of the Company and Purchaser but, after such approval, no amendment will be made which, by applicable law, requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     3.4 Assignment; Binding Upon Successors and Assigns. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     3.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (without regard to its choice of law principles).

                 [THE REST OF THIS PAGE IS INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                          PBC HOLDINGS, INC.

                                          By:
                                            ------------------------------------
                                            James J. Bolz, Vice President

                                          By:
                                            ------------------------------------
                                                           , Secretary

                                          PBC ACQUISITION CORP.

                                          By:
                                            ------------------------------------
                                            James J. Bolz, Vice President

                                          By:
                                            ------------------------------------
                                                           , Secretary

                                          PETE'S BREWING COMPANY

                                          By:
                                            ------------------------------------
                                            Jeffrey A. Atkins, Chief Executive
                                              Officer
                                              and Secretary

                             PETE'S BREWING COMPANY
                            (SURVIVING CORPORATION)

                             OFFICERS' CERTIFICATE

Jeffrey A. Atkins hereby certifies that:

     1. He is the duly elected, acting and qualified Chief Executive Officer and Secretary of PETE'S BREWING COMPANY, a California corporation (the "Company").

     2. The corporation has authorized two classes of stock designated "Common Stock" and "Preferred Stock." There are authorized 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

     3. There were                shares of Common Stock, and no shares of
Preferred Stock outstanding and entitled to vote on the Agreement of Merger attached hereto (the "Merger Agreement").

     4. The principal terms of the Merger Agreement in the form attached hereto were approved by the Board of Directors of the Company and by the required vote of the shareholders, which required vote is a majority of the outstanding shares of Common Stock.

     5. Jeffrey A. Atkins further declares under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

     Executed in Palo Alto, California on August   , 1998.

                                          --------------------------------------
                                          Jeffrey A. Atkins, Chief Executive
                                          Officer
                                            and Secretary

                             PBC ACQUISITION CORP.
                             (A TEXAS CORPORATION)

                             OFFICERS' CERTIFICATE

James J. Bolz and                hereby certify that:

     1. They are the Vice President and Secretary of PBC ACQUISITION CORP., a California corporation (the "Company").

     2. The corporation has authorized one class of stock designated "Common
Stock." There are authorized                shares of Common Stock.

     3. There were                shares of Common Stock outstanding and
entitled to vote on the Agreement of Merger attached hereto (the "Merger Agreement").

     4. The principal terms of the Merger Agreement in the form attached hereto were approved by the Board of Directors and by the required vote of the
shareholders, which was                of the outstanding shares of Common Stock
of the Company.

     5. The principal terms of the Merger Agreement in the form attached hereto were approved by the Board of Directors of PBC Holdings, Inc., the parent of PBC ACQUISITION CORP.

     6. James J. Bolz and                further declare under penalty of
perjury under the laws of the State of California that each has read the foregoing certificate and knows the contents thereof and that the same is true of their own knowledge.

     Executed in San Antonio, Texas on August   , 1998.

                                          --------------------------------------
                                          James J. Bolz, Vice President

                                          --------------------------------------
                                                         , Secretary

MORGAN STANLEY



                                                    MORGAN STANLEY & CO.


                                                    INCORPORATED


                                                    1585 BROADWAY


                                                    NEW YORK, NEW YORK 10036


                                                    (212) 761-4000


                                  May 22, 1998

Board of Directors
Pete's Brewing Company
514 High Street
Palo Alto, CA 94301

Members of the Board:

     We understand that Pete's Brewing Company (the "Company"), The Gambrinus Company, PBC Holdings, Inc. (the "Buyer") and PBC Acquisition Corp., a wholly owned subsidiary of Buyer ("Acquisition Sub") have entered into an Agreement and Plan of Merger, dated as of May 22, 1998 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer and each outstanding share of common stock, no par value (the "Common Stock") of the Company, other than shares held in treasury or held by the Buyer or any affiliate of the Company or the Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $6.375 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than the Buyer and its affiliates).

     For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of the Company;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     (iii) analyzed certain financial projections prepared by the management of the Company;

     (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

     (v) reviewed the reported prices and trading activity for the Company Common Stock;

     (vi) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (viii) participated in discussions and negotiations among representatives of the Company, Buyer and certain other parties and their financial and legal advisors;

     (ix) reviewed the Merger Agreement, the Stockholder Agreement, dated as of May 22, 1998 between the Buyer and certain holders of the Company Common Stock and certain related documents; and

     (x)  performed such other analyses as we have deemed appropriate.

                                                    MORGAN STANLEY


     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission.

     Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than the Buyer and its affiliates).

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          /s/ ROBERT P. LEE

                                          --------------------------------------
                                          By: Robert P. Lee, Managing Director

                       CALIFORNIA GENERAL CORPORATION LAW
                                   CHAPTER 13
                               DISSENTERS' RIGHTS

     1300. RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes the provisions of this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     1301. DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     1302. ENDORSEMENT OF SHARES. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision
(i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     1303. AGREED PRICE -- TIME FOR PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     1305. APPRAISERS' REPORT -- PAYMENT -- COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more then 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

     1311. EXEMPT SHARES. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                             PETE'S BREWING COMPANY

  PROXY FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD, TUESDAY, JULY 21, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned shareholder of PETE'S BREWING COMPANY, a California corporation, hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated June 24, 1998, and hereby appoints Jeffrey A. Atkins and Philip A. Marineau, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of PETE'S BREWING COMPANY (the "Company") to be held on Tuesday, July 21, 1998 at 10:00 a.m. local time, at the Sheraton Palo Alto (formerly the Holiday Inn Palo Alto), 625 El Camino Real, Palo Alto, California 94301 and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:


    1. Proposal to approve and adopt the Agreement and Plan of Merger dated as of May 22, 1998 (the "Merger Plan"), among PBC Holdings, Inc., a Texas corporation ("Parent"), PBC Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Parent ("Merger Sub"), The Gambrinus Company, a Texas Corporation, and the Company, and a related Agreement of Merger between Parent, Merger Sub and the Company (the "Merger Agreement" and, collectively with the Merger Plan, the "Merger Agreements"), and to approve consummation of the merger of Merger Sub with and into the Company (the "Merger"), pursuant to which (a) the Company will be the surviving corporation and will become a wholly-owned subsidiary of Parent and (b) each outstanding share of Common Stock, no par value per share, of the Company and the accompanying Right will be converted into the right to receive $6.375 in cash, without interest.
                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

           (continued, and to be signed and dated, on the other side)

                          (continued from other side)


    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSAL LISTED AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING (INCLUDING, WITHOUT LIMITATION, FOR PURPOSES OF SOLICITING ADDITIONAL VOTES TO APPROVE AND ADOPT THE MERGER AGREEMENTS AND APPROVE THE MERGER).


                                                  (This Proxy should be marked,
                                              dated and signed by the
                                              shareholder(s) exactly as his or
                                              her name appears hereon, and
                                              returned promptly in the enclosed
                                              envelope. Persons signing in a
                                              fiduciary capacity should so
                                              indicate. If shares are held by
                                              joint tenants or as community
                                              property, both should sign.)

                                              [ ] I plan to attend the meeting

                                              [ ] I do not plan to attend the
                                              meeting

                                              [ ] Change of Address/comments on
                                              reverse side

                                              Dated: , 1998

                                              ----------------------------------

                                                          Signature

                                              ----------------------------------
                                                          Signature